    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 5, 1999



                                                      REGISTRATION NO. 333-87027

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--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                           --------------------------


                                AMENDMENT NO. 1
                                       TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                         WORLDGATE COMMUNICATIONS, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                          4841                  23-2866697
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                   Classification Code No.)      Identification
incorporation or organization)                                        No.)

                           --------------------------


                         3190 TREMONT AVENUE, SUITE 100
                          TREVOSE, PENNSYLVANIA 19053
                                 (215) 354-5100
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           --------------------------


                             RANDALL J. GORT, ESQ.
                 VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                         WORLDGATE COMMUNICATIONS, INC.
                         3190 TREMONT AVENUE, SUITE 100
                          TREVOSE, PENNSYLVANIA 19053
                                 (215) 354-5100
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                           --------------------------

                        COPIES OF ALL COMMUNICATIONS TO:

     WALTER J. MOSTEK, JR., ESQ.                  JEFFREY A. STEIN, ESQ.
      DRINKER BIDDLE & REATH LLP                    HALE AND DORR LLP
   1000 WESTLAKES DRIVE, SUITE 300                   60 STATE STREET
   BERWYN, PENNSYLVANIA 19312-2409             BOSTON, MASSACHUSETTS 02109
            (610) 993-2200                            (617) 526-6000

                           --------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under The Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /
                           --------------------------


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


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                    SUBJECT TO COMPLETION - OCTOBER 5, 1999


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WE WILL AMEND AND COMPLETE THE INFORMATION IN THIS PROSPECTUS. ALTHOUGH WE ARE PERMITTED BY US FEDERAL SECURITIES LAWS TO OFFER THESE SECURITIES USING THIS PROSPECTUS, WE MAY NOT SELL THEM OR ACCEPT YOUR OFFER TO BUY THEM UNTIL THE DOCUMENTATION FILED WITH THE SEC RELATING TO THESE SECURITIES HAS BEEN DECLARED EFFECTIVE BY THE SEC. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES OR OUR SOLICITATION OF YOUR OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THAT WOULD NOT BE PERMITTED OR LEGAL.

PROSPECTUS


            , 1999


                                     [LOGO]

                        4,100,000 SHARES OF COMMON STOCK

----------------------------------------------------------------------

    THE COMPANY:

    - We provide a television-based Internet service, the WORLDGATE(SM) Service, that enables cable television subscribers to access the Internet through their televisions.

    - WorldGate Communications, Inc.
      3190 Tremont Avenue, Suite 100
      Trevose, Pennsylvania 19053
      (215) 354-5100

    - NASDAQ NATIONAL MARKET SYMBOL:  WGAT

    THE OFFERING:


    - We are offering 3,500,000 of the shares and existing stockholders are offering 600,000 of the shares.



    - The underwriters have an option to purchase an additional 534,550 shares from us and 80,450 shares from existing stockholders to cover over-allotments.



    - There is an existing trading market for these shares. The reported last sale price on September 30, 1999 was $22.88 per share.


    - We plan to use the proceeds from this offering for working capital, capital expenditures and other general corporate purposes. We will not receive any proceeds from the shares sold by the selling stockholders.

    - Closing:            , 1999.

-----------------------------------------------------------------------------------------
                                                                    PER SHARE     TOTAL
-----------------------------------------------------------------------------------------
Public offering price:                                              $           $
Underwriting fees:
Proceeds to WorldGate:
Proceeds to selling stockholders:
-----------------------------------------------------------------------------------------

     THIS INVESTMENT INVOLVES RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 8.
--------------------------------------------------------------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------

DONALDSON, LUFKIN & JENRETTE                  GERARD KLAUER MATTISON & CO., INC.
JEFFERIES & COMPANY, INC.                            JANNEY MONTGOMERY SCOTT LLC

This prospectus includes statistical data regarding WorldGate, the Internet and the industries in which we compete. This data is based on our records or is taken or derived from information published or prepared by various sources, including International Data Corporation, Paul Kagan Associates, Inc., Cahners Business Information--publishers of Cablevision Blue Book and Jupiter Communications, providers of market and strategic information for the information technology industry. Paul Kagan is a stockholder of WorldGate.

                               TABLE OF CONTENTS

                                                      PAGE
Prospectus Summary...............................           3
Risk Factors.....................................           8
Use of Proceeds..................................          15
Price Range of Common Stock......................          15
Dividend Policy..................................          15
Capitalization...................................          16
Selected Financial Information...................          17
Management's Discussion and Analysis of Financial
  Condition and Results of Operation.............          19
Business.........................................          27

                                                      PAGE
Management.......................................          49
Certain Transactions.............................          55
Principal and Selling Stockholders...............          57
Description of Capital Stock.....................          58
Shares Eligible for Future Sale..................          61
Underwriting.....................................          64
Legal Matters....................................          66
Experts..........................................          66
Additional Information...........................          66
Index to Financial Statements....................         F-1

                               PROSPECTUS SUMMARY

    THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. YOU SHOULD READ THIS ENTIRE PROSPECTUS CAREFULLY.

                            WORLDGATE COMMUNICATIONS

    WorldGate Communications provides a television-based Internet service, the WORLDGATE(SM) Service, that enables cable television subscribers to access the Internet through their televisions. The WORLDGATE Service provides:

    - full featured, high speed, easy to use, always connected, low cost consumer Internet access,

    - the ability to access the Internet with a standard cable television box that has been WORLDGATE enabled, without a phone line, an in-home computer or a dedicated set-top appliance,

    - a centralized computer network design that allows for easy deployment and set-up, central system management and centrally administered upgrades, and

    - a television-based entry point to the Internet that enables viewers to dynamically link from television programming and advertising to related Internet content.

    The WORLDGATE Service is designed to operate with cable systems using advanced analog and/or current and future generation digital cable television set-top boxes. We believe that we are the only company that can currently provide an Internet television service through both an advanced analog and digital cable box. We believe this is particularly important to the many cable operators who are deploying, or will deploy, both types of cable boxes. As of August 31, 1999, there were approximately 10,000 subscribers to the WORLDGATE Service. As of the date of this prospectus, seven cable operators are commercially deploying the WORLDGATE Service and four additional cable operators have entered into agreements to commercially deploy the WORLDGATE Service.

    Our CHANNEL HYPERLINKING(SM) technology integrates the dynamics of the Internet with television's proven advertiser-sponsored entertainment model. This technology will enable a viewer watching a television program or advertisement to link within seconds to a related interactive Web site. We are working with over 70 television programmers, advertisers, advertising agencies and e-commerce merchants to develop a centralized database that provides viewers with our CHANNEL HYPERLINKING capability.

    We believe that our low cost combination of television and the Internet will help transform advertising, electronic commerce and information delivery for the consumer mass market.

RECENT EVENTS

    The following events have occurred since our initial public offering in April 1999:

    - We have received notification from the U.S. Patent and Trademark Office that two patents covering aspects of the technology listed below have been allowed:

       - our CHANNEL HYPERLINKING technology, and

       - our ULTRA-THIN CLIENT(SM) architecture.

    - We have entered into deployment agreements with the following four additional cable operators:

       - Comcast Cable Communications, Inc.,

       - Bresnan Communications, Inc.,

       - Buckeye CableSystem, Inc., and

       - The Hunan Multimedia Communications Bureau in the People's Republic of China.

    - We have now entered into trial or deployment agreements with nineteen cable operators in thirteen countries internationally and with twelve cable operators in the U.S. Seven of these cable operators are currently commercially deploying, four of them are planning to commercially deploy and twenty of them are conducting trials or technical evaluations of the WORLDGATE Service.

    - We have commenced a three-month study with General Motors, Warner Lambert, Kraft, Sprint and Nielson Media Research to study consumer responses to various forms of interactive advertising.

    - We have demonstrated picture-in-picture capability for our CHANNEL HYPERLINKING technology on digital cable boxes.

    Our executive offices are located at 3190 Tremont Avenue, Suite 100, Trevose, Pennsylvania 19053. Our telephone number is (215) 354-5100.

                                  THE OFFERING


Common stock offered by:

  WorldGate.......................  3,500,000  shares
  Selling stockholders............    600,000  shares

    Total.........................  4,100,000  shares

Common stock outstanding
  after this offering.............  24,930,310 shares

                                    For working capital, capital expenditures and other
                                    general corporate purposes, including sales and marketing, engineering, research and development and international
                                    expansion. We may use a portion of the net proceeds to
                                    acquire or invest in complementary businesses or products
                                    or to obtain the right to use complementary technologies.
                                    We will not receive any proceeds from the sale of shares
Use of proceeds...................  of common stock by the selling stockholders.

Nasdaq National Market symbol.....  WGAT



    The number of shares of common stock outstanding after this offering is based on shares outstanding as of September 30, 1999 and excludes:



    - 890,627 shares of common stock issuable upon exercise of outstanding options at September 30, 1999,


    - 709,373 shares reserved for future issuance under our stock option plan, and

    - 643,309 shares of common stock subject to warrants.

    Generally, unless otherwise indicated, all information in this prospectus assumes no exercise of the underwriters' over-allotment option.

                             SUMMARY FINANCIAL DATA

    The following table summarizes our financial data. You should read the data set forth below together with our "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related notes included elsewhere in this prospectus.

                                                                                            SIX MONTHS ENDED JUNE
                                                              YEAR ENDED DECEMBER 31,                30,
                                                         ---------------------------------  ----------------------
                                                           1996        1997        1998        1998        1999
                                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues...............................................  $      --  $      141  $    1,022  $      185  $    1,290
Costs and expenses:
    Cost of revenues...................................         --       1,530       9,919       3,164       5,783
    Engineering and development........................      1,408       6,981       9,684       4,053       4,764
    Sales and marketing................................        428       3,623       5,157       2,557       3,248
    General and administrative.........................      1,093       2,432       3,587       1,665       2,580
    Depreciation and amortization......................         --          22         119          50         102
                                                         ---------  ----------  ----------  ----------  ----------
        Total costs and expenses.......................      2,929      14,588      28,466      11,489      16,477
Loss from operations...................................     (2,929)    (14,447)    (27,444)    (11,304)    (15,187)
Other income, net......................................          8         423         423         326       1,024
Interest expense.......................................         (2)        (17)       (101)        (41)       (169)
                                                         ---------  ----------  ----------  ----------  ----------
Loss before extraordinary item.........................     (2,923)    (14,041)    (27,122)    (11,019)    (14,332)
Extraordinary item--extinguishment of debt.............         --          --          --          --      (1,019)
                                                         ---------  ----------  ----------  ----------  ----------
Net loss...............................................     (2,923)    (14,041)    (27,122)    (11,019)    (15,351)
Accretion on preferred stock...........................        (75)     (2,436)     (6,145)     (2,819)     (2,475)
                                                         ---------  ----------  ----------  ----------  ----------
Net loss available to common stockholders..............  $  (2,998) $  (16,477) $  (33,267) $  (13,838) $  (17,826)
                                                         ---------  ----------  ----------  ----------  ----------
                                                         ---------  ----------  ----------  ----------  ----------
Historical basic and diluted net loss per common share:
  Loss before extraordinary item.......................  $   (0.33) $    (1.81) $    (3.66) $    (1.52) $    (1.18)
  Extraordinary item...................................         --          --          --          --        (.07)
                                                         ---------  ----------  ----------  ----------  ----------
    Net loss...........................................  $   (0.33) $    (1.81) $    (3.66) $    (1.52) $    (1.25)
                                                         ---------  ----------  ----------  ----------  ----------
                                                         ---------  ----------  ----------  ----------  ----------
Historical weighted average common shares
  outstanding--basic and diluted.......................      9,101       9,101       9,101       9,101      14,235
Pro forma net loss per common share....................                         $    (2.25)             $     (.99)
                                                                                ----------              ----------
                                                                                ----------              ----------
Pro forma weighted average common shares outstanding...                             14,786                  17,929
                                                                                ----------              ----------
                                                                                ----------              ----------

                                                                                              AT JUNE 30, 1999
                                                                                           -----------------------
                                                                                             ACTUAL    AS ADJUSTED
                                                                                               (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents and short term investments.....................................  $  100,312   $
Total assets.............................................................................     109,771
Long-term obligations, including current portion.........................................         873
Total stockholders' equity...............................................................     102,683

In reviewing the above data, you should consider the following:

    - Pro forma net loss per common share data gives effect to the conversion of all preferred stock outstanding into common stock as if the conversion occurred on January 1, 1998 or at the date of original issuance, if later.

    - See note 2 of the notes to financial statements for a discussion of the computation of historical and pro forma basic and diluted net loss per common share and weighted average common shares outstanding. For purposes of computing net loss per common share amounts, loss before extraordinary item and net loss have been reduced by the accretion on preferred stock.

    - The Balance Sheet Data for the period ended June 30, 1999 is presented as adjusted to reflect the sale of shares of common stock offered hereby, at an assumed offering price of $ per share and the application of the net proceeds therefrom. See "Use of Proceeds," "Capitalization" and "Underwriting."

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE BUYING SHARES IN THIS OFFERING.

WE MAY EXPERIENCE DIFFICULTIES DEVELOPING AND IMPLEMENTING OUR MARKETING AND
  BUSINESS PLANS

    We began operations in March 1995 and our service was first made commercially available in the third quarter of 1998. As a result, our operating, sales and marketing and other strategies are still being developed, and we do not have a history which may give us or you an indication of how we may respond to situations presented to us. If we are not successful in implementing our marketing and business plans on a timely basis or otherwise effectively managing our development, our business, operating results and financial condition will be materially adversely affected.

IF WE CONTINUE TO INCUR LOSSES, WE MAY NOT BE ABLE TO FINANCE THE COMMERCIAL
  DEPLOYMENT OF THE WORLDGATE SERVICE

    We have experienced losses and have had negative cash flow in each quarter and year since inception, and we expect to continue to operate at a loss for the foreseeable future. To make a profit, we must increase our revenues and gross profit margin. If we are not able to do so, our losses may extend beyond the foreseeable future and we may not be able to finance the commercial deployment, development and enhancement of the WORLDGATE Service.

    Our aggregate revenues from inception to June 30, 1999 were approximately $2.5 million, and our aggregate accumulated deficit at June 30, 1999 was approximately $68.8 million. In addition, we currently intend to increase our operating expenses and capital expenditures in order to continue the commercial deployment of the WORLDGATE Service. As a result, we expect to experience substantial additional operating losses and negative cash flow for the foreseeable future.

BECAUSE TELEVISION-BASED INTERNET ACCESS IS NEW, WE CANNOT BE CERTAIN THAT A
  MARKET OR SUSTAINABLE DEMAND FOR THE WORLDGATE SERVICE WILL DEVELOP

    The market for television-based Internet access is new and evolving, and no single technology or approach to providing this access has been widely adopted by consumers or cable operators. As a result, we cannot guarantee that a market for television-based Internet access in general, or for the WORLDGATE Service in particular, will develop or that demand for the WORLDGATE Service will be sustainable. If the market does not develop, develops more slowly than expected or becomes saturated with competitors, our business, operating results, and financial condition will be materially adversely affected.

THE COMPETITIVE MARKET FOR INTERNET ACCESS MAY LIMIT DEMAND OR PRICING FOR THE
  WORLDGATE SERVICE

    We experience intense competition. Many companies provide Internet access and other services with functionality similar to those comprising the WORLDGATE Service. As a result of this competition, demand for the WORLDGATE Service may suffer, we may be restricted in the pricing we can charge for the WORLDGATE Service and our business, financial condition and results of operations may be adversely affected. Competitors provide their services through a variety of technologies, which are in various stages of implementation and adoption. Many of our competitors have significantly greater financial, technical, marketing, distribution, customer support, name recognition, compelling content, access to consumers and other resources, and more established relationships with cable operators, advertisers and content and application providers than we have. See "Business--Competition."

WE MAY NOT SUCCEED IF CABLE OPERATORS DO NOT OFFER THE WORLDGATE SERVICE TO
  THEIR SUBSCRIBERS

    Because the WORLDGATE Service is made available to cable subscribers through a cable operator's system, our growth and future success depends substantially upon our ability to convince cable operators to offer the WORLDGATE Service to their subscribers. As of the date of this prospectus, we have only entered into a limited number of agreements with cable operators providing for the commercial launch of the WORLDGATE Service in some of the markets served by these cable operators. If cable operators determine that our service is not viable as a business proposition or if they determine that the service does not meet their business or operational expectations or strategies, they will not offer the WORLDGATE Service to their subscribers. Furthermore, because there are a limited number of cable operators, as well as consolidation in the industry, and because we expect that cable operators implementing the WORLDGATE Service will seek references from other cable operators, we may have a difficult time selling the WORLDGATE Service if our early trials and commercial deployments are not successful.

OUR REVENUES WILL DEPEND ON THE MANNER IN WHICH CABLE OPERATORS MARKET AND PRICE
  THE WORLDGATE SERVICE

    We depend on cable operators to provide the WORLDGATE Service to their subscribers and therefore have limited or no control over a number of important factors, including:

    - the cable operators' advertising or marketing strategy, if any, regarding their offering of the WORLDGATE Service to their subscribers,

    - the monthly fees cable operators charge to their subscribers for the WORLDGATE Service, and

    - the extent to which cable operators purchase additional WorldGate equipment to avoid reduction in performance if subscriber demand grows.

    Our revenues may not meet our expectations if the cable operators' marketing, pricing and operating strategies are inconsistent with our business model.

THE MARKET FOR THE WORLDGATE SERVICE WILL BE ADVERSELY AFFECTED IF CABLE
  OPERATORS DO NOT CONTINUE TO UPGRADE THEIR SYSTEM INFRASTRUCTURES TO SUPPORT TWO-WAY DATA TRANSMISSIONS

    The adoption of the WORLDGATE Service is dependent upon continued investment by cable operators to upgrade their infrastructures to support two-way data transmissions. It is uncertain whether cable operators will upgrade their infrastructures and the failure of cable operators to complete these upgrades in a timely and satisfactory manner would adversely affect the market for the WORLDGATE Service.

    Although the WORLDGATE Service can operate over one-way cable plant that is only capable of transmitting programming to subscribers, it can do so only in conjunction with a telephone line. As such, it is less convenient and efficient for a subscriber to use the WORLDGATE Service over one-way cable plant and, to date, the majority of cable operators who are deploying the WORLDGATE Service have done so over two-way cable plants that are capable of transmitting information from the cable operator's facility to the subscribers and vice versa. We cannot assure you that cable operators will upgrade their cable plant to two-way plant or that they will do so in a timely and satisfactory manner. In the event that they do not do so, our business, financial condition and results of operations could be materially adversely affected.

CABLE OPERATORS MAY BE CONTRACTUALLY LIMITED IN THEIR ABILITY TO OFFER THE
  WORLDGATE SERVICE

    We are aware that some cable operators, such as Cablevision, Comcast Corporation, Cox Communications, Inc. and AT&T Corporation, whose cable systems serve more than 26 million U.S. homes, or at least 26% of all U.S. homes, have entered into distribution agreements with At Home Corporation. These agreements contain exclusivity provisions that purport to prohibit these cable operators from conducting or participating in any business in the United States that involves the provision of residential Internet services over their cable plants at data transmission speeds greater than 128 Kbps. These agreements could be interpreted to preclude or hinder these cable operators from offering the WORLDGATE Service to their subscribers at speeds in excess of 128 Kbps. If cable operators are unwilling or unable to offer the WORLDGATE Service to subscribers in these cable systems, our business, financial condition and results of operations would be materially adversely affected.

CABLE OPERATORS AND CABLE BOX MANUFACTURERS MAY NOT OFFER THE WORLDGATE SERVICE
  BECAUSE THEY MAY HAVE POTENTIAL CONFLICTS OF INTEREST

    Some cable operators and cable box manufacturers are stockholders of other companies that provide Internet services. To the extent that these cable operators elect not to offer the WORLDGATE Service because of these affiliations, our business, financial condition and results of operations could be materially adversely affected. For example, AT&T, Comcast, Cox and Cablevision are stockholders of At Home; and MediaOne Group, Inc. (which has agreed to be acquired by AT&T) and Time Warner have established their own cable-based Internet service, called Road Runner, with proprietary content featuring various Time Warner publications and services. Also, some companies that provide Internet services, such as Microsoft Corporation, are stockholders of cable operators or cable box manufacturers. We cannot assure you that there will not be other investments among providers of Internet services, cable operators and/or cable box manufacturers. As a result, these cable operators and cable box manufacturers may be reluctant to provide any service, including the WORLDGATE Service, or to otherwise work with any entity that provides other Internet services in competition with their affiliates.

ONLY CABLE TELEVISION SUBSCRIBERS WHO UTILIZE A CABLE SET-TOP BOX CAN RECEIVE
  THE WORLDGATE SERVICE

    For cable television subscribers to receive the WORLDGATE Service, they must have a cable set-top box that can be WorldGate enabled. Currently, many cable television subscribers receive their cable television service through the cable line directly into their televisions, without a set-top box.

    We cannot assure you that cable operators serving these subscribers will elect to provide them with set-top boxes for the purpose of offering the WORLDGATE Service, or that these customers will choose to utilize a set-top box in order to receive the WORLDGATE Service.

WE CANNOT OFFER THE WORLDGATE SERVICE IF CABLE BOX MANUFACTURERS DO NOT
  INCORPORATE OUR TECHNOLOGY INTO THEIR CABLE BOXES

    In order to access the WORLDGATE Service, a consumer needs a WorldGate enabled digital or advanced analog cable box. Neither General Instrument nor Scientific-Atlanta is required to install our technology in its cable boxes and neither company is prohibited from establishing relationships with any of our competitors and incorporating our competitors' technologies into their cable boxes. In addition, our technology must be certified by General Instrument and Scientific-Atlanta for each model of cable box before cable operators are willing to deploy them to their subscribers, and, although we have certification for some models, we cannot assure you that our technology will be certified for other models on a timely basis, if at all.

    Additionally, because General Instrument and Scientific-Atlanta are the two largest suppliers of cable boxes, their decision not to install our technology in their cable boxes or to develop similar technology with our competitors would have a material adverse effect on our future success. Both General Instrument and Scientific-Atlanta have joined us in promoting the WORLDGATE Service and if either company severed this relationship with us, we would lose a valuable sales and marketing resource.

WE ARE SUBJECT TO CAPACITY CONSTRAINTS AND SYSTEM FAILURES

    Due to the limited deployment of the WORLDGATE Service, the ability of our service to accommodate a substantial number of users is not yet known. We cannot assure you that we will be able to provide high quality performance and high transaction speeds as the number of subscribers grows or their usage increases. In addition, as subscriber penetration grows it may be necessary for cable operators to purchase additional equipment, and we cannot assure you that they will do so.

    The performance of the WORLDGATE Service is also subject to reduction in performance and interruption from human errors, telecommunication failures, computer viruses and similar events. Any of these problems in our systems or those of cable operators could result in reduced subscriber demand. We have experienced performance reduction and service interruptions from time to time in the past and we expect that these problems will continue from time to time. Our failure to provide uninterrupted service at a level of performance acceptable to subscribers would have a material adverse effect on our business, financial condition and results of operations.

PENDING INTELLECTUAL PROPERTY CLAIMS AGAINST US COULD BE COSTLY AND RESULT IN
  THE LOSS OF SIGNIFICANT RIGHTS

    We are subject to patent litigation that claims we are infringing other parties' intellectual property rights.

    - Interactive Channel Technologies, Inc. and SMI Holdings, Inc., subsidiaries of Source Media, Inc., filed a complaint against us alleging that we infringed patents issued to Source Media.

    - Advanced Interactive, Inc. filed a complaint against us and several other defendants alleging that the defendants infringed a patent assigned to Advanced Interactive.

    If the plaintiffs win either lawsuit, we could be precluded from offering the WORLDGATE Service. We cannot assure you that licenses to any of the technologies owned by the plaintiffs in these lawsuits would be available to us on commercially reasonable terms, if at all. Irrespective of the validity or the successful assertion of these claims, they could result in significant costs and diversion of management time and resources. This would have a material adverse effect on our business, financial condition and results of operations.

THE SUCCESS OF OUR CHANNEL HYPERLINKING TECHNOLOGY WILL BE ADVERSELY AFFECTED IF
  ADVERTISERS AND TELEVISION PROGRAMMERS DO NOT PROVIDE US WITH NECESSARY
  CONTENT

    Our future growth and long-term success depends substantially on our ability to convince advertisers and television programmers to use our CHANNEL HYPERLINKING technology with their advertisements and television programs. As of June 30, 1999, no advertiser or programmer had paid us to use our CHANNEL HYPERLINKING technology, or was obligated to use our CHANNEL HYPERLINKING technology in their advertisements or programs. We believe that the adoption of the CHANNEL HYPERLINKING technology is substantially dependent on:

    - our service meeting advertisers' and programmers' business or operational expectations or strategies, and

    - us achieving a significant number of subscribers to the WORLDGATE Service.

    We cannot assure you that we will achieve either of the above goals. If we fail to incorporate our CHANNEL HYPERLINKING technology in a substantial number of advertisements and programs, our business, operating results and financial condition could be materially adversely affected.

RAPID TECHNOLOGICAL CHANGE COULD RENDER OUR SERVICES OBSOLETE

    The market for consumer Internet access services and online content is characterized by rapid technological developments, frequent new product introductions and evolving industry standards. The nature of the market for these products and services and their rapid evolution requires that we continually improve the performance, features and reliability of the WORLDGATE Service, particularly in response to competitive offerings. We may not be successful in responding quickly, cost-effectively and adequately to these developments. There may be a time-limited market opportunity for the WORLDGATE Service, and we may not be successful in achieving widespread acceptance of the WORLDGATE Service before competitors offer products and services with speed and performance similar to, or better than, our current offerings.

THE LOSS OF ANY ONE OF OUR LARGEST CUSTOMERS COULD ADVERSELY AFFECT OUR REVENUES
  AND FUTURE PROSPECTS

    We have in the past derived, and expect in the future to derive, a significant portion of our revenues from a limited number of customers. In the event that any of these customers cease to offer the WORLDGATE Service, or if any of these customers do not give a positive reference on the WORLDGATE Service to other prospective customers, our business, operating results and financial condition could be materially adversely affected. In 1997, three cable operators accounted for approximately 100% of our revenues, in 1998, ten cable operators accounted for approximately 98% of our revenues, and for the six-month period ended June 30, 1999, nine cable operators accounted for 88% of our revenues. Moreover, in 1998, Charter and Click!Network accounted for 44% and 10%, respectively, of our revenues, and for the six months ended June 30, 1999, Charter, Click!Network and Hunan Multimedia accounted for 50%, 13% and 11%, respectively, of our revenues. We cannot assure you that any of these customers will continue to offer the WORLDGATE Service to their cable subscribers.

OUR INTERNATIONAL OPERATIONS ARE SUBJECT TO MANY UNCERTAINTIES

    A key component of our strategy is the expansion of the WORLDGATE Service into international markets. We have limited experience in developing localized versions of our service and in developing relationships with international cable system operators. We may not be successful in expanding our service offerings into foreign markets. In addition to the uncertainty regarding our ability to generate revenues from foreign operations and expand our international presence, there are certain risks inherent in doing business on an international level, such as:

    - difficulties in collecting accounts receivable and longer collection periods,

    - regulatory requirements, including the regulation of Internet access,

    - export and import restrictions, including tariffs and other trade barriers,

    - difficulties in staffing and managing foreign operations,

    - political instability, and

    - fluctuations in currency exchange rates.

Any of these factors could materially adversely affect the success of our current and future international operations.

WE MAY HAVE LIABILITY FOR INFORMATION RETRIEVED OR REPLICATED ON THE INTERNET

    Claims for negligence, copyright or trademark infringement or other legal theories could be made against us because information can be downloaded and redistributed by users of the WORLDGATE Service. Copyright and trademark laws are evolving both domestically and internationally and we are uncertain how they apply to the WORLDGATE Service. The imposition of liability for information carried by us would have a material adverse effect on our business, operating results and financial condition.

WE MAY HAVE LIABILITY FOR E-COMMERCE TRANSACTIONS

    As part of our business, we are seeking to enter into agreements with content providers, advertisers and e-commerce merchants under which we will receive a share of revenue from the purchase of goods and services by users of the WORLDGATE Service. These arrangements may expose us to additional legal risks and uncertainties, including potential liabilities to consumers of these products and services. Our insurance may not cover potential claims of this type or may not be adequate to indemnify us for all liability that may be imposed.

WE COULD BECOME SUBJECT TO BURDENSOME GOVERNMENT REGULATION WHICH AFFECTS OUR
  ABILITY TO OFFER OUR SERVICE OR WHICH AFFECTS DEMAND FOR OUR SERVICE

    We are subject to varying degrees of federal, state, local and foreign regulations as well as laws enacted by the U.S. Congress and other governments. The Federal Communications Commission has established regulations that, among other things, set licensing, access, installation and equipment standards for communications systems. We are uncertain how these regulations may be applied to Internet services offered over cable television systems.

    We also anticipate that due to its increasing popularity and use, the Internet will be subject to increased attention and regulation. These laws and regulations may regulate issues such as user privacy, defamation, network access, pricing, taxation, content, quality of products and services and intellectual property ownership and infringement. These laws and regulations could expose us to liability, materially increase our cost of providing our service, and decrease the growth and acceptance of the Internet in general and access to the Internet over cable systems.

OUR BUSINESS WOULD SUFFER IF WE WERE TO LOSE THE SERVICES OF HAL M. KRISBERGH OR
  OTHER KEY PERSONNEL

    Our success depends in significant part upon the continued service of our key technical, sales and senior management personnel, particularly Mr. Krisbergh, who has significant relevant experience in the cable television industry. No officer or employee of WorldGate is bound by an employment agreement, and any officer or employee of WorldGate could terminate his or her relationship with us at any time. Our future success will also depend on our ability to attract, train, retain and motivate highly qualified senior management, technical, marketing and sales personnel. Because competition for these personnel is intense, we cannot assure you that we will be able to do so.

YEAR 2000 RISKS MAY ADVERSELY AFFECT WORLDGATE AND DEMAND FOR THE WORLDGATE
  SERVICE

    Year 2000 problems experienced by us or any third parties could materially adversely affect our business. Additionally, demand for the WORLDGATE Service would suffer if the Internet experiences serious disruptions arising from the Year 2000 problem. We cannot guarantee you that our own systems will be Year 2000 compliant in a timely manner, that any of our participating sellers, such as cable operators, or other Web site vendors will be Year 2000 compliant in a timely manner, or that there will not be problems with technology systems working together. We also cannot guarantee that the Internet generally, and the WORLDGATE Service specifically, will continue without serious disruptions arising from the Year 2000 problem. Given the pervasive nature of the Year 2000 problem, we cannot guarantee that disruptions in other industries and market segments will not adversely affect our business. Moreover, the costs related to achieving Year 2000 compliance could be significant.

YOUR ABILITY TO INFLUENCE THE OUTCOME OF STOCKHOLDER VOTES MAY BE LIMITED BY THE
  SIGNIFICANT OWNERSHIP INTEREST OF OUR CHAIRMAN AND CHIEF EXECUTIVE OFFICER


    After the completion of this offering, Hal M. Krisbergh will beneficially own approximately 25.2% of the outstanding common stock. Mr. Krisbergh will have the voting power to exercise substantial control over the election of our entire board of directors and all votes on matters requiring stockholder approval. This concentration of ownership may also have the effect of delaying or preventing a change in control of WorldGate.

ANTI-TAKEOVER PROVISIONS IN OUR CHARTER DOCUMENTS COULD DISCOURAGE UNWANTED
  TAKEOVER ATTEMPTS AND COULD REDUCE THE OPPORTUNITY FOR STOCKHOLDERS TO GET A PREMIUM FOR THEIR SHARES

    We are subject to Delaware laws and to provisions of our certificate of incorporation and by-laws that could have the effect of delaying, deterring or preventing a change in control of WorldGate. As a result, our management could attempt to utilize these laws and provisions to discourage or reject unsolicited bids to acquire us, including bids that would have paid stockholders a premium over the then current market price of their shares.

WE MAY BE UNABLE TO OBTAIN NECESSARY ADDITIONAL CAPITAL TO FUND OPERATIONS IN
  THE FUTURE

    To date, we have funded operations primarily through private sales of equity securities and through our initial public offering of common stock in April 1999. If we are unable to obtain additional financing on terms acceptable to us as needed, our business, operating results and financial condition would be materially adversely affected. Our capital requirements in the future will depend on numerous factors, including:

    - the rate of acceptance of the WORLDGATE Service by cable operators, cable subscribers, advertisers, television programmers, e-commerce companies and Internet content providers,

    - our ability to maintain and increase the number of subscribers, and

    - the rate of commercialization of the WORLDGATE Service.

    We cannot predict the timing or amount of our capital requirements. Any additional equity financing, if available, may be dilutive to our stockholders, and debt financing, if available, may involve significant restrictions on our financing and operating activities.

SUBSTANTIAL SALES OF OUR COMMON STOCK COULD LOWER OUR STOCK PRICE


    The market price for our common stock could drop as a result of sales of a large number of our presently outstanding shares after this offering, or the perception that these sales could occur. These factors also could make it more difficult for us to raise funds through future offerings of our common stock. We have filed, on September 13, 1999, a shelf registration statement (Registration No. 333-87029) under the Securities Act for 331,490 shares of common stock issuable upon exercise of the warrants sold in connection with the issuance of our $6.0 million discounted notes in March 1999. This shelf registration statement may include additional shares of common stock owned by certain stockholders who have exercised their piggyback registration rights. See "Shares Eligible For Future Sale."


OUR RESULTS MAY DIFFER MATERIALLY FROM THOSE FORECASTED OR EXPRESSED IN THE
  FORWARD-LOOKING STATEMENTS CONTAINED IN THIS PROSPECTUS

    This prospectus contains forward-looking statements that are not historical facts, but rather are based on our current expectations, estimates and projections about WorldGate's industry and our beliefs and assumptions. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to some risks, uncertainties and other factors, many of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. These risks and uncertainties are described in "Risk Factors" and elsewhere in this prospectus. We caution you not to place undue reliance on these forward-looking statements, which reflect our management's view only as of the date of this prospectus. We are not obligated to update these statements or publicly release the result of any revisions to them to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

                                USE OF PROCEEDS

    We estimate that we will receive net proceeds of approximately $
million, or approximately $      million if the underwriters fully exercise
their over-allotment option, from the sale of common stock offered by us in this
offering based on an assumed offering price of $    per share. This estimate is
after deducting underwriting discounts and commissions and other fees and expenses payable by us. We will not receive any proceeds from the sale of our common stock by the selling stockholders.

    We intend to use the net proceeds from this offering for working capital, capital expenditures and other general corporate purposes, including sales and marketing, engineering, research and development and international expansion. We may use a portion of the net proceeds to acquire or invest in complementary businesses or products or to obtain the right to use complementary technologies. The amounts and the timing of any such use may vary significantly depending upon a number of factors, including our revenue growth, asset growth, cash flow and acquisition activities. Pending such uses, the net proceeds of this offering will be invested in short-term, investment-grade, interest-bearing securities. Assuming that there is no significant change in our business, we anticipate that the net proceeds received by us from this offering, together with existing cash balances, will be sufficient to satisfy our operating cash needs for at least 24 months from receipt of the proceeds. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                          PRICE RANGE OF COMMON STOCK

    Our common stock has been quoted on the Nasdaq National Market under the symbol "WGAT" since our initial public offering on April 15, 1999. Prior to such time, there was no public market for our common stock. The following table sets forth, for the periods indicated, the high and low closing sale prices per share of our common stock as reported on Nasdaq for each quarter since our stock has been publicly traded.


1999                                                                                               HIGH        LOW
-----------------------------------------------------------------------------------------------  ---------  ---------
Second Quarter (from April 15, 1999)...........................................................  $   51.25  $   23.75
Third Quarter..................................................................................      51.31      21.25



    On September 30, 1999, the reported last sale price of our common stock on Nasdaq was $22.88 per share.



    As of September 30, 1999, we had approximately 333 stockholders of record of our common stock.


                                DIVIDEND POLICY

    We have never paid nor declared any cash dividends. We currently intend to retain future earnings, if any, for use in our business, and, therefore, we do not anticipate paying or declaring any cash dividends in the foreseeable future. The payment of future dividends, if any, will depend, among other things, on our results of operations, cash flows and financial condition and on such other factors as the board of directors may, in its discretion, consider relevant.

                                 CAPITALIZATION

    The following table sets forth our capitalization as of June 30, 1999:

    - on a historical basis, and

    - on an as adjusted basis to give effect to this offering and the
      application of net proceeds of approximately $      million.

    This table excludes 895,965 shares of common stock issuable upon exercise of all stock options outstanding as of June 30, 1999, at exercise prices between $0.75 per share and $27.00 per share, and 643,309 shares of common stock issuable upon exercise of all outstanding warrants as of June 30, 1999. The table also does not include options granted after June 30, 1999. You should read the following information in conjunction with our financial statements and the related notes thereto and the other financial information included elsewhere in this prospectus. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                                              AT JUNE 30, 1999
                                                                                           -----------------------
                                                                                             ACTUAL    AS ADJUSTED
                                                                                           ----------  -----------
                                                                                               (IN THOUSANDS)
Cash and cash equivalents and short term investments.....................................  $  100,312   $
                                                                                           ----------  -----------
                                                                                           ----------  -----------

Notes payable............................................................................  $      859   $     859
Capital leases...........................................................................          14          14
Stockholders' equity:
  Preferred stock, $.01 par value, 13,500,000 authorized, no shares outstanding..........          --
  Common stock, $.01 par value, 50,000,000 shares authorized, 21,424,513 shares
    outstanding, actual, and 24,924,513 shares as adjusted...............................         214
  Additional paid in capital.............................................................     170,518
  Warrant for common stock...............................................................       1,911       1,911
  Accumulated deficit....................................................................     (68,786)    (68,786)
  Unearned stock-based compensation......................................................      (1,174)     (1,174)
                                                                                           ----------  -----------
    Total stockholders' equity...........................................................     102,683
                                                                                           ----------  -----------
Total capitalization.....................................................................  $  103,556   $
                                                                                           ----------  -----------
                                                                                           ----------  -----------

                         SELECTED FINANCIAL INFORMATION

    The following selected financial information for each of the three years in the period ended December 31, 1998, and as of December 31, 1997 and 1998 are derived from our financial statements included in this prospectus, which have been audited by PricewaterhouseCoopers LLP, independent accountants. The selected financial information for the six months ended June 30, 1998 and 1999 and as of June 30, 1999 were derived from unaudited financial information, which in our opinion, contain all normal recurring adjustments necessary for a fair presentation of this information. The selected financial information for the six months ended June 30, 1999 may not be indicative of the results for the entire year. You should read the following information in conjunction with our financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The data as of December 31, 1995 and 1996 and for the period ended December 31, 1995 are derived from financial data not included in this prospectus. The pro forma net loss per common share data gives effect to the conversion of all preferred stock outstanding into common stock as if the conversion occurred on January 1, 1998 or at the date of issuance, if later.

                                             MARCH 21,
                                               1995
                                            (INCEPTION)                                             SIX MONTHS ENDED
                                              THROUGH           YEAR ENDED DECEMBER 31,                 JUNE 30,
                                           DECEMBER 31,   ------------------------------------  ------------------------
                                               1995          1996        1997         1998         1998         1999
                                           -------------  ----------  ----------  ------------  ----------  ------------
                                            (UNAUDITED)          (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues.................................    $      --    $       --  $      141  $      1,022  $      185  $      1,290
Costs and expenses:
    Cost of revenues.....................           --            --       1,530         9,919       3,164         5,783
    Engineering and development..........          149         1,408       6,981         9,684       4,053         4,764
    Sales and marketing..................           --           428       3,623         5,157       2,557         3,248
    General and administrative...........           --         1,093       2,432         3,587       1,665         2,580
    Depreciation and amortization........           --            --          22           119          50           102
                                                 -----    ----------  ----------  ------------  ----------  ------------
        Total costs and expenses.........          149         2,929      14,588        28,466      11,489        16,477
Loss from operations.....................         (149)       (2,929)    (14,447)      (27,444)    (11,304)      (15,187)
Other income, net........................           --             8         423           423         326         1,024
Interest expense.........................           --            (2)        (17)         (101)        (41)         (169)
                                                 -----    ----------  ----------  ------------  ----------  ------------
Loss before extraordinary item...........         (149)       (2,923)    (14,041)      (27,122)    (11,019)      (14,332)
Extraordinary item--extinguishment of
  debt...................................           --            --          --            --          --        (1,019)
                                                 -----    ----------  ----------  ------------  ----------  ------------
Net loss.................................         (149)       (2,923)    (14,041)      (27,122)    (11,019)      (15,351)
Accretion on preferred stock.............           --           (75)     (2,436)       (6,145)     (2,819)       (2,475)
                                                 -----    ----------  ----------  ------------  ----------  ------------
Net loss available to common
  stockholders...........................    $    (149)   $   (2,998) $  (16,477) $    (33,267) $  (13,838) $    (17,826)
                                                 -----    ----------  ----------  ------------  ----------  ------------
                                                 -----    ----------  ----------  ------------  ----------  ------------
Historical basic and diluted net loss per
  common share: (1)
    Loss before extraordinary item.......                 $    (0.33) $    (1.81) $      (3.66) $    (1.52) $      (1.18)
    Extraordinary item...................                                                                           (.07)
                                                          ----------  ----------  ------------  ----------  ------------
      Net loss...........................                 $    (0.33) $    (1.81) $      (3.66) $    (1.52) $      (1.25)
                                                          ----------  ----------  ------------  ----------  ------------
                                                          ----------  ----------  ------------  ----------  ------------
Historical weighted average common stock
  outstanding--basic and diluted.........                  9,100,801   9,100,801     9,100,801   9,100,801    14,235,304
Pro forma net loss per common share......                                         $      (2.25)             $       (.99)
                                                                                  ------------              ------------
                                                                                  ------------              ------------
Pro forma weighted average common shares
  outstanding............................                                           14,785,714                17,929,396
                                                                                  ------------              ------------
                                                                                  ------------              ------------

                                                                       AT DECEMBER 31,                           AT
                                                    ------------------------------------------------------    JUNE 30,
                                                        1995          1996          1997          1998          1999
                                                    ------------  ------------  ------------  ------------  ------------
                                                                               (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents, restricted cash and
  short term equivalents..........................   $       32    $    7,574    $   17,318    $      368    $  100,312
Total assets......................................           32         7,583        18,412         5,621       109,771
Long-term obligations, including current
  portion.........................................           --            --           591         1,127           873
Total mandatory redeemable preferred stock........                      8,571        34,366        49,276            --
Warrant for mandatory redeemable preferred
  stock...........................................           --            --           881           881            --
Total stockholders' equity (deficit)..............           32        (1,451)      (19,177)      (52,240)      102,683

OTHER DATA:
Common shares outstanding.........................           --     9,100,801     9,100,801     9,100,801    21,424,513

------------------------

(1) For purposes of computing net loss per common share amounts, loss before extraordinary item and net loss have been reduced by the accretion on preferred stock.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

BACKGROUND

    We commenced operations on March 21, 1995. Since inception, all of our activities have involved developing the WORLDGATE Service and conducting tests and trials of our service with cable operators throughout the world. We are engaged in joint engineering and sales and marketing activities with General Instrument and Scientific-Atlanta. These relationships began in 1996 with product development for some hardware components of our WorldGate platform.

    We first announced the WORLDGATE Service in May 1996 and first demonstrated an operational system in December 1996. Tests at corporate locations of major cable operators began in the third quarter of 1997 and consumer field trials began in September 1997. We have entered into deployment agreements with eleven cable operators that collectively, with their affiliates, have approximately 15 million system subscribers. Currently, these cable operators are offering or plan to offer the WORLDGATE Service in markets that collectively serve approximately 1.5 million subscribers. See "Business--WorldGate Commercial Deployments."

CURRENT COMMERCIAL DEPLOYMENTS:

- Cable Bahamas, Ltd.,
- Charter Communications,
- Click!Network,
- Hunan Multimedia Communications Bureau,


- Massillon Cable,
- Prestige Cable, and
- Telefonica Multimedia.


PLANNED COMMERCIAL DEPLOYMENTS:

- Bresnan Communications,
- Buckeye CableSystem,
- Comcast Cable Communications, and
- TVCable.

    Generally, these agreements provide that these cable operators will offer the WORLDGATE Service in some or all of their major cities of operation. These cable operators are in various stages of planning for and commercially offering our service. Those cable operators planning to offer the WORLDGATE Service are in various stages of developing marketing and sales strategies and evaluating their technology. The WORLDGATE Service is also in various stages of testing by cable operators whose cable systems serve approximately 30 million subscribers. See "Business--WorldGate Trials," and "Risk Factors--We cannot offer the WORLDGATE Service if cable box manufacturers do not incorporate our technology into their cable boxes."

    We have minimal revenues to date and have incurred operating losses, net losses and negative operating cash flow each month since our inception. At June 30, 1999, we had an accumulated deficit of approximately $68.8 million. We have funded our operations since inception through private placements of preferred stock, capital contributions from stockholders, a line of credit and our initial public offering of common stock in April 1999. See "--Liquidity and Capital Resources." We currently intend to further increase our operating expenses and capital expenditures in order to continue the development and enhancement of the WORLDGATE Service and to expand the commercial deployment of the WORLDGATE Service.

REVENUES

    SYSTEM SALES. In the near term we anticipate that a majority of our revenues will be derived from cable operators who purchase our headend equipment. We derive revenues from the sale to cable operators of cable headend equipment, including computer systems, data encoders and demodulators and other equipment manufactured by third parties. The price of the cable headend systems, including installation and training, is expected to depend on the number of subscribers supported. We also sell to cable operators wireless keyboards, designed specifically for the WORLDGATE Service, for consumers who want the convenience of a keyboard for e-mail and other applications. When we provide cable headend and other equipment to cable operators that are testing the WORLDGATE Service, we recognize revenue when the products are shipped and accepted by the customer. Acceptance takes place after commitments are received from the customer.

    SUBSCRIPTION AND OTHER SERVICES. Generally, we earn monthly fees from cable operators based upon the number of WORLDGATE Service subscribers. Currently, the WORLDGATE Service may be offered to cable operators for monthly subscriber fees payable to us based upon a metered standard, which includes a flat monthly fee and additional access charges for use after a threshold, e.g. two hours, of service time, or an un-metered standard, which provides for a fixed charge not dependent on usage time. We cannot accurately predict the level of the subscription fees that we will actually receive from cable operators that offer the WORLDGATE Service because contracts with only a limited number of cable operators are currently in place.

    OTHER REVENUES. In the future, as the number of WorldGate subscribers grows, we also expect to generate other revenues that we will share on a basis which we will negotiate with cable operators. These may include revenues from:

    - advertisers who:

      - purchase banner or sponsorship advertisements,

      - pay a fee based on the number of clicks on the advertisements, or

      - pay a fee based on viewers' use of our CHANNEL HYPERLINKING feature, and

    - merchants who share a portion of their revenues derived from customers who:

      - use our CHANNEL HYPERLINKING technology, or

      - click through from the WORLDGATE Service.

COST OF REVENUES

    Cost of revenues includes the cost of:

    - system hardware, wireless keyboards and the other components of the WORLDGATE Service which are manufactured by third parties,

    - assembly, installation and testing of the WorldGate components,

    - training of cable operator personnel, and

    - documentation, customer support and other production costs.

    We expect that cost of revenues will also include the costs of operating our CHANNEL HYPERLINKING technology.

    In 1997, 1998 and the six months ended June 30, 1999, we incurred product costs for systems being installed as trial systems. We expect to continue to incur costs for trial systems throughout the remainder of 1999 and into 2000. We recognize revenue from the sale of headend and other equipment used in trial systems when the products are shipped and accepted by the customer. The materials portion of cost of equipment is held in inventory until revenue is realized from the sale.

    We currently bear the manufacturing responsibility for, and the cost of, feature expansion modules installed within some of General Instrument's and Scientific-Atlanta's current advanced analog cable boxes. Once installed, these modules enable the WORLDGATE Service on such cable boxes. The incremental cost per cable box of this module is currently approximately $50, but we expect this cost to decrease with further cost reduction activities and volume production. We expect to bear the manufacturing responsibility for and the cost of incorporating our WorldGate technology into these cable boxes. Once the incremental cost to cable box manufacturers for incorporating our WorldGate technology into their cable boxes becomes nominal, however, we believe that General Instrument and Scientific-Atlanta may assume the manufacturing responsibility and cost. See "Risk Factors--We cannot offer the WORLDGATE Service if cable box manufacturers do not incorporate our technology into their cable boxes."

    The WORLDGATE Service can also operate on current models of General Instrument's and Scientific-Atlanta's digital cable boxes and some models of Scientific-Atlanta's advanced analog cable boxes that can be activated through a centrally-administered software download; therefore, we do not expect to incur any manufacturing cost for these boxes.

ENGINEERING AND DEVELOPMENT EXPENSES

    Engineering and development expenses consist of personnel costs, including salaries, benefits and bonuses, travel and other personnel-related expenses of employees and consultants engaged in ongoing development projects, and, additionally, prototype expenses related to the design, development, testing and enhancement of the WORLDGATE Service. We believe that continued investment in engineering and development is critical to attaining our strategic product initiatives and cost reduction objectives. As a result, we expect that these expenses will increase significantly in the future.

SALES AND MARKETING EXPENSES

    Our sales and marketing expenses consist principally of the costs of marketing the WORLDGATE Service, including our CHANNEL HYPERLINKING technology, to cable operators, television programmers and advertisers. These include employee salaries, bonuses and benefits, travel expenses, trade show fees, consulting fees and costs to promote the WORLDGATE Service to them. These expenses may also include the costs of materials for direct mailings, brochures, targeted advertising and promotional campaigns. We expect that the actual costs of delivering these marketing materials and advertisements to consumers will be paid by the cable operators. We expect that sales and marketing expenses will continue to increase as commercial deployment of the WORLDGATE Service expands worldwide.

GENERAL AND ADMINISTRATIVE EXPENSES

    Our general and administrative expenses consist primarily of personnel costs including salaries, benefits, bonuses and related costs for management, finance and accounting, legal and other professional services. We expect general and administrative expenses to increase as we add personnel and incur additional costs related to the growth of our business and operations and to reflect the costs of operating as a public company.

RESULTS OF OPERATIONS

    Since inception, we have engaged principally in the development of the WORLDGATE Service. Accordingly, our historical results of operations are not indicative of and should not be relied upon as an indicator of our future performance.

SIX MONTHS ENDED JUNE 30, 1999 AND JUNE 30, 1998

    Revenues increased from $185,000 for the six months ended June 30, 1998 to $1.3 million for the six months ended June 30, 1999. Substantially all revenues are attributable to the increase in the number of system sales and wireless keyboard sales in connection with commercial deployments of the

WORLDGATE Service. At June 30, 1998, there was one commercial deployment and no participating subscribers. At June 30, 1999, there were ten commercial deployments by six cable operators with approximately 7,300 cable customers subscribing to the WORLDGATE Service. For the six months ended June 30, 1999, revenues consisted of $1.2 million of headend, keyboard and related product deliveries and $45,000 from subscriber fees.

    Cost of revenues consists primarily of product costs related to initial trials, commercial deployments and WorldGate modules to be incorporated into the set-top boxes. Cost of revenues for the six months ended June 30, 1999 were $5.8 million, or approximately 448% of revenues, compared to the cost of revenues of $3.2 million, or approximately 1710% of revenues, for the six months ended June 30, 1998. This reduction in cost of revenues as a percent of revenues is primarily attributable to production economies of scale.

    Engineering and development expenses primarily consist of the cost of design, programming, testing, documentation and support of our hardware, software and services. Engineering and development costs were $4.8 million for the six months ended June 30, 1999, an increase of approximately 17% when compared to $4.1 million for the six months ended June 30, 1998. We anticipate continued increases in staff and expenditures for new and enhanced products, software and services.

    Sales and marketing costs consist primarily of compensation, attendance at conferences and trade shows, travel costs necessary to cover a domestic and international customer market base, promotions and other marketing programs substantially related to initial trial installations and commercial deployments. For the six months ended June 30, 1999 sales and marketing expenses were $3.2 million. This resulted in an increase of approximately 27% when compared to sales and marketing expenses of $2.6 million for the six months ended June 30, 1998. The increase was primarily the result of additional trade show costs of $377,000, together with increases in marketing and promotional expenditures. We anticipate that these expenditures will continue to increase with the anticipated growth in the number of new, and the expansion of existing, commercial deployments. Increased expenditures are also anticipated for advertising and other trade promotional activities.

    General and administrative expenses consist primarily of expenditures for administration, office and facility operations, finance and general management activities, including legal, accounting and other professional fees. General and administrative expenses were $2.6 million for the six months ended June 30, 1999, an increase of approximately 55% when compared to $1.7 million for the same period in 1998. The increase in 1999 included a $273,000 placement fee for financing obtained in March 1999, $184,000 of additional deferred compensation expense related to options previously granted, moving costs of $237,000 associated with our relocation to larger facilities in June 1999, and $160,000 of additional legal and insurance costs. We anticipate that general and administrative expenses will continue to increase as we hire additional personnel and incur additional costs related to being a public company, such as expenses related to directors' and officers' insurance, investor relations programs and increased professional fees.

    Interest and other income and interest expense consist of interest earned on cash and cash equivalents and short-term investments, and interest expense on equipment financing and short-term debt. Interest and other income increased from $326,000 for the six months ended June 30, 1998 to $1.0 million for the six months ended June 30, 1999. During the first six months of 1998 we earned interest from the proceeds of a $19.9 million private placement that closed on January 23, 1998. In comparison, during the six months ended June 30, 1999, we earned interest on an average cash balance of approximately $42.0 million and incurred interest expense related to a $6.0 million financing and $1.1 million equipment financing facility.

    As a result of the early extinguishment in April 1999 of notes issued by us in March 1999, we recognized a loss of $1.0 million primarily related to the remaining unamortized debt discount balance.

    We have incurred net operating losses since inception and accordingly had no income taxes due and have not recorded any income tax benefit for those losses.

1998 VERSUS 1997

    Our revenues increased to $1.0 million in 1998, as compared to $141,000 in 1997. The increase in our revenues reflects an increase in the number of system sales and wireless keyboard sales in connection with the initial commercial deployment of the WORLDGATE Service. The WORLDGATE Service was first made available to cable subscribers in 1998. As of December 31, 1998, there were approximately 1,200 WORLDGATE Service subscribers as compared to none as of December 31, 1997.

    Our cost of revenues for 1998 were $9.9 million as compared to $1.5 million in 1997. This increase of $8.4 million is due to the increased number of trials and deployment systems installed in 1998. These costs reflect direct costs and the additional hardware, software and installation costs incurred for customer trials and field system deployments.

    Our engineering and development expenses increased to $9.7 million in 1998, as compared to $7.0 million in 1997. Due to the initial commercial deployment of the WORLDGATE Service, the increase in the number of trials and the on-going product development, testing and enhancement of the WORLDGATE Service, we increased the number of engineering and development personnel in 1998. In 1998, personnel costs increased by $900,000, and engineering equipment, licenses, certifications and support costs increased by $1.8 million. Engineering equipment costs in 1998 include $2.0 million of development expenditures paid to two non-controlling stockholders under existing contracts.

    Our sales and marketing expenses increased to $5.2 million in 1998, as compared to $3.6 million in 1997. These expenses represent the cost of introducing the WORLDGATE Service to the cable television industry, and for the marketing expenditures incurred as a result of the expansion of our initial commercial deployment and the increased number of initial trials with cable operators. These expenses include expenditures for advertising, trade shows, promotional materials, consultants and general sales and marketing overhead. Personnel costs increased by $600,000, and marketing expenditures increased by $1.0 million in 1998.

    Our general and administrative expenses increased to $3.6 million in 1998, as compared to $2.4 million in 1997. The increase is attributable primarily to additional personnel and related overhead costs to support our growth, including the initial commercial deployment and the increased number of trials. In 1998, personnel costs increased by $550,000 and other related overhead expenditures increased by $650,000.

    We have not provided for or paid any federal or state income taxes. As of December 31, 1998, we had net operating loss carryforwards of approximately $38.5 million available to offset future income subject to income taxes. We believe that our ability to utilize our net operating loss carryforwards will be subject to annual limitations as a result of our initial public offering.

1997 VERSUS 1996

    Our revenues for 1997 were $141,000 which consisted entirely of the sale of headend systems shipped during the year. We had no revenues in 1996.

    Our cost of revenues for 1997 was $1.5 million. There were no product costs for 1996. These costs reflect direct costs as well as the additional hardware, software and installation costs incurred for customer trials and field system deployments.

    Our engineering and development expenses increased to $7.0 million in 1997, as compared to $1.4 million in 1996. The increase in these costs is primarily due to the hiring of additional engineering and development personnel in connection with our ongoing development and enhancement of the

WORLDGATE Service. Our 1997 personnel costs increased by $3.9 million, and engineering equipment and support expenditures increased by $1.7 million.

    Our sales and marketing expenses increased to $3.6 million in 1997, as compared to $428,000 in 1996. The primary items contributing to the increase in sales and marketing expense were the hiring of additional personnel and promotional expenditures and trade show expenses related to the introduction of the WORLDGATE Service to the cable television industry. In 1997, personnel costs increased by $1.3 million and other expenses, including promotional and trade show costs, increased by $1.9 million.

    Our general and administrative expenses increased to $2.4 million in 1997, as compared to $1.1 million in 1996, primarily as a result of the hiring of additional personnel and increased facilities costs, legal expenses and other consulting costs necessary to support our engineering and development and sales and marketing efforts. In 1997, personnel costs increased by $930,000, and facility, legal, consulting and other support costs increased by $420,000.

LIQUIDITY AND CAPITAL RESOURCES

    In April 1999, we completed our initial public offering. Net proceeds to us were approximately $111.2 million, including the net proceeds we received from the underwriters in connection with their exercise of the over-allotment option granted to them in our initial public offering. Prior to our initial public offering, we derived substantially all of our operating capital from private placements of preferred stock, a $1.1 million capital contribution from our chief executive officer, a $2.0 million line of credit and the issuance of $6.0 million face-amount of our discounted notes in March 1999.

    Net cash provided by financing activities in the years ended December 31, 1996, 1997 and 1998 and the six-months ended June 30, 1998 and 1999 was approximately $9.2 million, $22.6 million, $9.3 million, $930,000 and $118.5 million, respectively. The cash provided by financing activities was primarily related to the issuance of preferred stock of approximately $8.5 million, $23.4 million, $9.3 million, $142,000 and $7.7 million in 1996, 1997, 1998 and the six-months ended June 30, 1998 and 1999, respectively, and our initial public offering for the six-months ended June 30, 1999. Additionally, we established a $1.0 million line of credit in 1997, which was increased to $2.0 million in June 1998. As of December 31, 1998, approximately $1.6 million of this line had been utilized, $500,000 had been repaid and an additional $400,000 was available for borrowing. At December 31, 1998, the weighted average interest rate of the borrowings was 8.89% per annum. These borrowings mature on various dates through 2001.

    At December 31, 1997 and 1998 and at June 30, 1999, we had an accumulated deficit of approximately $19.2 million, $51.3 million, and $68.8 million, respectively. At December 31, 1997 and 1998 and at June 30, 1999, we had cash and cash equivalents, restricted cash and short term investments of approximately $17.3 million, $368,000 and $100.3 million, respectively.

    Net cash used in operations in the years ended December 31, 1996, 1997 and 1998 and the six-months ended June 30, 1998 and 1999 was approximately $1.7 million, $12.6 million, $25.7 million, $11.5 million and $18.0 million, respectively. The net cash used for operations during these periods was primarily for funding engineering and development and inventory. Under existing engineering development contracts with two non-controlling stockholders, we anticipate that these expenditures will be approximately $2.0 million in 1999. Capital expenditures for the acquisition of office equipment, computer systems and equipment for engineering and manufacturing operations were approximately $0, $249,000, $533,000, $459,000 and $608,000 for the years ended December 31,
1996, 1997 and 1998 and the six-months ended June 30, 1998 and 1999, respectively.

    As of June 30, 1999, our primary source of liquidity consisted of cash and debt instruments that are highly liquid, are of high quality investment grade and predominantly have maturities less than one year. We intend to make such funds readily available for operating purposes. We may use cash to acquire or license technology, products or businesses related to our current business. We anticipate that we will continue to experience significant growth in our operating expenses and that our operating expenses will be a material use of our cash resources.

    Assuming that there is no significant change in our business, we believe that the proceeds from our initial public offering and the proceeds from this offering will be sufficient to meet our anticipated cash needs for working capital and capital expenditures for at least the next 24 months. We may require additional funds to support our working capital requirements or for other purposes and may seek to raise additional funds through public or private equity financing, bank debt financing, or from other sources. There can be no assurance that this capital will be available on terms acceptable to us, if at all.

SUBSCRIBERS; LIMITED NUMBER OF CUSTOMERS

    As of August 31, 1999, the number of WorldGate subscribers has increased to approximately 10,000 from approximately 7,300 subscribers as of June 30, 1999. This increase reflects a rate of subscriber growth, if continued, that would result in a year-end subscriber base that is slightly less than the low end of analysts' expectations of 36,000 for year end 1999. We believe that this shortfall is primarily due to delays resulting from third party vendor equipment unavailability and the time the cable operators are taking to complete any required infrastructure improvements prior to deploying the WORLDGATE Service. We do not, however, believe these delays will have a long term impact on the acceptance of the WORLDGATE Service in the marketplace. Revenues for the third quarter, which are primarily based on purchases by cable operators of our equipment for installation at the cable headend rather than fees based upon the subscriber count, are not expected to be materially affected by the lowered subscriber count.

    We have in the past derived, and will in the future derive, a significant portion of our revenues from a limited number of customers. In 1997, three cable operators accounted for approximately 100% of our revenues, in 1998, ten cable operators accounted for approximately 98% of our revenues, and for the six-months ended June 30, 1999, nine cable operators accounted for approximately 88% of our revenues. Moreover, in 1998, Charter and Click!Network accounted for 44% and 10%, respectively, of our revenues. For the six months ended June 30, 1999, Charter, Click!Network and Hunan Multimedia accounted for 50%, 13% and 11%, respectively, of our revenues. We cannot assure you that any of these customers will continue to offer the WORLDGATE Service to their cable subscribers or that they will continue to be a significant source of revenues, if at all, for us. The loss of any of these cable operators as a customer would have a material adverse effect on us and our business, operating results and financial condition.

YEAR 2000 RISK MAY ADVERSELY AFFECT US

    Many existing computer programs use only two digits to identify a year. These programs were designed and developed without addressing the impact of the upcoming change in the century. If not corrected, many computer software applications could fail or create erroneous results by, at or beyond the year 2000.

    We use hardware, software and other systems which are either internally developed or provided by third party vendors. We recognize the need to ensure that these hardware, software and systems will not be adversely affected by Year 2000 computer program failures. Accordingly, the evaluation of the potential impact of the Year 2000 issue is an essential and ongoing project. In this regard we have established procedures for assessing and managing the associated risks and costs. These procedures involve three general phases: assessment, remediation and testing. To date, we have contacted all of our major vendors concerning their Year 2000 compliance and we have received or are in the process of obtaining written responses or other assurances from them. Communications to date from these third parties indicate that they expect, at this time, to be compliant by the Year 2000, based on their progress to date. We have also assessed and tested our own internally developed systems and believe them to be Year 2000 compliant. Our operating systems are Unix based, and because Unix operating systems represent time as the number of seconds since the 1st of January 1970, instead of a binary representation of the current year, we believe that these systems are less likely to be affected by the Year 2000 failures. Based upon our assessment, remediation and testing procedures performed to date, we do not believe that the Year 2000 issue will have a material effect on our products, services or operations. However, notwithstanding these procedures, we may experience degradation in the performance of our systems, or complete system failure, if our expectations are not realized or we encounter unforeseen difficulties. Any performance degradation or system failure, whether of our internal systems or of the systems of our vendors, likely would have a material adverse effect on our business, financial condition and results of operations.

RECENT ACCOUNTING PRONOUNCEMENTS

    Effective January 1, 1998, we have adopted the provisions of Statement of Financial Accounting Standards No. 130 ("SFAS No. 130"), "Reporting Comprehensive Income." SFAS No. 130 establishes standards for the reporting and display of comprehensive income, requiring its components to be reported in a financial statement that is displayed with the same prominence as other financial statements. The adoption of SFAS No. 130 had no impact on our results of operations, financial condition or cash flows.

    In March 1998, the American Institute of Certified Public Accountants (AICPA) issued Statement of Position No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). SOP 98-1 provides, among other things, guidance for determining whether computer software is for internal use and when the cost related to such software should be expensed as incurred or capitalized and amortized. SOP 98-1 is required to be applied prospectively. We adopted SOP 98-1 on January 1, 1999 and do not expect the adoption of SOP 98-1 to have a material effect on our results of operations and financial condition.

    In April 1998, the AICPA issued SOP 98-5, "Reporting on the Costs of Start-Up Activities." SOP 98-5 generally requires costs of start-up activities to be expensed instead of being capitalized and amortized. We adopted SOP 98-5 on January 1, 1999 and do not expect the adoption of SOP 98-5 to have a material effect on our results of operations and financial condition.

                                    BUSINESS

OVERVIEW

    WorldGate provides a new television-based Internet service, the WORLDGATE Service, that delivers Internet access through cable television systems. The WORLDGATE Service provides:

    - high speed, easy to use Internet access without the use of a personal computer or additional set-top appliance,

    - low cost for the subscriber, currently being offered by cable operators to existing U.S. subscribers at rates typically ranging from $6-$18 per month for unlimited service,

    - full featured Internet functionality and content that can be accessed within seconds,

    - thin-client network architecture that allows for easy deployment and set-up, central system management and centrally administered upgrades, and

    - our CHANNEL HYPERLINKING technology, which enables viewers to dynamically link from television programming and advertising to related Internet content.

    We believe this combination of television and the Internet will help transform advertising, e-commerce and information delivery for the consumer mass market.

    We were incorporated in Delaware in 1996 to succeed to the business of our predecessor, WorldGate Communications, L.L.C., which commenced operations in March 1995. Our World Wide Web site is www.wgate.com. The information in our Web site is not incorporated into this prospectus.

RECENT EVENTS

    We received the following notifications from the U.S. Patent and Trademark
Office:

    - In May 1999, we received notification that all 62 claims of the patent application for our CHANNEL HYPERLINKING technology had been allowed. The patent relates to a system and method for providing interactive access to an information source, such as the Internet, through a networked distribution system, such as television programming.

    - In June 1999, we received notification that all 60 claims of the patent application for our ULTRA-THIN CLIENT architecture had been allowed. This patent application relates to a system and method for accessing an information source without the need for a personal computer, and more particularly to the access of such information source through the use of the existing television distribution systems.

    We have now entered into trial or deployment agreements with nineteen cable operators in thirteen countries internationally and with twelve cable operators in the U.S. Seven of these cable operators are currently commercially deploying, four of them are planning to commercially deploy and twenty of them are conducting trials or technical evaluations of the WORLDGATE Service, including the agreements listed below:

    - In June 1999, we entered into an agreement with Comcast Cable Communications, Inc., the third largest cable operator in the United States, to begin commercial deployment of the WORLDGATE Service on digital set-top boxes in a suburb of Philadelphia. The deployment is scheduled to commence in late 1999.

    - In May 1999, we entered into a multi-year agreement with Bresnan Communications to begin commercial deployment of the WORLDGATE Service on digital set-top boxes. The deployment is scheduled to commence in late 1999 or early 2000. Bresnan owns and operates cable television systems that serve approximately 650,000 customers in the United States. Since entering into the agreement with us, Bresnan agreed to be acquired by Charter, one of our initial customers. After the closing of pending acquisitions, Charter will be the fourth largest cable operator in the United States.

    - In August 1999, we signed a multi-year agreement with Buckeye CableSystem to begin commercial deployment of the WORLDGATE Service in all twenty-one communities within its Toledo, Ohio franchise. The deployment is scheduled to commence in the fourth quarter of 1999.

    - In June 1999, we signed an agreement with The Hunan Multimedia Communications Bureau, a division of the People's Republic of China Hunan Provincial Telecommunications Authority's Posts and Telecommunications Administration, to deploy the WORLDGATE Service. We have received an initial purchase order for Changsha, capital of the Hunan province.

    We are currently conducting a three-month study together with General Motors, Warner Lambert, Kraft, Sprint and Nielson Media Research to explore consumer response to various forms of interactive advertising. This study is expected to be completed in the fourth quarter of 1999. In addition, we intend to conduct a larger field test with multiple cable operators in early 2000.

    At the National Cable Trade Association show in June 1999, we demonstrated our picture-in-picture capabilities for our CHANNEL HYPERLINKING technology using a digital set-top box. This enhancement allows subscribers to interact with Internet content while simultaneously watching a program or advertisement.

WORLDGATE MARKET OPPORTUNITY

    The Internet is growing rapidly and is emerging as a significant interactive medium used by millions of people for entertainment, communications, research, education and e-commerce. IDC estimates that the number of Internet users worldwide exceeded 142 million in 1998 and will grow to over 502 million by the end of 2003, and that worldwide consumer e-commerce will grow from approximately $15 billion in 1998 to over $171 billion by 2003.

    Although Internet access has historically required a personal computer, IDC surveys indicate that U.S. consumers, by a two-to-one margin, would prefer to receive emerging electronic information and entertainment services through their television sets, rather than their personal computers. When surveyed by IDC about their reasons for not purchasing a personal computer, many respondents indicated that they do not have a need for a personal computer, that they cannot afford a personal computer and that personal computers are too difficult or complicated to use. According to an IDC survey of consumers, personal computer users can spend 30% of their usage time on set-up, maintenance and other problem fixing activities.

    WorldGate believes that a television-based approach to Internet services is a superior alternative for many consumers. In 1998, according to IDC, only 49% of U.S. households owned a personal computer, whereas, according to Cablevision Blue Book, 98% had televisions. WorldGate believes that a television-based approach offers the following advantages:

    - televisions are widely accepted and used by consumers,

    - televisions are well suited for sharing information and entertainment,

    - the advertiser-sponsored television entertainment model is well accepted, and

    - television programming provides a unique portal opportunity.

    IDC forecasts that the cumulative shipments in the United States of Internet television access devices, including dedicated Internet access set-top boxes and cable television set-top boxes, will grow from 1 million at the end of 1998 to almost 24 million by the end of 2002, representing 22% of U.S.

homes in 2002. The IDC report indicates that based upon the expense, complexity and obsolescence issues associated with a personal computer, there is an opportunity for television-based devices to supplement and potentially replace personal computers as the preferred devices for accessing the Internet.

    Set-top appliances, such as those provided by WebTV, have been introduced to provide Internet access through telephone lines to a television without requiring a personal computer. Although these access solutions do not require a personal computer or personal computer expertise, WorldGate believes that this mode of Internet access may be limited by:

    - the need to purchase a dedicated or "single-purpose" set-top appliance which typically costs approximately $99-$199 and exposes the consumer to risks of equipment obsolescence,

    - monthly subscription fees that may be up to $25 per month in addition to any telephone access charges,

    - the telephone bandwidth and usage constraints of dial-up modems with peak data transmission speeds of 56 Kbps that may result in significant dial-up connection times, busy signals and delays, and

    - functional limitations such as the inability to support CD-quality audio and Java-based applications, including instant messaging and chat rooms.

    As a result of the shortcomings of telephone-based access, there is an opportunity to provide Internet television access through a set-top box connected to a cable television service. WorldGate believes that the cable infrastructure provides a superior medium for Internet access that eliminates the major obstacles of telephone access. WorldGate believes that the benefits of cable-based Internet access include:

    - lower cost than telephone-based methods,

    - high transmission speed, with a maximum data transmission speed downstream from the cable operator's central facility to the subscriber of 27 Mbps, which is almost 500 times faster than a standard 56 Kbps dial up modem, and

    - "always-on" availability providing access within seconds.

    A 1998 Kagan report predicted that there would be approximately 220 million worldwide cable subscribers in 1998 and approximately 261 million worldwide cable subscribers by the year 2001. In the United States, cable is widely available, with approximately 96% of homes passed by cable infrastructure in 1998 and approximately 69% of these homes being cable subscribers, according to Cablevision Blue Book. IDC forecasts that, of all the Internet television access devices considered by it, cable television set-top boxes are expected to achieve the highest growth rate through at least 2002.

    WorldGate believes that to successfully take advantage of the demand for cable television-based Internet services in the mass consumer market, the service should:

    - be a relatively low cost solution for cable operators that can be offered to consumers over existing cable systems regardless of whether they have been upgraded to allow bi-directional communications between the cable operator's central facility and the subscriber's cable box, and whether they are deploying current or future generation digital and advanced analog cable boxes, with minimal or no use of dedicated video channel capacity,

    - provide low cost, easy to use, high speed Internet access to consumers,

    - require no additional investment in equipment or hardware by the consumer, and

    - be flexible enough to efficiently accommodate ongoing advances in Internet capabilities, such as CD-quality audio and Java-based applications, including instant messaging and chat rooms.

    WorldGate believes that current Internet access offerings have not addressed the mass market opportunity due to a failure to satisfy one or more of these criteria.

WORLDGATE SOLUTION

    WorldGate believes that the WORLDGATE Service addresses this mass consumer market opportunity because it is a low cost, high speed, easy to use Internet service. The WORLDGATE Service utilizes an ULTRA-THIN CLIENT network architecture to allow for easy deployment and set-up, central system management and centrally administered upgrades. In the subscriber home, the WORLDGATE Service employs only a television, a remote control or WorldGate wireless keyboard, and a WorldGate capable digital or advanced analog cable box--both of which types of boxes are currently being deployed by cable operators for business reasons largely unrelated to Internet access. The WORLDGATE Service enables users, among other activities, to browse the Web, send and receive e-mail, participate in chat sessions and shop online. With features such as our CHANNEL HYPERLINKING technology, the WORLDGATE Service can integrate the interactivity of the Internet with the television viewing experience. By enabling low cost Internet access, integrated Internet/television advertising and e-commerce, WorldGate believes it is pioneering a new mass market.

WORLDGATE BUSINESS MODEL

    WorldGate derives revenues from cable operators and expects to derive revenues from e-commerce merchants and advertisers. WorldGate expects to enhance these revenue opportunities by implementing the strategies described below.

    REVENUE DERIVED FROM CABLE OPERATORS. In most instances, WorldGate sells its headend server equipment and wireless keyboards to cable operators and licenses the software for the WORLDGATE Service to cable operators for a monthly subscriber fee based upon either a metered standard, which includes a flat monthly rate plus additional access charges for use after a threshold (e.g. two hours) of service time, or an un-metered standard, which provides service for a fixed charge not dependent on usage time. WorldGate believes that cable operators will either offer the WORLDGATE Service to their subscribers as a premium service, requiring subscribers to pay a separate monthly fee for the service, or as a part of a package of services in which the subscriber pays a monthly fee for the entire package. Generally, WorldGate expects to receive monthly fees from the cable operators based on the total number of subscribers to the WORLDGATE Service.

    REVENUE DERIVED FROM E-COMMERCE MERCHANTS. WorldGate is in the process of negotiating with companies in the business of selling products and services online. WorldGate believes that these companies may pay for the opportunity to promote their businesses through portals by sharing a portion of the revenues they are paid or by paying a fixed fee per transaction. We intend to make access to online shopping opportunities both simple and convenient for our subscribers so that we can participate in the rapid growth forecasted for e-commerce. We expect to share the revenues derived from e-commerce merchants with cable operators.

    REVENUE DERIVED FROM ADVERTISERS. A 1998 report by Jupiter Communications predicted that Web advertising in the United States alone will increase from approximately $1.9 billion in 1998 to approximately $7.7 billion in 2002. WorldGate has space on its various menu pages that is available for banner advertising and other promotions. When subscribers click on these banners, they can be linked quickly to another Web page that gives more detailed information about the subject of the banner ad. Advertisers typically pay portals based on the number of times that their ad is displayed on a page viewed by a subscriber, so as the number of WorldGate subscribers grows, we expect our opportunities to derive advertising revenues will also grow. We intend to rely at least in part on third party firms such as DoubleClick Inc. that are in the business of providing advertisements to portals. In some cases, we may ourselves directly contract with advertisers to display their ads, either on a per view basis or based on a fixed fee to cover the right to display their ad for a period of time. Information derived from the cable system will permit us to know the general geographic area in which each of our subscribers lives, and in many cases we will know zip codes and perhaps more extensive demographic information regarding our subscribers if they wish to share that information with us. Having location and other data regarding our subscribers is expected to be valuable because advertisers typically are willing to pay higher advertising fees if they can target their ads based on such information. We expect to share the revenues derived from Web advertising with cable operators.

    Our CHANNEL HYPERLINKING technology will provide one button linking from television and advertising content to a related fully interactive Web site. This sort of advertising is "self-targeted" because subscribers themselves decide whether they want to get more information. This is in sharp contrast to traditional television advertising that typically includes sending messages to large numbers of viewers on an unsolicited basis. In addition to the value achieved by self-targeting, the value of our CHANNEL HYPERLINKING technology is enhanced by both the availability of demographic information and interactivity. By delivering an interactive experience, we are able to give the subscribers the opportunity to follow a variety of paths to gain extensive information about the subject of interest. Perhaps most importantly, the interactivity also allows the subscribers in many cases to purchase a product or service online. With the average cable household being exposed to tens of thousands of television advertisements annually, we believe that there are many opportunities for use of our CHANNEL HYPERLINKING technology.

    Our CHANNEL HYPERLINKING technology business model is based on a revenue split with our cable operator partners. Revenues to WorldGate are expected to come from advertisers seeking to engage the WORLDGATE Service subscribers in some form of interactivity while using our CHANNEL HYPERLINKING technology. The business model assumes that interactions will be on a pay-for-performance basis such that advertisers and others will pay us based on the number of "clicks" that occur. Consumers in an early deployment of the WORLDGATE Service have averaged eight clicks per month related to television networks. This result was achieved without providing any special promotion of our CHANNEL HYPERLINKING capabilities. A study in Massillon, Ohio regarding the use of our CHANNEL HYPERLINKING technology for advertisements has begun, although no meaningful revenue is expected to be derived from this service in 1999.

BUSINESS STRATEGY

    WorldGate's objective is to transform advertising, commerce and information delivery for the consumer mass market through its combination of television with the Internet. The principal elements of WorldGate's business strategy are the following:

    PROVIDE COMPELLING VALUE FOR END-USERS. While many companies are focused primarily on increasing the speed of Internet access, WorldGate is focused on significantly expanding the availability of the Internet to a broader set of consumers and providing these consumers with an enriched Internet experience, in addition to offering high speed access. WorldGate designed the WORLDGATE Service to operate on the widely available existing cable television systems, to be an inexpensive alternative to other forms of Internet television access and to be easy for the consumers to use. In contrast to other television-based services, such as those offered by WebTV, which currently requires the purchase of a dedicated set-top appliance, the WORLDGATE Service does not require consumers to purchase or install any in-home equipment. To use the WORLDGATE Service, a consumer needs only her existing television, a WorldGate enabled digital or advanced analog cable box and a wireless remote or keyboard, with all but the television typically supplied by the cable operator. In addition, WorldGate's CHANNEL

HYPERLINKING technology has been designed to offer consumers easy, fast and interactive access to content which is associated with a television program or advertisement they are viewing.

    PROVIDE COMPELLING VALUE FOR CABLE OPERATORS. WorldGate believes that cable operators assess the viability of an investment in a new service by considering the cost of initial investment in equipment, service reliability, overall operating and maintenance expenses and the incremental revenue that can be generated by such service. The WORLDGATE Service can be offered to cable subscribers through the cable operators' existing one-way infrastructure using a telephone line or two-way infrastructure. Furthermore, the WORLDGATE Service has been designed to be deployed with low capital costs for headend equipment as low as $25 to $40 per WorldGate subscriber. These systems are also designed to be efficiently upgraded as the operator's infrastructure is improved through the deployment of new generation cable boxes or the deployment of cable modem ready plant, i.e. a cable plant that has been upgraded to improve the original transmission quality to permit the use of cable modems, and easily expanded as the number of subscribers grows. There is, however, no need for any costly upgrades to make the plant cable modem ready. Accordingly, the WORLDGATE Service can provide cable operators with the opportunity for immediate incremental revenue streams from subscriber fees and sharing of advertising and online transaction fees. Additionally, the WORLDGATE Service for the advanced analog cable box typically does not require the use of channel bandwidth. As a result of the advantages offered by its solution, WorldGate believes that it will be able to successfully market the WORLDGATE Service to cable operators.

    PROVIDE COMPELLING VALUE FOR PROGRAMMERS, ADVERTISERS, ADVERTISING AGENCIES AND E-COMMERCE MERCHANTS. Through our CHANNEL HYPERLINKING technology, programmers and advertisers may enhance their television content with related Internet materials by providing their viewers with the ability to interact in real-time with their television programming or advertising. For example, a television viewer watching a commercial could link immediately to that advertiser's Web site to find more information about the product or to place an order. By giving viewers this ability, WorldGate believes that the value of the program or advertisement to the television programmers or advertisers is increased, and that as a result, programmers and advertisers will be able to increase their revenues.

    WorldGate has established relationships with many providers of content for the WORLDGATE Service including programmers such as CNN, QVC, C-SPAN, The Weather Channel, Showtime, E! Entertainment Network, Lifetime, Arts & Entertainment, HGTV and CourtTV. Similarly, WorldGate has established relationships with Internet and other information content or service providers such as Citicorp, DoubleClick!, and Zip2. The WORLDGATE Service provides them with an opportunity to broaden their offerings by taking advantage of the dynamic capabilities of the Internet linked with cable television's broad subscriber base. The television-based nature of the WORLDGATE Service provides a natural portal for interaction between the consumer and programming and other content providers.

    WorldGate is also working with advertisers and advertising agencies such as General Motors, Sprint, Warner Lambert, Kraft, Erikson, Grey Advertising Inc. and True North Communications Inc. WorldGate is collaborating with these advertisers and advertising agencies to enable interactive links by television consumers with the products and/or services being advertised on the television. WorldGate has also established a committee (the North American CHANNEL HYPERLINKING Organization or "NACHO") which includes representatives from many of these content providers, advertisers and advertising agencies as well as advertising service providers such as Nielsen Media Research Inc. The NACHO advisory board is developing standards and policies for WorldGate's CHANNEL HYPERLINKING technology as well as assisting in its promotion. WorldGate believes that its CHANNEL HYPERLINKING technology, along with the participation of its CHANNEL HYPERLINKING providers and the NACHO advisory board, will facilitate an enriched interactive experience for users of the WORLDGATE Service. Initial field tests of the CHANNEL HYPERLINKING technology in advertisements are currently underway in Massillon, Ohio. In addition, WorldGate intends to conduct a larger field test with multiple cable operators in early 2000. WorldGate also intends to provide additional value added services to advertisers, programmers and cable operators by collecting consumer activity data. This activity data will be collected and tabulated to statistically reflect consumer responses to interactive advertisements and programming, television viewing habits and Internet "surfing" habits. WorldGate intends to ensure a WORLDGATE Service subscriber's privacy by not providing personally identifiable data unless authorized by the subscriber.

    AGGRESSIVELY PENETRATE GLOBAL MARKETS. WorldGate believes that the market for the WORLDGATE Service is global and is seeking to deploy its systems with additional cable operators in the United States, Canada, China, Europe, Latin America and Southeast Asia. The WORLDGATE Service is currently being tested by cable operators on four continents. WorldGate is working with third parties to provide local content directories and user interfaces in multiple languages for the WORLDGATE Service as the demand arises.

    CREATE BRAND EQUITY. WorldGate intends to create an identity for its INTERNET TV OVER CABLE(SM) service under the "WorldGate" brand. In this regard WorldGate is already a registered service mark in the United States and applications have been filed in many other countries. WorldGate believes that the creation of a brand identity among cable subscribers is important to its strategy to become the preferred provider of cable Internet television services to the cable television industry, advertisers, programmers and e-commerce companies. By creating consumer awareness of the WORLDGATE Service, WorldGate believes it will drive penetration in its geographic markets worldwide and increase the pace at which cable operators, advertisers, programmers and e-commerce companies recognize the economic and service benefits of the WORLDGATE Service.

    MAINTAIN AND LEVERAGE TECHNOLOGY POSITION. WorldGate believes that it has established a competitive advantage through its technology position. Development of the WORLDGATE Service has required in excess of three years of intensive engineering and development efforts and the combination of significant expertise in two historically separate industries, cable and the Internet. WorldGate's engineering personnel, who came from established industry participants such as General Instrument and Hitachi, Ltd., have been able to solve challenges involved in delivering real-time Internet access over existing cable infrastructure. WorldGate believes that it is currently the only company to have developed, and commercially deployed, the capability to offer bi-directional transmissions and real-time communications between the cable box and the cable operator's central facility without requiring the use of cable channel capacity. WorldGate intends to maintain its technology leadership by continuing to enhance the performance and functionality of the WORLDGATE Service, and by aggressively seeking to protect its intellectual property.

    LEVERAGE EXISTING RELATIONSHIPS WITH GENERAL INSTRUMENT AND SCIENTIFIC-ATLANTA. WorldGate has strategic relationships with General Instrument and Scientific-Atlanta, the world's two largest suppliers of cable boxes. Both companies have participated in the joint development, including testing and implementation, of WorldGate's technology. WorldGate's technology has been incorporated into versions of their advanced analog cable boxes and is being tested on their digital cable boxes. In addition, both General Instrument and Scientific-Atlanta are stockholders of WorldGate and have joined WorldGate in promoting the WORLDGATE Service in the press, at trade shows and conferences and through joint sales and marketing presentations worldwide.


    As of September 30, 1999:


    - General Instrument had invested an aggregate of approximately $5.5 million and owned 454,716 shares of common stock of WorldGate or approximately 2.1% of the total outstanding shares, and

    - Scientific-Atlanta had invested an aggregate of approximately $3.5 million and owned 333,505 shares of common stock of WorldGate or approximately 1.6% of the outstanding shares.

THE WORLDGATE SERVICE

    OVERVIEW OF THE WORLDGATE SERVICE. WorldGate is the developer of the WORLDGATE Service, an Internet television service that enables:

    - cable operators to offer subscribers low cost, easy to use, high speed Internet access, and

    - television programmers and advertisers to link their programs and advertisements with a fully interactive Web site.

    Upon accessing the WORLDGATE Service, the user is provided with a main menu screen offering several options, including Web browsing and e-mail. The main menu screen also provides options for viewing informative content such as an electronic television program guide, news, weather, sports and community activities. Depending on the option selected, the consumer is connected to the desired content or a secondary menu screen providing additional options. WorldGate has designed both its navigational menu screens and e-mail service to be simple and user-friendly.

    The WORLDGATE Service uses a standard cable television box that has been WorldGate enabled and does not require a personal computer or additional set-top appliance. Furthermore, the WORLDGATE Service can co-exist with alternative methods of Internet access, which may share the same cable operator network and application infrastructure it employs.

    The advanced e-mail service option provides additional features, such as e-mail address list management, folders for archiving received and sent e-mail, support for attachments of which ones that can be displayed are identified and presented in such a fashion that the user can view them, support for forwarding and carbon copying additional mail recipients, and allowing a subscriber to establish and manage multiple mail box addresses for each member of the subscriber's household. The "My Town" icon on WorldGate's main menu screen provides local directories and community guides. This feature offers users a directory of local school activities, restaurants, government resources and related community information. Zip2 currently provides this information on behalf of WorldGate. Also, from the WorldGate home page subscribers receive the current local weather that is updated every hour. The Weather Channel currently provides this weather information. With a few key strokes the subscriber can receive a five day forecast, or check the weather for any other location in the United States.

    From the Web section, subscribers can access our "Web Directories" that provide subscribers with national references to advertisers and links that are organized by category such as travel, sports, finance and shopping. WorldGate can update this information to reflect the changing dynamics of the Web. "Networks on the Web" allows subscribers to view our CHANNEL HYPERLINKING technology partners and any currently available information that is provided by television programmers. "Bookmarks" allows subscribers to save their favorite sites for easier access. Subscribers can also review and edit their list of favorite sites.

    Subscribers can easily go to any site or search the Web by simply entering a phrase or Web address into the WORLDGATE Service. The WorldGate technology determines if the user has entered a valid Web address or a search phrase and then links to the appropriate Web site.

    The WORLDGATE Service allows subscribers to administer their household accounts online. The household administrator can add new accounts, change the parental control (content filtering), change passwords and change the first and last names of the individual users on the service. Up to six users are allowed for each household. The WORLDGATE Service provides the ability to filter the sites being viewed by the subscriber on a subscriber and household basis. WorldGate currently uses Spyglass, Inc.'s SurfWatch filtering technology to offer subscribers the ability to restrict viewing of Web content in categories ranging from sexually explicit, violent and gambling to drugs and alcohol. In addition we offer a filtering system that uses a special list in order to ensure more restrictive content filtering suitable for children using the service.

    Cable operators offer the WORLDGATE Service to their subscribers at rates typically ranging from $6-$18 per month or at a promotional rate for a nominal or no fee during an introductory period for unlimited service. In all current installations, this rate includes the use of an optional wireless keyboard. WorldGate does not preclude the cable operators from charging an extra fee for the use of the keyboard. WorldGate receives a portion of the monthly fee based on negotiations with the cable operators.

    CHANNEL HYPERLINKING TECHNOLOGY. WorldGate's innovative CHANNEL HYPERLINKING technology is designed to allow a user to dynamically link directly from a television program or advertisement being viewed to related Internet sites with the push of a button on a standard remote control or optional wireless keyboard. The WorldGate subscriber does not have to enter or even know the associated Internet address. For example, while watching The Weather Channel, a subscriber can directly access a Web page providing local weather forecasts. Advertising, promotion, transaction and information services are examples of the types of related programming links that may be enabled through the CHANNEL HYPERLINKING technology. Our CHANNEL HYPERLINKING technology is designed to enable applications such as simulcast information on the sports program being viewed.

    There have been several instances where programmers have referred television viewers to related Internet sites. For example, Showtime, ESPN and NBC, among others, have encouraged viewers to use their personal computers to access Web sites related to the content of their sporting event programs, including the Olympics. WorldGate believes that easier and quicker access to the Internet through the capabilities provided by CHANNEL HYPERLINKING technology may promote a new category of cross-programming opportunities.

    WorldGate's CHANNEL HYPERLINKING technology can also be used to enhance the functionality of information sources such as electronic program guides. Although program guides currently offer limited television program and advertising information, such information and their utility can be significantly improved through the use of Web-based content and the ability to perform transactions online. Because such guides are considered by many to be essential when hundreds of channels are available, such as is the case with digital platforms, and because the guides will likely be accessed many times each day, WorldGate believes that CHANNEL HYPERLINKING enhancements to program guides may represent a significant source of revenue.

    To realize the economic benefits of CHANNEL HYPERLINKING, WorldGate, programmers, advertisers and advertising agencies have begun to coordinate implementation of the WORLDGATE Service. In addition, cable operators will need to achieve significant penetration rates of the WORLDGATE Service to provide an attractive target audience for programmers and advertisers to focus on developing the CHANNEL HYPERLINKING service. WorldGate believes that CHANNEL HYPERLINKING may enhance the value of television programming and advertising, increase related on-line transactions and potentially lead to related revenue generating opportunities associated with advertising and on-line transactions.

WORLDGATE COMMERCIAL DEPLOYMENTS

    WorldGate has entered into deployment agreements with eleven operators of cable television systems: Bresnan Communications, Buckeye CableSystem, Cable Bahamas, Charter Communications, Click!Network, Comcast Cable Communications, Hunan Multimedia Communications Bureau, Massillon Cable, Prestige Cable, TVCable and Telefonica Multimedia, which collectively with their affiliates have approximately 15 million subscribers. Set forth below is a table summarizing the current status of these commercial launches. The total number of subscribers served by the cable operator and its affiliates, including all announced acquisitions, across all of their systems is based on data provided by the operator, estimates by Cablevision Blue Book (Summer/Fall 1999), or in the case of international operators, WorldGate estimates. As of August 31, 1999, approximately 10,000 homes subscribed to the WORLDGATE Service and service fees are paid or payable to WorldGate for these subscribers in accordance with the terms of WorldGate's agreements with the cable operators.


                                  TOTAL        COMMERCIALLY                                         TERMINATION
                                 SYSTEM          DEPLOYED              PLANNED DEPLOYMENT              DATE
CABLE OPERATOR                 SUBSCRIBERS       LOCATIONS                  LOCATIONS              OF AGREEMENT
-----------------------------  -----------  -------------------  -------------------------------  ---------------

Bresnan Communications            644,000                          Marshall, MN                   April 2002
                                                                   Rochester, MN
                                                                   St. Cloud, MN
                                                                   Winona, MN

Buckeye CableSystem               130,000                          Toledo, OH                     July 2004

Cable Bahamas                      46,000   Bahamas                                               September 2003

Charter Communications          5,500,000   San Luis Obispo, CA    Lanett, AL                     November 2002
                                            Newtown, CT            Alhambra, CA
                                            Newnan, GA             Burbank, CA
                                            Maryville, IL          Long Beach, CA
                                            St. Louis, MO          Riverside, CA
                                            Logan, UT              Wilamantic, CT
                                                                   LaGrange, GA
                                                                   Worcester, MA
                                                                   Hickory, NC
                                                                   Ft. Worth, TX

Click!Network                       6,000   Tacoma, WA                                            November 2005

Comcast Cable Communications    8,000,000                          Willow Grove, PA               September 2000

Hunan Multimedia                  430,000   Changsha, Hunan        Hengyang, Hunan                June 2002
Communications Bureau                       Province, People's     Province
                                            Republic of China

Massillon Cable                    43,800   Massillon, OH                                         November 2003

Prestige Cable                    157,500   Mooresville, NC                                       November 2005

Telefonica Multimedia S.A.C.      230,000   Lima, Peru                                            March 2004

TVCable                           100,000                          Quito, Ecuador                 September 2005
                                                                   Guayaquil, Ecuador


    Cable Bahamas is currently operational; however, they are awaiting licensure from the government of Bahamas to provide the WORLDGATE Service and there can be no assurance that the license will be obtained. In the event that Cable Bahamas is unable to obtain the necessary license, it may no longer be able to offer the WORLDGATE Service.

WORLDGATE TRIALS AND TECHNICAL EVALUATIONS


    The WORLDGATE Service is in various stages of trials or technical evaluations on four continents with a number of cable operators including Time Warner, the second largest U.S. cable operator, and Cox, the fifth largest U.S. cable operator. Trials typically start with cable boxes connected to a headend server system installed at a cable operator's corporate office location for technical evaluation. Trials are of varying duration and complexity.

    The total subscriber base of cable operators currently in trials and planned trials with WorldGate is approximately 26 million. There can be no assurance that the current or planned trials will be successful or will lead to commercial deployment of the WORLDGATE Service by these cable operators. Set forth below is a table summarizing the current trials and planned trials of the WORLDGATE Service as of September 1, 1999.

    The total number of subscribers served by the cable operator and its affiliates, including all announced acquisitions, across all of its systems is based on data provided by the operator or estimates by Cablevision Blue Book (Summer/Fall 1999) for U.S. operators other than SNET and on WorldGate's estimates for SNET and international operators.


                                           TOTAL SYSTEM                                   NUMBER OF       SYSTEM
CABLE OPERATOR                             SUBSCRIBERS             LOCATION            WORLDGATE BOXES     TYPE
-----------------------------------------  ------------  ----------------------------  ----------------  ---------
UNITED STATES:
  Ameritech Corporation..................       200,000  Chicago, IL (1)                   Planned       Analog
  Cable TV of the Kennebunks.............         8,500  Kennebunk, ME                     Planned       Digital
  Cox Cable Communications...............     6,000,000  Atlanta, GA (1)                   Planned       Digital
  SNET Personal Vision...................        22,000  Hartford, CT                         37         Analog
  Time Warner............................    12,600,000  Orlando, FL                          50         Analog
    (includes Time Warner Cable and Time
      Warner Entertainment-Advance/
      Newhouse)

INTERNATIONAL:
  Cablevision/TCI........................       825,000  Argentina                         Planned       Analog
  Cablevision S.A. de C.V................       300,000  Mexico                            Planned       Analog
  Image TV...............................        30,000  Brazil                            Planned       Analog
  INC, DCS, DNC, BCN, YSC and NIC........       150,000  South Korea                       Planned       Digital
  Retecal................................        40,000  Spain                                17         Analog
  Singapore CableVision..................       160,000  Singapore (1)                        5          Analog
  Skycable...............................       225,000  Philippines                          25         Analog
  Telecable..............................        17,000  Spain                             Planned       Analog
  Toya...................................       100,000  Poland                            Planned       Analog
  United International Holdings..........     5,253,070  New Zealand                       Planned       Digital


------------------------

(1) Corporate office technical evaluations.

TECHNOLOGY

    The WorldGate platform is based on our "ULTRA-THIN CLIENT architecture," which allows substantially all client-related processing to be performed at the cable headend. The WorldGate platform is comprised of three components:

    - servers located at the cable headend,

    - a WorldGate enabled digital or advanced analog cable box, and

    - a remote control and/or optional wireless infrared keyboard.

    CABLE HEADEND; CHANNEL HYPERLINKING. There are two servers located at the cable headend. One server manages all information traveling to and from this server to the Internet. This server also manages individual Internet sessions, processes data for presentation on the television screen and manages the Web browsing client. The second server manages real-time communications from the cable headend to a subscriber's cable box. This server acts as a bi-directional router for data on a cable network. These servers:

    - are based on a multi-processor architecture,

    - can be accessed remotely by WorldGate for performance monitoring and software upgrades, and

    - are configured so that typical full screen refresh time on:

       - an analog platform is five seconds or less, and

       - a digital platform is as low as 1/30th of a second.

    General Web surfing is provided by our browser technology using high performance server headend systems. The WORLDGATE Service browser currently supports HTML Version 3.2, HTTP Version 1.0 and 1.1, HTML Frames, Image formats such as GIF Animations, JPEG and XBM formats. To WorldGate's knowledge, WorldGate is the only company that supports a full Java implementation offering on a set-top platform. Java is used for such applications as chat and instant messaging. The WorldGate platform supports JavaScript that is compatible with Microsoft and Netscape browsers.

    One feature of the WORLDGATE Service is our CHANNEL HYPERLINKING technology. When a cable television subscriber makes a CHANNEL HYPERLINKING request, the subscriber's cable box sends a signal to the cable headend indicating the channel and program information of the program the subscriber is viewing. This information is then matched with the corresponding Web address for the program which has been stored at a cable headend database. Afterwards, the subscriber is linked to the corresponding Web site for full Internet interactivity. This entire process occurs within seconds.

[figure]

                 [WORLDGATE'S CHANNEL HYPERLINKING TECHNOLOGY]

[WorldGate's CHANNEL HYPERLINKING technology provides a flexible and instantaneous solution for interactive television and advertising. WorldGate's CHANNEL HYPERLINKING Center is the brain of the system, managing data flow to the WorldGate affiliate cable systems and gathering usage data to create a valuable reporting infrastructure for advertisers, product marketers, television networks, and cable operators.]

[figure depicting five horizontal boxes. The first box is labeled "Advertisers and Ad Agencies" and contains two smaller boxes including the following text:
"Advertising ID codes are added to master video tapes before distribution," and "The matching Web address is associated with the Advertising ID in WorldGate's software and sent to the CHANNEL HYPERLINKING Center." The first box has a one-way arrow to the second box that is labeled "Broadcast and Cable TV Network Uplink Centers." The second box contains two smaller boxes including the following text: "Advertising ID codes travel with the broadcast advertising signals over satellites" and "Television schedules are sent to the CHANNEL HYPERLINKING Center by networks in advance of broadcast." The third box is labeled WorldGate's CHANNEL HYPERLINKING Center and has a smaller box with "Advertising ID codes are collected from all networks and sent to local cable TV Headends" and a cylinder with "Master Database for all CHANNEL HYPERLINKING" included. The fourth box is labeled "Cable TV Headend" and has a smaller box with "Local cable affiliates receive data from CHANNEL HYPERLINKING Center and a cylinder with "Local Database for National and Local Channel HyperLinks" included. The fourth box is linked with a one-way arrow and text reading "cable to the home" and "cable from the home" to the fifth box. The fifth box is labeled "Analog or Digital Cable Subscriber's Home" and contains two smaller boxes with the following text: "An on-screen prompt can be displayed for advertising ID codes or programs that have interactive content" and "When the consumers click remote controls to go interactive, the headend computer system retrieves the appropriate Web pages to be displayed." The second box is connected to the third box and the third box is connected to the fourth box by pictures of satellite dishes and satellites.]

    CABLE BOX. We believe that we are the only company providing a television-based Internet service for both advanced analog and digital cable boxes. This is particularly important for cable operators deploying both types of cable boxes. WorldGate has developed technology that allows WorldGate enabled advanced analog cable boxes to display the graphics and to provide real-time communications necessary for the WORLDGATE Service. The WorldGate technology is currently incorporated in an additional feature expansion module that must be installed within General Instrument's and some models of Scientific-Atlanta's existing advanced analog cable boxes. The WORLDGATE Service currently operates on modified versions of the General Instrument CFT 2200 and the Scientific-Atlanta 8610 advanced analog cable boxes. In addition, existing models of General Instrument's and Scientific-Atlanta's digital cable boxes, as well as Scientific-Atlanta's 8600X advanced analog cable box, can be used to provide the WORLDGATE Service with a software download. The software download can be done remotely.

    The advanced analog WorldGate platform makes use of the vertical blanking interval to transmit its data in conjunction with regular television signals. The vertical blanking interval is part of a television signal that is not used for the television program. By using the vertical blanking interval, WorldGate does not interfere with the television signal and does not require additional bandwidth to provide the WORLDGATE Service. To provide the WORLDGATE Service, WorldGate uses as few as five of the typically 20 to 50 television channels with vertical blanking intervals that are available. More capacity for the WORLDGATE Service can be provided by use of the vertical blanking interval in these additional channels.

    With the advanced analog platform, WorldGate supports data transmission rates of up to 128 Kbps downstream from the cable operator's central facility to the subscriber's cable box and 14 Kbps or 20 Kbps upstream from the cable box to the cable operator's central facility. Because only keystrokes are being sent upstream, WorldGate believes that the upstream data transmission rate is adequate to transmit such data. The WORLDGATE Service for the advanced analog platform supports:

    - up to 65,000 colors on modified versions of General Instrument's CFT 2200 and Scientific-Atlanta's 8610 advanced analog boxes, and

    - 16 colors on the Scientific-Atlanta 8600X advanced analog cable boxes.

    WorldGate believes that there are currently over 5 million advanced analog cable boxes already shipped which can be WorldGate enabled with a software download, but about half of these boxes require installation of additional memory in the boxes prior to the software download.

    The WorldGate digital platform uses MPEG2 technology to provide transmission speeds of up to 27 Mbps downstream from the cable operator's central facility to the cable box and 256 Kbps upstream from the cable box to the cable operator's central facility. As with the advanced analog cable box, WorldGate believes that the relatively slower upstream speed does not decrease performance of the WORLDGATE Service. Unlike high bandwidth requirements for the downstream path for large data transfers such as Web pages, the upstream path generally is used for small data transfers, such as keystrokes, and does not require large bandwidth capacity. WorldGate's digital platform provides up to 16 million colors and will operate on the following models of digital boxes: GI DCT1000, 1200 and 2000 and WorldGate expects to operate on the GI DCT5000 and Scientific-Atlanta's Explorer 2000 advanced digital cable boxes. The DCT 5000 and Explorer 2000 advanced digital boxes will also support our picture-in-picture capabilities, allowing both the WORLDGATE Service and television programming or advertising to be displayed at the same time. The WORLDGATE Service over the digital platform is scheduled for deployment by Bresnan and Comcast and is currently being tested by WorldGate and certain other cable operators. According to Cablevision Blue Book (Summer/Fall 1999), over four million of these digital boxes will have been shipped through December 31, 1999. All of these boxes can potentially be upgraded to support the WORLDGATE Service through a centrally-administered software download.

    Due to our ULTRA-THIN CLIENT/server architecture, WorldGate believes that the WORLDGATE Service can be deployed on future generation digital boxes with minimal development by WorldGate and minimal transition cost to cable operators offering the WORLDGATE Service on the current-generation digital platform.

    In addition to operating on two-way cable systems that allow bi-directional transmissions and communications between the cable box and the cable operator's central facility, the WorldGate platform is capable of operating over a one-way cable system that allows transmissions and communications only from the cable operator's central facility to the cable box. It is estimated that at least 55% of U.S. cable homes are currently connected to one-way cable systems. On a one-way cable system, it is possible to transmit data from the cable headend to the subscriber using the one-way cable system but there is no available return path. For these one-way systems, WorldGate can use the telephone system for the return path. The response time of the WORLDGATE Service over two-way and one-way cable plant would be similar for most functions except for slower responses over one-way cable plant, during login and use of our CHANNEL HYPERLINKING technology. WorldGate also believes that the slower speed for the telephone system return path is not a problem for subscribers because of the generally low bandwidth requirements for the return path.

    WIRELESS CABLE REMOTE CONTROL AND OPTIONAL KEYBOARD. To access and input data on the WORLDGATE Service, cable television subscribers can use either a standard remote control provided with their advanced analog or digital cable boxes, or optionally, an infrared wireless keyboard that may be provided as part of the WORLDGATE Service. WorldGate has designed this optional keyboard to provide a full size keypad, pointing device and function keys customized for our WORLDGATE Service, such as a CHANNEL HYPERLINKING key. WorldGate expects cable operators to buy keyboards from WorldGate directly and make them available to subscribers as part of the WORLDGATE Service package. Cable operators may provide the optional keyboard to subscribers at no or minimal monthly cost, or allow subscribers to purchase the keyboard.

[figure]

[WORLDGATE SERVER--HARDWARE & SOFTWARE]

[figure captioned WorldGate Server Hardware & Software depicting four linked columns of boxes labeled "System Server," "Application Servers," "Multi-User Client" and "Communications Manager." To the left of the first column is a depiction of an Internet Web page connected by a line labeled "High Speed DataLine" to the first column. The boxes in each of the columns are labeled:
"Billing," "Subscriber Data Base" and "Network Management--Network Monitoring of Headend Equipment;" "Cluster Management," "E-Mail," "Web-based TV Listings" and "CHANNEL HYPERLINKING Database;" "Session Manager--Manager Simultaneous Customer Sessions," "Browser" and "Display Manager-- Formats and Encodes Browser Display and "Data Inserter Sends Web Pages to Cable Customer" and "Data Demodulator Receives Keystrokes from Cable Customer." To the right of the last column is a depiction of a home television screen connected by a line labeled "Cable Network" to the last column.]

SECURITY

    The WORLDGATE Service uses a standard encryption protocol known as Secured Sockets Layer to encrypt data. When a WorldGate session is initiated, the WorldGate enabled cable box will send a log-in request to the WorldGate headend server. The server then creates a unique master key. The master key will be comprised of two keys: one key is known as the public key, which is used only for encryption, and the second key is known as the private key, which is used only for decryption. Only the public key will be transmitted back to the cable box. The cable box then chooses two random 128 bit numbers, the session keys, and encrypts them with the public portion of the master key before sending the encrypted session keys back to the server. The server receives the encrypted session keys and decrypts them with the private portion of its master key. As a result, both the server and the cable box have available a pair of unique session keys which may be used to encrypt and decrypt messages and thereby communicate securely for that particular session.

ENGINEERING AND DEVELOPMENT

    To date, engineering and development have been a significant focus of WorldGate. Development of the WORLDGATE Service has required combining technical experience and knowledge from two historically separate industries, the Internet and cable, as well as three years of intensive efforts. The principal elements of WorldGate's engineering and development activities are as follows:

    CHANNEL HYPERLINKING. WorldGate has been developing and will continue to develop the systems and hardware necessary to establish a centralized CHANNEL HYPERLINKING control facility to enable advertisers to provide data necessary to implement our CHANNEL HYPERLINKING technology on a large scale.

    FEATURE ENHANCEMENTS. WorldGate intends to continue to expand features of the system to integrate newly developed Web features, accessories and tools. WorldGate has demonstrated picture-in-picture capability to allow Web pages and television programs to be viewed at the same time and plans to support this capability on the DCT 5000 and Explorer 2000 advanced digital cable boxes, and to develop system enhancements to support the picture-in-picture capability on other digital cable boxes. WorldGate also intends to develop system enhancements that will enable consumers to listen to CD-quality audio while browsing the Web. WorldGate is currently working to allow attachment of a printer to the WORLDGATE Service.

    To implement its engineering and development strategy, WorldGate has assembled an engineering team from established industry players, such as General Instrument and Hitachi, with strong backgrounds in real-time data communications hardware and software, digital video, client-server software, Unix operating systems, computer networking, circuit design and cable headend design.

SALES AND MARKETING

    SALES. WorldGate utilizes its direct sales force and senior management, including its Chief Executive Officer, to market the WORLDGATE Service. These individuals work closely with the General Instrument and Scientific-Atlanta sales forces to promote the WORLDGATE Service in the press, at trade shows and conferences and through joint sales and marketing presentations worldwide. Because WorldGate expects that the roll-out of WorldGate's service will in many cases be tied to the introduction of new cable box deployments, it will remain important and advantageous to WorldGate to have an integrated sales effort with the major cable box manufacturers. WorldGate believes that its relationship with these large industry sales forces will continue to provide efficient leads for high volume sales. Currently, nine employees are dedicated to the sales efforts, including our Senior Vice President of Sales and Marketing, the Vice President and General Manager, and the Vice President, Affiliate Sales and Marketing.

    MARKETING. WorldGate's marketing strategy is directed at four primary constituencies: consumers, cable operators, programming content providers and advertisers. To reach consumers, WorldGate provides cable operators with promotional content for the WORLDGATE Service including local cable television commercial spots and insertions for monthly cable billings, in addition to utilizing the cable operators' extensive sales networks. Because WorldGate markets itself as a family service, WorldGate has developed a series of television commercials aimed at various demographic market segments, which are customized for specific cable companies. In addition, WorldGate plans to develop a training tape for customer service representatives to teach them how to sell the WORLDGATE Service and how to answer commonly asked questions. WorldGate also plans to create longer form commercials to sell the WORLDGATE Service over cable television and ten-minute tutorial tapes to teach consumers how to use the WORLDGATE Service. Standard print media for consumers include user guides, point-of-purchase displays and low-cost bill stuffers. A monthly WorldGate news magazine tailored to the subscriber base is also planned. To enhance the potential penetration of the WORLDGATE Service, WorldGate is establishing its name as a known trade and consumer brand.

    To reach cable operators, WorldGate has focused its marketing efforts mainly on trade advertising and promotions, which includes demonstrations at industry conferences and print advertising in major weekly industry news publications such as MultiChannel News, Broadcasting and Cable, CED and Cable World. WorldGate has made substantial investments in trade show booths for cable shows such as the National Cable Television Association Cable Show and The Western Show, and also plans to continue to share booths with General Instrument and Scientific-Atlanta at various upcoming trade shows.

    To reach programming content providers, WorldGate has developed an aggressive program to establish distribution arrangements with various content providers to develop content particularly suited to the WORLDGATE Service. Through WorldGate's distribution of such content packages as part of the WORLDGATE Service, these providers are offered access to a pervasive medium in which television programming can be enriched by Internet materials, and in which consumers can experience real-time, interaction with the programming. The television-based nature of the WORLDGATE Service provides a natural portal for interaction between the consumer and the programming offered by these content providers.

    WorldGate has established a team to market the WORLDGATE Service, including the opportunities created by a television-based portal to the Internet, to television programmers, advertisers and other content providers. WorldGate's marketing efforts to television networks have focused primarily on cable television networks and secondarily on the broadcast networks. We believe that national cable television networks may have some advantages over broadcast networks in providing our CHANNEL HYPERLINKING technology for their programming because they do not have to contend with programming provided by numerous affiliated local stations. Rather, just a few network feeds cover the entire nation. We believe that our CHANNEL HYPERLINKING technology can turn the cable television network of national programming into targeted, personalized interactive content with very little effort on the part of television networks.

    WorldGate sees value in partnering with television networks because WorldGate believes that consumers will see value in interacting with their favorite television programming.

    WorldGate has developed a strategy to establish partnerships with television programming content partners through distribution agreements. These distribution agreements generally provide that our partner will provide link information and Internet-based content particularly suited to the WORLDGATE Service and our CHANNEL HYPERLINKING technology.

    WorldGate believes that Internet and other information or service content providers such as Citicorp and Zip2 can broaden their customer base by taking advantage of our television-based WORLDGATE Service. The television-based nature of the WORLDGATE Service provides a natural portal for interaction between the consumer and the programming and other content offered by these content providers.

    WorldGate's marketing team also works with advertisers and advertising agencies. We believe that interactive television advertising will grow significantly in the future. WorldGate promotes the WORLDGATE Service for television advertising directly to advertisers and top national and global advertising agencies. In addition, WorldGate promotes the WORLDGATE Service through the American Association of Advertising Agencies, whose members are composed of the leading advertising agencies in the United States, and the Association of National Advertisers, whose members are composed of advertisers. WorldGate expects to provide value to advertisers and advertising agencies by providing interactivity between broadcast television advertising and related Internet content. Our CHANNEL HYPERLINKING technology is expected to combine broad viewership of broadcast advertising with the immediacy and targeted nature of direct marketing. During 1999, WorldGate has been working with Nielsen Media, cable operators, television networks, advertisers and their advertising agencies to complete a marketing study which will measure the effectiveness and value of our CHANNEL HYPERLINKING technology for both interactive programming and interactive advertising.

CUSTOMER SERVICE AND SUPPORT

    WorldGate has developed and maintains a sales support and customer service network infrastructure to enable it to respond to cable operator and consumer issues. WorldGate believes that most sales support and customer service requests can be handled by WorldGate personnel via the telephone or the Internet. Accordingly, WorldGate has set up a 24-hour and toll free telephone help-line to assist cable operators having technical problems with WorldGate's software or hardware. WorldGate also plans to monitor each cable headend system utilizing the WORLDGATE Service in an effort to detect system problems before they become apparent to consumers, and to remotely download software updates as needed from its principal offices in Trevose, Pennsylvania. To assist domestic consumers subscribing to the WORLDGATE Service, electronic on-line help is available 24 hours a day from any of the WORLDGATE Service screens. Additionally, WorldGate intends to provide consumers with access to a telephonic help-line offering pre-recorded answers to frequently asked questions for a nominal charge.

SYSTEM INTEGRATION

    WorldGate utilizes contract manufacturing for substantially all of the major hardware components and licenses technology necessary to provide the WORLDGATE Service, thereby allowing WorldGate to focus resources on sales and marketing and engineering and development related to the WORLDGATE Service. WorldGate does not manufacture, nor does it have the capability to manufacture, any of the components of the equipment used in providing the WORLDGATE Service. Rather, WorldGate's internal manufacturing operations consist primarily of assembly of prototypes, test engineering, materials purchasing, integration of equipment components and inspection and quality control, all of which are performed at its facilities in Trevose, Pennsylvania. Although WorldGate has not experienced any material difficulties in obtaining supplies or manufactured products, any termination of the license of the technology used on the WorldGate platform or any reduction or interruption in supply or manufacturing from these third-party contractors would adversely affect its ability to deliver its products.

INTELLECTUAL PROPERTY

    We regard our technology as proprietary, and we rely on a combination of patents, copyrights, trademarks, trade secret laws, contractual restrictions, restrictions on disclosure and other methods to establish and protect our technology and proprietary rights and information. We have filed patent applications in the United States and internationally covering aspects of our real-time, two-way interactive systems, including our ULTRA-THIN CLIENT architecture, centralized data processing, communications schemes and our CHANNEL HYPERLINKING technology. The patent application for our ULTRA-THIN CLIENT architecture relates to a system and method for accessing an information source without the need for a personal computer, and more particularly to the access of such information source through the use of the existing television distribution systems. In June 1999, we received notification from the U.S. Patent and Trademark Office that all 60 claims of the patent application for our ULTRA-THIN CLIENT architecture had been allowed. The patent application for our CHANNEL HYPERLINKING technology relates to a system and method for providing interactive access to an information source, such as the Internet, through a networked distribution system, such as television programming. In May 1999, we received notification that all 62 claims of the patent application for our CHANNEL HYPERLINKING technology had been allowed. Although we have already received a notice of allowance on these two pending applications, we cannot assure you that any patent will issue from these applications or that, if issued, any claims allowed will be sufficiently broad to protect our technology. In addition, we cannot assure you that any patents that may be issued will not be challenged, invalidated or circumvented, or that any rights granted to us would provide us with proprietary protection. The failure of any patents to protect our technology may make it easier for our competitors to offer technology equivalent or superior to our technology. We also generally enter into confidentiality agreements with our employees and consultants, and when possible, customers, partners and others to control access to and distribution of our documentation and other proprietary information. Despite these precautions, a third party may copy or otherwise obtain and use our products, services or technology without authorization, or develop similar technology independently. In addition, effective patent, copyright, trademark and trade secret protection depends on the various forms of liability for infringement. Legislators both domestically and internationally are grappling with these issues, and the case law in this area is not fully developed. Moreover, protection may be unavailable or limited particularly in some foreign countries, and the global nature of the Internet makes it virtually impossible to control the ultimate destination of our content offerings. Policing unauthorized use of our content offerings is difficult. There can be no assurance that the steps taken by us will prevent misappropriation or infringement of our technology. In addition, litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. Such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on our business, financial condition and results of operations. We are subject to litigation brought by others claiming that we infringe their intellectual property. See "--Legal Proceedings."

COMPETITION

    The market for consumer Internet services is extremely competitive, and WorldGate expects that competition will intensify in the future. Access to the Internet is currently available through several methods including:

    - telephone access through a personal computer,

    - telephone access through a television,

    - cable access through a personal computer, and

    - cable access through a television.

    While these various methods of Internet access and types of services offered may be construed as competitive, they may also be complementary. Household members may prefer to use different methods of Internet service/access based on availability and their intended business or leisure use. WorldGate is working with some of the companies described below to find ways to combine their product and service offerings with those of WorldGate.

    TELEPHONE ACCESS THROUGH A PERSONAL COMPUTER. Currently, the majority of Internet users utilize a personal computer and a modem to access the Internet over a telephone line through a connection to an Internet service provider ("ISP") such as America Online, Earthlink or MindSpring. WorldGate believes that this mode of Internet access may be limited by:

    - the complexity, maintenance and obsolescence issues usually associated with a personal computer,

    - bandwidth constraints of using dial-up modems with peak data transmission speeds of 56 Kbps that may result in significant dial-up connection times and delays, and

    - expenses including:

       - investment that may be required for a personal computer and a modem,

       - ISP's monthly fees, which WorldGate believes generally range from $10-$22 per month,

       - possible telephone access charges, and

       - the total number of users that may be simultaneously connected to an ISP.

    Recent advancements within telephone systems may mitigate some of the above factors. Integrated Services Digital Network ("ISDN") technology enables a peak data transmission speed of 128 Kbps between the user and the ISP over specially conditioned telephone lines. Although ISDN technology has been available for several years, WorldGate believes that it has not been widely deployed due primarily to its relatively high costs. Asymmetric Digital Subscriber Line ("ADSL") technology is currently the most common implementation of Digital Subscriber Line ("xDSL") technology. ADSL enables peak data transmission speeds of 8.4 Mbps downstream from the ISP to the user and 640 Kbps upstream from the user to the ISP. Bell Atlantic and America Online, Inc. have announced an agreement to provide high-speed DSL access as a premium upgrade to AOL subscribers in Bell Atlantic's service area, as the technology becomes available in major markets. The DSL upgrade is expected to cost AOL subscribers about an extra $20 per month, bringing the cost of the service (about $40) in line with cable modem service. The most recent announcement is AOL's agreement with GTE, which gives AOL access to GTE's ADSL lines, expected to reach 4 million households in 17 states by the end of this year. AOL plans to upgrade customers for an additional $20 per month. AOL has signed similar agreements with Ameritech and SBC Communications.

    In addition to telephone based access, satellite based access may be an alternative. Satellite-delivered approaches such as direct broadcast satellite ("DBS") currently provide a peak data transmission speed of approximately 400 Kbps downstream and rely on dial-up modems and the telephone network for upstream transmission ("telephone return"). In addition to the telephone limitations discussed above, these approaches have limitations on the ability to expand their services due to the necessity of dividing a finite amount of satellite bandwidth among subscribers in a broad geographic area. Other wireless offerings rely on ground-based radios instead of satellites. These offerings include multichannel multipoint distribution service ("MMDS") and local multipoint distribution service ("LMDS"), which are one-way and two-way high-bandwidth wireless digital broadcasting systems, respectively. MMDS and LMDS are not yet widely available, require unobstructed "line-of-sight" transmission paths and may require additional radio frequency spectrum allocations, an entirely new distribution infrastructure and new equipment, including specialized radio modems.

    TELEPHONE ACCESS THROUGH A TELEVISION. Set-top appliances, such as those provided by WebTV, have been introduced to provide Internet access through telephone lines to a television without requiring a personal computer. Additional offerings for this type of service have recently been announced by Net Channel, the assets of which have been acquired by America Online, as well as other set-top appliance manufacturers such as American Interactive Media, The Thomson Corporation, Teknema and Mitsubishi Electronics America, Inc. Although such access solutions do not require a personal computer or personal computer expertise, WorldGate believes that this mode of Internet access may be limited by:

    - the need to purchase a dedicated or "single-purpose" set-top appliance which typically costs approximately $99-$199 and exposes the consumer to risks of equipment obsolescence,

    - the telephone bandwidth constraints discussed above,

    - monthly subscription fees that may be up to $25 per month in addition to any telephone access charges, and

    - functional limitations such as the inability to support CD-quality audio and Java-based applications, including instant messaging and chat rooms.

    CABLE ACCESS THROUGH A PERSONAL COMPUTER. In order to leverage the broadband infrastructure of cable television systems, several services have been launched to provide high-speed Internet access and content to cable subscribers with personal computers. Companies in this segment include At Home and Road Runner. WorldGate believes that subscribers to these services require a separate high-speed cable modem with an installation cost of approximately $40-$100 and that additional costs are also incurred for monthly subscription fees and cable access charges in the range of $30-$40. These high-speed cable modems, while generally providing higher speed Internet access than dial-up access, typically require extensive and costly cable network upgrades.

    CABLE ACCESS THROUGH A TELEVISION. Various companies are attempting to provide Internet access to cable television consumers through a set-top appliance connected to a television. In some instances this appliance may be a dedicated unit, such as is currently utilized by ICTV and the Interactive Channel, or a cable converter box, such as that utilized by the WORLDGATE Service and Liberate. Generally, these solutions are cable-based and do not use the telephone infrastructure. Accordingly, these solutions generally overcome the bandwidth constraints typically associated with the telephone infrastructure. The use, however, of a dedicated unit adds incremental costs which are not present when the service is offered directly over a cable box. Furthermore, analog-based services such as that currently offered by ICTV require the use of one dedicated full video channel for the downstream path for each user, which is less attractive to cable operators since such channel(s) can no longer be used for television programming or other revenue generating services. The WORLDGATE Service's analog platform, however, does not require a dedicated video channel as a result of the use of the vertical blanking interval for the downstream path. See "--Technology." Cable operators offering the WORLDGATE Service on a digital platform will need to provide a dedicated video channel, but it will alone support the expected usage of hundreds of WORLDGATE Service subscribers.

    Companies such as Wink and Intel broadcast supplementary text and/or graphics information which is displayed on televisions to enhance the television viewing experience. Typically, these systems are one-way unless a telephone and modem is available for the return path. It is also possible for these systems to use the pay per view polling mechanism to retrieve limited data from the subscriber.

    WorldGate believes that there are many factors which can affect success within this market. Key factors include:

    - transmission speed,

    - ease-of-use,

    - price,

    - reliability of service,

    - ease of access,

    - obsolescence,

    - content quality,

    - quality of presentation,

    - timeliness of content,

    - customer support,

    - brand recognition,

    - operating experience,

    - revenue sharing, and

    - with respect to advertisers, the number of users, duration and frequency of visits and user demographics.

LEGAL PROCEEDINGS

    On May 11, 1998, Interactive Channel Technologies, Inc. and SMI Holdings, Inc., subsidiaries of Source Media, Inc. ("Source"), filed a complaint against us in the United States District Court for the District of Delaware, alleging that the WORLDGATE Service infringes patents issued to Source. The complaint seeks injunctive relief, as well as monetary damages and attorney fees. In our answer filed on June 22, 1998, we have denied these allegations and further asserted that the patents in suit were invalid. In addition we have filed multiple counterclaims against Source asserting that Source misappropriated our confidential information and trade secrets, and intentionally and tortiously interfered with our existing and prospective business relationships, which counterclaims Source has subsequently moved to dismiss. Source's motion was subsequently denied and discovery is now proceeding.

    On October 6, 1998, Advanced Interactive, Inc. ("AII") filed a complaint in the United States District Court for the Northern District of Illinois, Eastern Division, against Matsushita Electric Corporation, Matsushita Electric Industrial Co. Ltd., Sharp Electronics, Corp., Sharp Corp., Interactive

Channel Technologies, Thomson Consumer Electronics, Toshiba Consumer Products, Inc., Toshiba America, Inc., Toshiba Corporation, General Instrument Corporation, Scientific-Atlanta, Inc., ATI Technologies, Inc., ADS Technologies Inc., Gateway 2000, Inc., STB Systems, Inc., Hauppauge Computer Works, Inc., WebTV Networks, Inc. and us, alleging that each of the above companies infringed a patent issued to AII. The complaint seeks monetary damages and attorney fees. In our answer filed on December 2, 1998, we have denied these allegations and further asserted that the patent in suit was invalid. Subsequently, the defendants have filed a joint motion for partial summary adjudication of claim construction issues which remains pending, and plaintiff has filed a motion for summary judgment which was denied. Limited discovery is now proceeding.

    If the plaintiffs win either of the above lawsuits, we could be precluded from offering the WORLDGATE Service. We intend to vigorously defend these matters, but, as with any patent litigation, there can be no assurance that the plaintiffs will not prevail and obtain damages and, in the event that the plaintiffs would not accept an ongoing royalty, an injunction could issue in which case we could be precluded from offering the WORLDGATE Service. From time to time, others may assert infringement claims against us in the future.

    Except as stated above, we are not currently involved in any material legal proceedings.

EMPLOYEES

    As of June 30, 1999, we employed 152 full-time employees and had 14 independent contractors. All of our employees and independent contractors are located in Trevose, Pennsylvania, except for an aggregate of four sales people located in Colorado, Florida and Georgia. None of our employees is represented by a labor union, and we have no collective bargaining agreement. We believe that our relations with our employees are good.

FACILITIES

    Our corporate headquarters is currently located in Trevose, Pennsylvania in a leased facility consisting of approximately 60,000 square feet. The lease for this space will expire in June 2009, with an option to extend for an additional 10 years.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    Our executive officers and directors are as follows:

NAME                                 AGE              POSITION(S)
-----------------------------------  ---  -----------------------------------
Hal M. Krisbergh(1)................  52   Chairman and Chief Executive
                                          Officer
Joseph E. Augenbraun...............  35   Vice President, Engineering
Scott B. Campbell..................  52   Vice President, Business
                                          Development
Randall J. Gort....................  50   Vice President, General Counsel and
                                          Secretary
Gerard K. Kunkel...................  41   Senior Vice President, Sales and
                                          Marketing
Jae Hea Edward Lee.................  36   Vice President, Operations
Peter C. Mondics...................  46   Vice President, Affiliate Sales and
                                          Marketing
Kenneth P. Nimmer..................  60   Vice President, Consumer Marketing
Christine K. Van Horne.............  49   Treasurer
David E. Wachob(2).................  45   Director, Vice President and
                                          General Manager
Thomas G. Baxter...................  53   Director
Alan Gerry(1)......................  71   Director
Marcia J. Hooper(1)(2).............  45   Director
Ronald A. Walter(2)................  57   Director

------------------------

(1) Member of Compensation Committee

(2) Member of Audit Committee

    HAL M. KRISBERGH has been with WorldGate since its inception in March 1995. From September 1981 to September 1994, Mr. Krisbergh was an executive officer of General Instrument. Mr. Krisbergh served as President of General Instrument's Communications Division and, for the past 15 years, has been a well-known figure in the cable industry. He is a recognized leader in the development of addressable cable boxes, impulse pay-per-view, optoelectronics and digital audio technologies. In 1991, Mr. Krisbergh received cable television's prestigious Vanguard award. Prior to joining General Instrument, Mr. Krisbergh was employed by W. R. Grace & Co., Deloitte & Touche and Raytheon Company.

    JOSEPH E. AUGENBRAUN joined WorldGate in August 1995. Mr. Augenbraun is responsible for the management of the hardware and software teams developing the WorldGate platform. From August 1992 to August 1995, Mr. Augenbraun was a researcher for Hitachi's HDTV Advanced Television and Systems Laboratory. From November 1987 to August 1992, Mr. Augenbraun was on the engineering staff at Commodore-Amiga Inc, where he served in various capacities including Project Manager on the Amiga 1500 Computer System and lead designer in ASIC development.

    SCOTT B. CAMPBELL joined WorldGate in February 1997. Mr. Campbell was President of Genesis International Group, a consulting firm to the cable industry, from November 1993 to February 1997. Before that he was at Home Shopping Network, where he served in various management and sales positions, including: from March 1992 to February 1993 as Executive Vice
President/Diversified Marketing and Media Services, from July 1989 to March 1992 as Senior Vice President/Affiliate Relations, and from July 1986 to July 1989 as Senior Vice President/Marketing and Sales.

    RANDALL J. GORT joined WorldGate in August 1997. From July 1995 to August 1997, Mr. Gort was General Counsel, Secretary, and Director of Legal and Corporate Affairs for Integrated Circuit Systems, Inc. Mr. Gort was in private practice from August 1994 through June 1995. Prior to that time, he was an Associate General Counsel for Commodore International Ltd. from May 1987 through July 1994. Mr. Gort was with Schlumberger Ltd. from October 1982 through early 1987, originally as

Senior Attorney and then as General Counsel, FACTRON Division. From April 1979 through October 1982, Mr. Gort was Counsel for various divisions of the 3M Company, including Medical and Surgical Products Divisions, Orthopedic Products Division, Electro-Mechanical Resources Division and 3M's four Tape divisions.

    GERARD K. KUNKEL joined WorldGate in February 1997. Mr. Kunkel is responsible for domestic sales and marketing as well as the development and deployment of WorldGate's CHANNEL HYPERLINKING business and technology. From May 1995 to February 1997, Mr. Kunkel was President of Broadband Applications Development Company. From March 1993 to April 1995, he served as Vice President, Product Development of StarNet, Inc. From June 1991 to March 1993, Mr. Kunkel was President of The Kunkel Group. From May 1984 to June 1991, Mr. Kunkel was Director of Design and Electronic Publishing for PC MAGAZINE. For the period 1977 through 1984, Mr. Kunkel was an award winning art director for various New York City based magazines.

    JAE HEA EDWARD LEE has been with WorldGate since its inception in March 1995. Mr. Lee is responsible for all manufacturing, quality assurance, field operations and information technology. From October 1991 through January 1995, Mr. Lee was General Manager and then President of RGB Industries, Inc., a manufacturing and import/export business. From September 1987 to October 1991, Mr. Lee was a Design Engineer for General Instrument's Jerrold Division, where his responsibilities included the development of application specific integrated circuits and management of the division's engineering local area network.

    PETER C. MONDICS has been with WorldGate since March 1996. From January 1994 through February 1996, Mr. Mondics was a principal with New Ventures Business Planning, a corporation formed to conceptualize, model, create and distribute new business models for clients seeking entry into the cable operator, phone and wireless distributed service businesses. From February 1991 to December 1993, Mr. Mondics was President of NuStar, Inc. and Executive Vice-President of StarNet, NuStar's parent entity. From February 1987 to January 1991, Mr. Mondics was Vice-President of NuStar's Network Sales. Mr. Mondics was Eastern Regional Vice-President of Financial News Network from June 1984 to January 1987 and Marketing Manager for Home Box Office from May 1981 to May 1984.

    KENNETH P. NIMMER has served WorldGate as a consultant since its inception in March 1995, and became an employee of WorldGate in March 1999. Mr. Nimmer is responsible for Consumer Marketing and Customer Support. From January 1985 to March 1997, Mr. Nimmer was an executive at General Instrument where he co-developed programming enterprises such as Cable Video Store, Cable Catalog Store, Cine Canal and Movie Choice. Prior to General Instrument, from February 1983 to January 1985, Mr. Nimmer was a co-founder and Senior Vice President and General Manager of the Nostalgia Network, now known as Good Life Television. Prior to joining the Nostalgia Network, Mr. Nimmer worked in higher education for 12 years.

    CHRISTINE K. VAN HORNE has been with WorldGate since June 1999. From May 1992 to August 1998, Ms. Van Horne was Assistant Treasurer of Comcast Corporation, where she was responsible for managing the capital structure of Comcast's operating subsidiaries. From March 1987 to April 1992, Ms. Van Horne was Corporate Finance Manager at Comcast. Prior to joining Comcast, Ms. Van Horne held financial positions with Meritor Financial Group and UGI Corporation.

    DAVID E. WACHOB has been with WorldGate since its inception in March 1995. Between 1991 and 1995, Mr. Wachob was President of Network Resources Incorporated, an independent consulting company for the cable, cellular, telecommunications and consumer electronics industries. From June 1988 to September 1991, Mr. Wachob was Director of Advanced Technologies for General Instrument where he managed strategic planning, market research, technical assessment and business development of advanced technologies for the cable television industry. Mr. Wachob's other positions with General Instrument included, from July 1986 to June 1988, Manager of Product Support Engineering, and from November 1984 to July 1986, Radio Frequency Systems Engineer.

    THOMAS G. BAXTER has been a member of WorldGate's board of directors since July 1998. Mr. Baxter has been an operating partner in the investment banking firm of Evercore Partners since June 1998. Mr. Baxter is also a director of C-SPAN and Dycom Industries, Inc. Prior to his current position Mr. Baxter served as President of Comcast's cable subsidiary, Comcast Cable Communications, Inc., the nation's fifth largest cable television operation at that time, from January 1990 to January 1998. Mr. Baxter was also responsible for the operations of Comcast's telephone and cable systems in the United Kingdom. Prior to joining Comcast Mr. Baxter held executive positions with Cablevision Systems Corporation and Time Warner Entertainment Company, Inc.

    ALAN GERRY has been a member of WorldGate's board of directors since April 1997. Mr. Gerry founded Granite Associates, L.P., a private investment company, and presently serves as its Chairman and Chief Executive Officer. Mr. Gerry was the founder, and for at least the last 3 years prior to 1996, he was the Chairman and Chief Executive Officer of Cablevision Industries Corporation, the eighth largest multiple system operator in the United States, with over 1.3 million subscribers at the time of its merger with Time Warner Inc. in 1996. Mr. Gerry has been the recipient of numerous awards and citations including the cable television industry's prestigious Vanguard Award for Distinguished Leadership, which he received in 1995. Mr. Gerry is a veteran of the U.S. Marine Corps.

    MARCIA J. HOOPER has been a member of WorldGate's board of directors since April 1997. Ms. Hooper has been a partner with the Information Technology Group of Advent International Corporation since May 1996. Ms. Hooper is also a director of Interleaf, Inc., Signal Internet Technologies, Inc., LionBridge Technology, Inc., PolyMedica Industries, Inc. and Wang Laboratories, Inc. In July 1994 Ms. Hooper co-founded Viking Capital Group, Inc., a venture firm focused on early stage investments. From May 1979 to July 1994, Ms. Hooper was employed as a general partner with Paine Webber/Ampersand Ventures.

    RONALD A. WALTER has been a member of WorldGate's board of directors since April 1998. Mr. Walter is Executive Vice President of CitiGroup Investments, Inc., and has been a senior officer of Citicorp and Citibank, N.A. since May 1979. He serves as Director of Investments for Citicorp's proprietary long-term equity investment program and manages the investment program for the assets supporting Citigroup's employee benefit programs. His previous experience with Citicorp includes serving as Secretary of Citicorp's Finance Committee, Head of Strategic Analysis and Chief Financial Officer for the company's equipment finance and leasing business. Mr. Walter was a member of the Urban Planning faculty at MIT and was part of the management team responsible for ending the financial crisis in the City of New York.

BOARD OF DIRECTORS AND COMMITTEES

    Each director is elected to hold office until the next annual meeting of stockholders and until his or her respective successor is elected and qualified. The board of directors has a compensation and stock option committee (the "Compensation Committee") which makes recommendations to the board concerning the compensation and benefits programs for its directors, officers and employees, including all stock options granted under WorldGate's 1996 stock option plan. Currently, the Compensation Committee is composed of Messrs. Krisbergh and Gerry and Ms. Hooper. The board also has an audit committee which is composed of Mr. Wachob and two outside directors, Mr. Walter and Ms. Hooper.

COMPENSATION OF DIRECTORS

    Mr. Baxter and Ms. Hooper are reimbursed for travel and other expenses related to their service on the board of directors. In addition, WorldGate pays to Mr. Baxter a stipend of $1,000 for each board meeting he attends in person and, on September 16, 1998 and March 17, 1999, WorldGate granted to him options to purchase 6,666 and 3,333 shares of common stock, respectively, at an average weighted exercise price of $8.50 per share. These options will vest in four equal annual installments on the anniversary of the grant date. Other than Mr. Baxter and Ms. Hooper, no other board member is reimbursed for his or her travel and other expenses or compensated for his or her service on the board.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    With the exception of Mr. Krisbergh, no member of the Compensation Committee is an officer or employee of WorldGate. Mr. Krisbergh does not, however, participate in the determination of his own compensation. No executive officer of WorldGate serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on the Compensation Committee.

EMPLOYMENT AGREEMENTS

    No employee of WorldGate has entered into an employment agreement with WorldGate.

BONUS PLAN

    WorldGate has established a bonus plan which provides for the payment of bonuses to executive officers and other employees based upon the performance of WorldGate, the performance of the business division of which the officer or employee is a member and the performance of the officer or employee. Under this plan, WorldGate generally assesses the prior year's performance and makes bonus payments during the first calendar quarter of each year.

EXECUTIVE COMPENSATION

    The following table sets forth information concerning compensation paid in fiscal year 1998 with respect to WorldGate's chief executive officer and our four other most highly compensated executive officers. The bonuses listed below, which had been accrued and reflected in the 1998 results, have since been paid.

                           SUMMARY COMPENSATION TABLE
                                FISCAL YEAR 1998

                                                                                      LONG TERM
                                                                                     COMPENSATION
                                                                                        AWARDS
                                                               ANNUAL COMPENSATION    SECURITIES
                                                              ---------------------   UNDERLYING     ALL OTHER
NAME AND PRINCIPAL POSITION                                    SALARY       BONUS      OPTIONS      COMPENSATION
------------------------------------------------------------  --------     --------  ------------   ------------
Hal M. Krisbergh
  Chairman and Chief Executive Officer                        $320,250(1)  $144,113      $ --           $ --
David A. Dill (2)
  Chief Financial Officer                                      193,218       67,626        --             --
Scott B. Campbell
  Vice President, Business Development                         160,000       48,000        --             --
Peter C. Mondics
  Vice President, Affiliate Sales and Marketing                159,375       47,813        --             --
David E. Wachob
  Director, Vice President and General Manager                 149,450       44,835        --             --

------------------------

(1) In 1998, $66,250 of Mr. Krisbergh's salary had been accrued but not paid. This has since been paid.

(2) In August 1999, Mr. Dill resigned as our chief financial officer and as an employee of WorldGate. Mr. Dill will continue to serve on a part-time basis as a member of our financial advisory committee.

    No options were granted to any executive officer named in the Summary Compensation Table in 1998. Since December 31, 1998, Messrs. Dill, Campbell, Mondics and Wachob have each been granted options to purchase 13,333 shares of common stock at an exercise price of $16.50 per share.


    The following table sets forth information concerning options exercised during 1998 and the number and the hypothetical value of unexercised options of WorldGate held by the executive officers named in the Summary Compensation Table as of December 31, 1998. This table is presented solely for purposes of complying with the Commission rules and does not necessarily reflect the amounts the optionees will actually receive upon any sale of the shares acquired upon exercise of the options. There was no public market for the common stock as of December 31, 1998. The values of the unexercised in-the-money options at December 31, 1998 have been calculated using a price of $7.50 per share, the fair market value of the common stock as of December 31, 1998, as determined by the board of directors on the basis of its assessment of WorldGate's prospects, financial condition and results of operations as of that date, less the aggregate exercise price. The values of the unexercised in-the-money options based on the public offering price have been calculated using a price of $22.88 per share, the closing price on September 30, 1999, less the aggregate exercise price.


                         AGGREGATE OPTION EXERCISES AND
                       LAST FISCAL YEAR-END OPTION VALUES

                                                         NUMBER OF SECURITIES
                                                      ---------------------------
                                                                                     VALUE OF UNEXERCISED IN-
                                                        UNDERLYING UNEXERCISED                 THE-
                                 SHARES                       OPTIONS AT                   MONEY OPTIONS
                                ACQUIRED                   DECEMBER 31, 1998             DECEMBER 31, 1998
                                   ON       VALUE     ---------------------------   ---------------------------
NAME                            EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
------------------------------  --------   --------   -----------   -------------   -----------   -------------
Scott B. Campbell                  --         --        15,000         45,000         $78,750       $236,250
Peter C. Mondics                   --         --        16,666         50,000          95,309        285,938


                                       VALUE OF UNEXERCISED IN- THE-

                                         MONEY OPTIONS BASED ON THE

                                           PUBLIC OFFERING PRICE
                                --------------------------------------------
NAME                               EXERCISABLE            UNEXERCISABLE
------------------------------  ------------------   -----------------------
Scott B. Campbell                    $309,375              $   928,125
Peter C. Mondics                      351,548                1,054,688


KEY MAN INSURANCE

    WorldGate maintains key man insurance policies in the amounts of $3.0 million on Hal Krisbergh and $1.0 million on David Wachob.

STOCK OPTION PLAN

    WorldGate has one stock option plan, the 1996 stock option plan, as amended, under which, as of June 30, 1999, options for 895,965 shares of common stock were outstanding and options for an additional 704,035 shares were available for future grants. Outstanding options are exercisable at prices ranging from $.75 to $27.00 per share. The maximum number of shares of common stock reserved for the grant or settlement of awards under the stock option plan is 1,600,000, subject to stockholder approval for an increase of 666,667 shares available under the stock option plan and to adjustment as provided in the plan in the event of changes to WorldGate's capital structure, such as stock dividends, stock splits or other recapitalizations. Generally, outstanding options vest in equal installments over a four-year period, but in no event may an option be exercised more than ten years following the date of its grant, subject to acceleration in the event of some changes of control of WorldGate.

    The stock option plan is intended to promote the long term financial interests and growth of WorldGate by providing employees, officers, directors and consultants of WorldGate with appropriate incentives and rewards to enter into and continue in the employ of, or their relationship with, WorldGate. The stock option plan gives recipients the opportunity to acquire a proprietary interest in the long-term success of WorldGate and rewards the performance of individual officers, other employees, consultants and directors in fulfilling their responsibilities for long-range achievements.

    The stock option plan provides for the granting of awards to such officers, other employees, consultants and directors of WorldGate and its affiliates as the Compensation Committee may select from time to time. If any shares subject to an award are forfeited, canceled, exchanged or surrendered or if an award otherwise terminates or expires without a distribution of shares to the holder of such award, the shares of common stock with respect to such award will, to the extent of any such forfeiture, cancellation, exchange, surrender, termination or expiration, again be available for awards under the stock option plan.

    The Compensation Committee has the authority to administer the stock option plan and to exercise all the powers and authorities either specifically granted to it under, or necessary or advisable in the administration of, the stock option plan, including, without limitation, the authority to grant awards; to determine the persons to whom and the time or times at which awards shall be granted; to determine the type and number of awards to be granted, the number of shares of common stock to which an award may relate and the terms, conditions, restrictions and performance goals relating to any award; to determine whether, to what extent, and under what circumstances an award may be settled, canceled, forfeited, exchanged, or surrendered; to make adjustments in the performance goals in recognition of unusual or non-recurring events affecting WorldGate or the financial statements of WorldGate (to the extent not inconsistent with Section 162(m) of the Code, if applicable), or in response to changes in applicable laws, regulations, or accounting principles; to construe and interpret the stock option plan and any award; to prescribe, amend and rescind rules and regulations relating to the stock option plan; to determine the terms and provisions of agreements evidencing awards; and to make all other determinations deemed necessary or advisable for the administration of the stock option plan.

    The purchase price per share payable upon the exercise of an option (the "option exercise price") will be established by the Compensation Committee, provided, however, that Incentive Stock Options may not have an option exercise price less than the fair market value of a share of common stock on the date of grant. The option exercise price is payable by any one of the following methods or a combination thereof, to the extent permitted by the Compensation Committee:

    - in cash or by check or wire transfer,

    - subject to the approval of the Compensation Committee, in common stock owned by the participant for at least six months prior to the date of exercise and valued at their fair market value on the effective date of such exercise, or

    - subject to the approval of the Compensation Committee, by such other provision as the Compensation Committee may from time to time authorize.

    The board of directors or the Compensation Committee may suspend, revise, terminate or amend the stock option plan at any time, provided, however, that:

    - stockholder approval will be obtained if and to the extent required under Rule 16b-3 promulgated under the Exchange Act or if and to the extent the board determines that such approval is required for purposes of satisfying
      Section 162(m) or Section 422 of the Code, and

    - no such suspension, revision, termination or amendment may, without the consent of a participant, reduce the participant's rights under any outstanding award.

    Section 162(m) of the Code limits the extent to which remuneration paid to a chief executive officer or the four other highest compensated executive officers is deductible by a publicly held corporation when the remuneration for any of these executive officers exceeds $1,000,000 in a taxable year. When a named executive officer exercises an option which is not an incentive stock option, or makes a disqualifying disposition of stock acquired by exercising an incentive stock option, the executive officer generally recognizes income. WorldGate's deduction with respect to that income will not be limited to $1,000,000 if the requirements of
Section 162(m) of the Code are met.

                              CERTAIN TRANSACTIONS

    RESTRUCTURING. We were organized in March 1995 as a Pennsylvania limited liability company (the "LLC"). In December 1996, the LLC was merged with and into WorldGate as a result of which all assets and liabilities of the LLC were transferred to us. Pursuant to the merger, the members of the LLC (collectively, the "Management Stockholders") received an aggregate of 9,100,801 shares of our common stock in exchange for the cancellation of their membership interests in the LLC, including the shares of common stock received by the following management employees: Hal M. Krisbergh-- 6,776,780 shares, David E. Wachob--608,312 shares, Joseph E. Augenbraun--333,850 shares, Jae Hea E. Lee--333,850 shares, and Randall J. Gort--259,750 shares. An additional 369,989 shares were received by David A. Dill, the former chief financial officer of WorldGate, who has since resigned from WorldGate. Of the total shares allocated to the Management Stockholders, 808,733 shares of our common stock were issued subject to vesting over a defined period as described further in the "Management Shareholders' Agreement" discussed below.

    PREFERRED STOCK FINANCINGS. Prior to our initial public offering, we have financed substantially all of our operations to date from private placements of preferred stock, a capital contribution from stockholders, a $2.0 million line of credit and the issuance of our $6.0 million face-amount of our discounted notes. Each share of our series A preferred stock was initially convertible into two shares of our common stock, each share of our series B preferred stock was initially convertible into one share of our common stock and each share of our series C preferred stock was initially convertible to one share of our common stock, subject to some anti-dilution protections. As a result of the stock split, each share of our series A preferred stock converted into one and one-third shares of our common stock, each share of our series B preferred stock converted into two-thirds of a share of our common stock and each share of our series C preferred stock converted into two-thirds of a share of our common stock. Each of these series of stock automatically converted into common stock upon the closing of our initial public offering in April 1999.

    From December 1996 through July 1997, we sold an aggregate of 2,752,111 shares of our series A preferred stock at a purchase price of $4.395 per share to various investors, including Citicorp, AMP Incorporated, Alan Gerry, Motorola, funds affiliated with Advent International Corporation, Needham & Company, Paul Kagan, Scientific-Atlanta and General Instrument (collectively, the "series A investors").

    From November 1997 through January 1998, we sold an aggregate of 2,803,031 shares of our series B preferred stock at a purchase price of $7.10 per share to various investors, including Citicorp, Needham & Company, H.F. Lenfest, Charter and Paul Kagan (collectively, the "series B investors").

    From September 1998 through February 1999, we sold an aggregate of 1,529,714 shares of our series C preferred stock at a purchase price of $11.00 per share to various investors, including Citicorp, Needham & Company, General Instrument, Scientific-Atlanta, Charter, Showtime and XL Capital L.L.C. (collectively, the "series C investors").

    In March 1999, we received proceeds of approximately $912,000 and $4,558,000 through the issuance of $1,000,000 and $5,000,000 of notes payable with a stated interest rate of 12.48% due September 1999 and December 1999, respectively. In connection with the issuance of these notes payable, the holders of these notes received warrants to purchase up to 331,490 shares of common stock at an exercise price of $16.50 per share. These notes became immediately due, and were paid, upon the completion of WorldGate's initial public offering.

    STOCKHOLDERS' AGREEMENT. The series A investors, the series B investors, series C investors, Messrs. Krisbergh and Wachob, some other management personnel of WorldGate, WorldGate and other stockholders are parties to a stockholders' agreement. Pursuant to the stockholders' agreement:

    - Hal M. Krisbergh designated David E. Wachob, Alan Gerry and Thomas G. Baxter,

    - Motorola designated Graham Pattison, who has since resigned as a member of our board of directors in connection with his resignation from Motorola,

    - the series A investors, other than Motorola, designated Marcia J. Hooper, and

    - the series B investors designated Ronald A. Walter

to our board of directors. The material provisions of the stockholders' agreement terminated upon the consummation of our initial public offering in April 1999, except for the registration rights provided in the stockholder's agreement. See "Shares Eligible for Future Sale--Registration Rights."

    OFFICER LOANS. During the fall of 1996, we borrowed approximately $350,000 from Hal M. Krisbergh in exchange for a seven percent demand note which was repaid in full out of the proceeds of the initial series A preferred stock financing.

                       PRINCIPAL AND SELLING STOCKHOLDERS


    The following table contains information as of September 30, 1999 regarding beneficial ownership of the common stock by the following persons:


    - each person who is known to us to own beneficially more than 5% of the outstanding shares of common stock,

    - each director of WorldGate,

    - each officer of WorldGate named in the executive compensation table above,

    - all directors and executive officers of WorldGate as a group, and

    - the selling stockholders.


    Unless otherwise indicated below, to our knowledge, all persons listed below have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. Beneficial ownership is determined in accordance with the rules of the SEC, based on factors including voting and investment power with respect to shares, subject to applicable community property laws. Shares of common stock subject to options or warrants exercisable within 60 days of September 30, 1999 are deemed outstanding for the purpose of computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for computing the percentage ownership of any other person. See "Certain Transactions--Preferred Stock Financings."


    Unless otherwise indicated, the mailing address of the beneficial owners is 3190 Tremont Avenue, Suite 100, Trevose, Pennsylvania 19053.


                                                    BENEFICIAL OWNERSHIP                     BENEFICIAL OWNERSHIP
                                                    PRIOR TO THE OFFERING                     AFTER THE OFFERING
                                                  -------------------------   NUMBER OF    -------------------------
                                                   NUMBER OF                 SHARES BEING  NUMBER OF
NAME OF BENEFICIAL OWNERS                            SHARES     PERCENTAGE     OFFERED       SHARES     PERCENTAGE
------------------------------------------------  ------------  -----------  ------------  ----------  -------------
Citicorp........................................     1,124,442         5.2%      112,000(7)  1,012,442         4.1%
  153 East 53(rd) Street
  New York, NY 10043
Hal M. Krisbergh (1)............................     6,483,686        30.3       200,000    6,283,686         25.2
Joseph E. Augenbraun............................       295,784         1.4        29,000(7)    266,784         1.1
Scott B. Campbell (2)...........................        30,000           *            --       30,000            *
Randall J. Gort.................................       259,749         1.2        19,550(7)    240,199         1.0
Jae Hea Edward Lee..............................       298,675         1.4        29,000(7)    269,675         1.1
Peter C. Mondics (3)............................        44,191           *            --       44,191            *
Kenneth P. Nimmer...............................        23,333           *         2,300       21,033            *
David E. Wachob.................................       557,897         2.6        50,000(7)    507,897         2.0
Thomas G. Baxter................................         1,666           *            --        1,666            *
Alan Gerry......................................       606,666         2.8        60,600      546,066          2.2
Marcia J. Hooper (4)............................            --           *            --           --            *
Ronald A. Walter (5)............................            --           *            --           --            *

NAME OF OTHER SELLING STOCKHOLDERS
Henry and Ellen Mishel..........................       110,003           *        89,000       21,003            *
Annabel J. Montgomery Revocable Trust...........         1,818           *         1,212          606            *
James W. Montgomery.............................           908           *           605          303            *
Bruce D. Smith..................................         2,666           *         1,333        1,333            *
Viking Instruments LLC..........................        13,533           *         5,400        8,133            *

All current directors and executive officers as
  a group (14 persons)(6).......................     8,631,647        40.1       390,450    8,241,197         32.9

------------------------

*   Less than 1% of the outstanding Common Stock.

(1) Includes (a) 15,237 shares of common stock held by Mr. Krisbergh as custodian for his minor child and (b) 15,237 shares of common stock held by Mr. Krisbergh's wife as custodian for their minor child. Mr. Krisbergh disclaims beneficial ownership of the shares owned by his minor child.

(2) Includes options to purchase 30,000 shares of common stock.

(3) Includes 2,666 shares of common stock held by Mr. Mondics' minor child, 6,666 shares of common stock held jointly with his wife and options to purchase 33,333 shares of common stock.

(4) Does not include 379,218 shares of common stock held by funds that are affiliated with Advent International Corporation as follows: Adtec Limited Partnership (60,674 shares), Advent Crown Fund, C.V. (60,068 shares), Digital Media & Communications, L.P. (240,880 shares), and Advent Partners Limited Partnership (17,596 shares). Ms. Hooper is a partner and an officer of Advent International Corporation and an officer of several of the Advent funds, and was originally elected to the Company's Board of Directors as a representative of the holders of the Series A Preferred Stock. Ms. Hooper disclaims beneficial ownership of the shares held of record by the Advent funds.


(5) Does not include 1,124,442 shares of common stock held by Citicorp. Mr. Walter is a vice president of Citicorp and Citibank, NA.



(6) Includes (a) options to purchase 118,332 shares of common stock and (b) 68,939 shares of common stock owned by family members or affiliates of some members of the group.



(7) Messrs. Augenbraun, Gort, Lee and Wachob and Citicorp have granted to the underwriters an option to purchase an additional 1,000, 450, 21,000, 50,000 and 8,000 shares of common stock, respectively, to cover over-allotments, if any.


                          DESCRIPTION OF CAPITAL STOCK

    WorldGate's authorized capital stock consists of 50,000,000 shares of common stock, par value $.01 per share, and 13,500,000 shares of preferred stock, par value $.01 per share. The following summary is qualified in its entirety by reference to our Amended and Restated Certificate of Incorporation, as amended, which is filed as an exhibit to the registration statement of which this prospectus is a part.

COMMON STOCK

    As of June 30, 1999, there were 21,424,513 shares of common stock outstanding. After giving effect to the issuance of 3,500,000 shares of common stock offered by WorldGate, there will be outstanding 24,924,513 shares of common stock as of June 30, 1999, and assuming no exercise of options or warrants. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock which WorldGate may designate and issue in the future. See "--Preferred Stock."

    Holders of common stock are entitled to one vote per share on all matters submitted to a vote of holders of common stock. The holders of common stock do not have cumulative voting rights. The election of directors is determined by a plurality of votes cast, and, except as otherwise required by law, WorldGate's certificate of incorporation or by-laws, all other matters are determined by a majority of the votes cast. See "Risk Factors--Your ability to influence the outcome of stockholder votes may be limited by the significant ownership interest of our chairman and chief executive officer." The common stock has no preemptive rights and is not convertible, redeemable or assessable. The holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board out of legally available funds, subject to any preferential dividend rights of outstanding preferred stock. Upon any liquidation, dissolution or winding up of WorldGate, after payment of all debts and liabilities of WorldGate and after payment of any liquidation preferences of then outstanding preferred stock, the holders of common stock will be entitled to receive a portion of all remaining assets that are legally available for distribution.

PREFERRED STOCK

    WorldGate, by resolution of the board of directors and without any further vote or action by the stockholders, has the authority, subject to certain limitations prescribed by law, to issue from time to time up to an aggregate of 13,500,000 shares of preferred stock in one or more classes or series and to determine the designation and the number of shares of any class or series as well as the voting rights, preferences, limitations and special rights, if any, of the shares of any class or series, including dividend rights, dividend rates, conversion rights and terms, redemption rights and terms, and liquidation preferences. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change of control of WorldGate. No shares of preferred stock are outstanding, and WorldGate currently has no plans to issue any shares of preferred stock.

LIMITATION ON LIABILITY

    WorldGate's certificate of incorporation limits or eliminates the liability of WorldGate's directors or officers to WorldGate or its stockholders for monetary damages to the fullest extent permitted by the Delaware General Corporation Law, as amended (the "DGCL"). The DGCL provides that a director of WorldGate shall not be personally liable to WorldGate or its stockholders for monetary damages for a breach of fiduciary duty as a director, except for liability:

    - for any breach of such person's duty of loyalty,

    - for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law,

    - for the payment of unlawful dividends and some other actions prohibited by Delaware corporate law, and

    - for any transaction resulting in receipt by such person of an improper personal benefit.

    The certificate of incorporation also provides that the directors shall be entitled to the benefits of all limitations on the liability of directors generally that now or hereafter become available under the DGCL. The certificate of incorporation also contains provisions indemnifying WorldGate's directors, officers and employees to the fullest extent permitted by the DGCL.

    WorldGate maintains directors' and officers' liability insurance to provide its directors and officers with insurance coverage for losses arising from claims based on breaches of duty, negligence, error and other wrongful acts. See "Business--Legal Proceedings" for a discussion of pending litigation.

CERTAIN ANTI-TAKEOVER PROVISIONS

    The ability of WorldGate's board under WorldGate's certificate of incorporation to establish the rights of, and to cause WorldGate to issue, substantial amounts of preferred stock without the need for stockholder approval, upon such terms and conditions, and having such rights, privileges and preferences, as WorldGate's board may determine from time to time in the exercise of its business judgment, may, among other things, be used to create voting impediments with respect to changes in control of WorldGate or to dilute the stock ownership of holders of common stock seeking to obtain control of WorldGate. The rights of the holders of common stock will be subject to, and may be adversely affected by, any preferred stock that may be issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions, financings and other corporate transactions, may have the effect of discouraging, delaying or preventing a change in control of WorldGate. WorldGate has no present plans to issue any shares of preferred stock.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

    Section 203 of the DGCL prohibits some "business combinations" between a Delaware corporation and an "interested stockholder," which is defined as a person who, together with any affiliates or associates of such person, beneficially owns, directly or indirectly, 15% or more of the outstanding voting shares of a Delaware corporation. For purposes of Section 203, business combinations are defined broadly to include mergers, consolidations, sales or other dispositions of assets having an aggregate value in excess of 10% of the consolidated assets of the corporation and some transactions that would increase the interested stockholder's proportionate share ownership in the corporation.
Section 203 prohibits any such business combination for a period of three years commencing on the date the interested stockholder becomes an interested stockholder, unless

    - the business combination is approved by the corporation's board of directors prior to the date the interested stockholder becomes an interested stockholder,

    - the interested stockholder acquired at least 85% of the voting stock of the corporation (other than stock held by directors who are also officers or by some employee stock plans) in the transaction in which it becomes an interested stockholder, or

    - the business combination is approved by a majority of the board of directors and by the affirmative vote of two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

    See "Risk Factors--Anti-takeover provisions in our charter documents could discourage unwanted takeover attempts and could reduce the opportunity for stockholders to get a premium for their shares."

    The DGCL contains provisions enabling a corporation to avoid Section 203's restrictions if stockholders holding a majority of the corporation's voting stock approve an amendment to the corporation's certificate of incorporation or by-laws to avoid the restrictions. WorldGate has not and does not currently intend to "elect out" of the application of Section 203 of the DGCL.

BY-LAWS

    Our by-laws contain provisions that require advance notice to be delivered to us of any business to be brought by a stockholder before an annual or special meeting of stockholders and that specify procedures to be followed by stockholders in nominating persons for election to our board. Generally, the advance notice provisions require that the stockholder must give written notice to the Secretary of WorldGate:

    - in the case of an annual meeting, not less than 90 days nor more than 120 days before the first anniversary of the preceding year's annual meeting of stockholders, and

    - in the case of a special meeting, not less than 90 days, or, if later, ten days after the first public announcement of the date of the special meeting, nor more than 120 days prior to the scheduled date of such special meeting.

    In each case, the notice must set forth specific information regarding the stockholder and each director nominee or other business proposed by the stockholder, as applicable.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for WorldGate's common stock is American Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Future sales of substantial amounts of our common stock (including shares issued upon exercise of outstanding options and warrants) in the public market after this offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities.

    Upon completion of this offering, 24,924,513 shares of our common stock will be outstanding based on shares outstanding on June 30, 1999, and assuming no exercise of options or warrants. Of these shares, the 3,500,000 shares registered and sold in this offering and the 5,750,000 shares registered and sold in our initial public offering will be freely tradable without restriction, except that shares purchased by our "affiliates," as that term is defined in Rule 144 under the Securities Act, may generally be sold only in compliance with the limitations of Rule 144. The remaining approximately 13.7 million shares of our common stock (the "Restricted Shares") were issued and sold by us in private transactions in reliance upon exemptions from the registration requirements of the Securities Act and are therefore deemed "restricted securities" as defined in Rule 144 and may not be sold in the absence of registration under the Securities Act unless an exemption is available, including an exemption afforded by Rule 144 or Rule 701. See "Risk Factors--Substantial sales of our common stock could lower our stock price."

    In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned "restricted shares" (as defined in Rule 144) for at least one year (including the holding period of any prior owner, except an affiliate) is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of

    - one percent of the number of shares of common stock then outstanding, or

    - the average weekly trading volume of the common stock on the Nasdaq National Market during the four calendar weeks preceding the required filing of a Form 144 with respect to such sale.

    Sales under Rule 144 are also subject to some manner of sale provisions and notice requirements and to the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been an affiliate at any time during the three-month period preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner except an affiliate), is entitled to sell such shares without complying with the manner of sale, public information, volume and other limitation or notice provisions of Rule 144.

    Rule 144A under the Securities Act provides a non-exclusive safe harbor exemption from the registration requirements of the Securities Act for specified resales of restricted securities to some institutional investors. In general, Rule 144A allows unregistered resales of restricted securities to a "qualified institutional buyer," which generally includes an entity, acting for its own account or for the account of other qualified institutional buyers, that in the aggregate owns or invests on a discretionary basis at least $100 million in securities of issuers that are not affiliated with the entity, as long as these securities when issued were not of the same class as securities listed on a
national securities exchange or quoted on Nasdaq. Approximately       million
shares of our common stock issued prior to our initial public offering and not sold in this offering would be eligible for resale under Rule 144A because such shares, when issued, were not of the same class as any listed or quoted securities.

STOCK OPTIONS AND WARRANTS

    As of June 30, 1999, there were outstanding options to purchase an aggregate of 895,965 shares of our common stock, 176,203 of which were exercisable at June 30, 1999, at a weighted average exercise price of $2.58 per share, and we had an additional 704,035 shares of our common stock available for future grant under the stock option plan. The holders of options which are presently exercisable to
purchase a total of        shares are subject to lock-up agreements, which
restrict the holders' ability
to sell or otherwise dispose of our common stock acquired upon the exercise of such options. See "Management--Stock Option Plan."

    Following our initial public offering, we filed a registration statement on Form S-8 under the Securities Act covering 911,225 shares of our common stock subject to outstanding options under the stock option plan and 688,775 shares of our common stock reserved for issuance under the stock option plan.

    As of June 30, 1999, there were outstanding warrants to purchase an aggregate of 643,309 shares of our common stock, all of which are currently exercisable, at exercise prices ranging from $10.65 to $16.50 per share. The
holders of             of these warrants are subject to lock-up agreements that
restrict the holders' ability to sell or otherwise dispose of our common stock
acquired upon the exercise of such warrants until             .

LOCK-UP AGREEMENTS

    Holders of approximately       million shares of our common stock, including
all of our directors and executive officers, have entered into lock-up agreements under which, without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") on behalf of the underwriters and some other permitted transfers, they have agreed not to offer, sell or otherwise dispose of any such shares of our common stock, any options or warrants to acquire shares of our common stock or any securities convertible into shares of our common stock, or any shares of our common stock issuable upon exercise or conversion of such securities, owned by them for a period of 90 days after the date of this prospectus.

    Beginning on the 91st day after the date of this prospectus, approximately million shares will be eligible for sale in the public market, subject to some timing, manner of sale and volume limitations pursuant to Rule 144. DLJ may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to such lock-up agreements. DLJ currently has no plans to release any portion of the securities subject to such lock-up agreements. WorldGate has agreed that it will not, directly or indirectly, without the prior written consent of DLJ, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option right or warrant to purchase, or otherwise transfer or dispose of any shares of common stock, or any securities convertible into or exchangeable for common stock, for a period of 90 days from the date of this prospectus, except that WorldGate may grant additional options under the stock option plan or issue shares of common stock under outstanding options, warrants and convertible securities.

REGISTRATION RIGHTS

    Some holders of shares of common stock outstanding prior to the closing of our initial public offering, including Messrs. Krisbergh, Wachob, Augenbraun, Lee, Gort and Gerry and Citicorp, as well as some holders of warrants, are parties to registration rights agreements with us. These registration rights agreements, which relate to approximately 11.8 million shares of common stock, assuming the exercise of all warrants, provide for "piggyback" and demand registration rights. Generally, a "piggyback" registration right allows holders to include their shares of common stock in registration statements initiated by WorldGate or other stockholders and a "demand" registration right allows holders to require WorldGate to file a registration statement to register their shares of common stock. Some holders of common stock are entitled to unlimited piggyback registration rights in most registrations by WorldGate of its securities, provided that the number of shares of common stock being registered may be cut back by WorldGate's underwriters in such offerings. Additionally, holders of at least 30% of the common stock entitled to registration rights may request, on not more that two occasions, that WorldGate use its best efforts to file a registration statement covering at least 20% of the common stock, provided that no demand right may be exercised during any period beginning on the date WorldGate files a registration statement and ending on the earlier of 120 days after the registration statement is declared effective or 180 days after the filing date of the registration statement. WorldGate will have the right to delay demand registrations under some circumstances for up to 120 days. Finally, subject to some limitations, some holders of common stock have two demand registration rights on Form S-3 at any time WorldGate is eligible to use Form S-3. These piggyback and demand registration rights may be assigned to any transferee who acquires at least 20% of the common stock of some holders. By exercising these registration rights, these holders could cause a significant number of shares to be registered and sold in the public market. These sales may have an adverse effect on the market price for the common stock and could impair WorldGate's ability to raise capital through an offering of its equity securities.


    In addition to the above registration rights, WorldGate has agreed to file a shelf registration statement (the "Warrant Registration Statement") under the Securities Act for all of the shares of common stock issuable upon exercise of the warrants sold in connection with the issuance of our $6.0 million discounted notes in March 1999. The holders of these warrants may purchase up to 331,490 shares of common stock upon exercise of the warrants. We have filed this registration statement on September 13, 1999 and we have agreed to use our best efforts to cause the Warrant Registration Statement to be declared effective as promptly as possible. The holders of the piggyback registration rights described in the prior paragraph will have the right to request that their shares be included in that shelf registration statement.

                                  UNDERWRITING

    Subject to the terms and conditions of an underwriting agreement, dated
            , 1999, the underwriters named below, who are represented by DLJ, Gerard Klauer Mattison & Co., Inc., Jefferies & Company, Inc. and Janney Montgomery Scott LLC (the "Representatives"), have severally agreed to purchase from WorldGate and the selling stockholders the respective number of shares of common stock set forth opposite their names below.


UNDERWRITERS                                                                 NUMBER OF SHARES
---------------------------------------------------------------------------  -----------------
Donaldson, Lufkin & Jenrette Securities Corporation........................
Gerard Klauer Mattison & Co., Inc..........................................
Jefferies & Company, Inc...................................................
Janney Montgomery Scott LLC................................................

                                                                             -----------------
    Total..................................................................       4,100,000
                                                                             -----------------
                                                                             -----------------


    The underwriting agreement provides that the obligations of the several underwriters to purchase and accept delivery of the shares of common stock offered hereby are subject to approval by their counsel of certain legal matters and to certain other conditions. The underwriters are obligated to purchase and accept delivery of all the shares of common stock offered hereby (other than those shares covered by the over-allotment option described below) if any are purchased.

    The underwriters initially propose to offer the shares of common stock in part directly to the public at the public offering price set forth on the cover page of this Prospectus and in part to certain dealers (including the underwriters) at such price less a concession not in excess of $
per share. The underwriters may allow, and such dealers may re-allow, to certain
other dealers a concession not in excess of $         per share. After the
initial offering of the common stock, the public offering price and other selling terms may be changed by the Representatives at any time without notice.


    We have granted to the underwriters an option, exercisable within 30 days after the date of this prospectus, to purchase, from time to time, in whole or in part, up to an aggregate of 534,550 additional shares of common stock at the public offering price less underwriting discounts and commissions, and certain selling stockholders have granted an option to purchase an additonal 80,450 shares of common stock. The underwriters may exercise such option solely to cover overallotments, if any, made in connection with the offering. To the extent that the underwriters exercise such option, each underwriter will become obligated, subject to certain conditions, to purchase its pro rata portion of such additional shares based on such underwriter's percentage underwriting commitment as indicated in the preceding table.


    The following table summarizes the compensation to be paid to the underwriters by WorldGate and the selling stockholders in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters option to purchase additional shares of our common stock.

                                                                                      FULL
                                                                     NO EXERCISE    EXERCISE
                                                                     -----------  ------------
WorldGate..........................................................   $            $
  Per Share........................................................
  Total............................................................
Selling stockholders
  Per Share........................................................
  Total............................................................

    The expenses payable by WorldGate are estimated to be approximately
$            .

    WorldGate and the selling stockholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make in respect thereof.


    Each of WorldGate, its executive officers and directors and certain stockholders of WorldGate (including the selling stockholders) has agreed, subject to certain exceptions, not to (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock or (ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any common stock (regardless of whether any of the transactions described in clause (i) or (ii) is to be settled by the delivery of common stock, or such other securities, in cash or otherwise) for a period of 90 days after the date of this prospectus without the prior written consent of DLJ. In addition, other than a registration statement covering up to 331,490 shares of common stock issuable upon exercise of certain warrants and additional shares of common stock owned by certain stockholders who have exercised their piggyback registration rights, during such period, WorldGate has also agreed not to file any registration statement with respect to, and each of its executive officers, directors and certain stockholders of WorldGate (including the selling stockholders) has agreed not to make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock without DLJ's prior written consent.


    Other than in the United States, no action has been taken by WorldGate, the selling stockholders or the underwriters that would permit a public offering of the shares of common stock offered hereby in any jurisdiction where action for that purpose is required. The shares of common stock offered hereby may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such shares of common stock be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of such jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering of the common stock and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any shares of common stock offered hereby in any jurisdiction in which such an offer or a solicitation is unlawful.

    The underwriters and dealers may engage in passive market making transactions in the common stock in accordance with Rule 103 of Regulation M promulgated by the Commission. In general, a passive market maker may not bid for or purchase shares of common stock at a price that exceeds the highest independent bid. In addition, the net daily purchases made by any passive market maker generally may not exceed 30% of its average daily trading volume in the common stock during a specified two month prior period, or 200 shares, whichever is greater. A passive market maker must identify passive market making bids as such on the Nasdaq electronic inter-dealer reporting system. Passive market making may stabilize or maintain the market price of the common stock above independent market levels. Underwriters and dealers are not required to engage in passive market making and may end passive market making activities at any time.

    In connection with the offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may overallot the offering, creating a syndicate short position. The underwriters may bid for and purchase shares of common stock in the open market to cover such syndicate short position or to stabilize the price of the common stock. These activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

                                 LEGAL MATTERS

    The validity of the issuance of the shares of common stock offered hereby will be passed upon for WorldGate by Drinker Biddle & Reath LLP, Berwyn, Pennsylvania. Certain legal matters in connection with this offering are being passed upon for the underwriters by Hale and Dorr LLP, Boston, Massachusetts.

                                    EXPERTS

    The financial statements as of December 31, 1997 and 1998 and for each of the three years in the period ended December 31, 1998 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

    WorldGate has filed with the SEC a Registration Statement on Form S-1 under the Securities Act with respect to the shares of common stock offered hereby. As permitted by the rules and regulations of the SEC, this prospectus, which is a part of the registration statement, omits some information contained in the registration statement. WorldGate files annual, quarterly and special reports, proxy statements and other information with the SEC. For further information with respect to WorldGate and the common stock offered hereby, please refer to the registration statement, including its exhibits and schedules. Statements contained in this prospectus regarding the contents of any agreement or other document filed with the SEC as an exhibit to the registration statement are not necessarily complete, and in each instance reference is made to the copy of such agreement filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. A copy of the registration statement, including the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, DC 20549, and copies of all or any part thereof may be obtained from such office upon payment of the prescribed fees. In addition, the Commission maintains a Web site at http://www.sec.gov that contains reports, proxy statements, information statements and other information regarding WorldGate.

                         WORLDGATE COMMUNICATIONS, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                           PAGE
                                                                                                        ----------

Report of Independent Accountants.....................................................................  F-2

Balance Sheets as of December 31, 1997 and 1998 and June 30, 1999 (unaudited).........................  F-3

Statements of Operations for the years ended December 31, 1996, 1997 and 1998 and the six months ended
  June 30, 1998 and 1999 (unaudited)..................................................................  F-4

Statements of Stockholders' Deficit and Redeemable Preferred Stock for the years ended December 31,
  1996, 1997 and 1998 and the six months ended June 30, 1999 (unaudited)..............................  F-5

Statements of Cash Flows for the years ended December 31, 1996, 1997 and 1998 and the six months ended
  June 30, 1998 and 1999 (unaudited)..................................................................  F-6

Notes to Financial Statements.........................................................................  F-7-F-20

                       REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors and Stockholders of
WorldGate Communications, Inc.:

In our opinion, the accompanying balance sheets and the related statements of operations, stockholders' deficit and redeemable preferred stock and of cash flows present fairly, in all material respects, the financial position of WorldGate Communications, Inc. at December 31, 1997 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania
February 8, 1999, except as to the
  information in Note 10, for which the date is April 15, 1999

                         WORLDGATE COMMUNICATIONS, INC.
                                 BALANCE SHEETS

                                                                       DECEMBER 31,             JUNE 30,
                                                               ----------------------------   -------------
                                                                   1997           1998            1999
                                                               ------------   -------------   -------------
                                                                                               (UNAUDITED)
                           ASSETS
Current assets:
  Cash and cash equivalents.................................   $  4,879,560   $     127,587   $  14,502,261
  Restricted cash...........................................             --         240,000              --
  Short-term investments....................................     12,438,365              --      85,810,001
  Accounts receivable, trade................................        105,865         572,120         966,193
  Inventory.................................................        619,905       2,736,512       4,956,257
  Prepaid and other assets..................................         75,968         171,624       1,259,344
                                                               ------------   -------------   -------------
      Total current assets..................................     18,119,663       3,847,843     107,494,056
                                                               ------------   -------------   -------------
Property and equipment, at cost.............................        270,862         780,257       1,388,718
  Less: accumulated depreciation and amortization...........        (22,296)       (136,866)       (238,745)
                                                               ------------   -------------   -------------
      Property and equipment, net...........................        248,566         643,391       1,149,973
Deposits and other..........................................         43,862       1,129,461       1,127,215
                                                               ------------   -------------   -------------
      Total assets..........................................   $ 18,412,091   $   5,620,695   $ 109,771,244
                                                               ------------   -------------   -------------
                                                               ------------   -------------   -------------

       LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Current portion, notes payable............................   $    182,445   $     515,798   $     539,162
  Current portion, capital lease............................          3,788           4,210           4,438
  Accounts payable..........................................        647,795       5,166,141       3,136,748
  Accrued expenses..........................................        459,484         128,466       2,317,386
  Accrued compensation and benefits.........................        644,216       1,282,456         760,255
                                                               ------------   -------------   -------------
      Total current liabilities.............................      1,937,728       7,097,071       6,757,989
  Notes payable.............................................        387,806         595,559         320,007
  Capital leases............................................         16,526          11,735           9,458
                                                               ------------   -------------   -------------
      Total liabilities.....................................      2,342,060       7,704,365       7,087,454
                                                               ------------   -------------   -------------

Commitments and contingent liabilities

Series A Convertible Mandatory Redeemable Preferred Stock,
  $.01 par value, 2,752,111 shares authorized and
  outstanding at December 31, 1998; no shares authorized and
  outstanding at June 30, 1999 (unaudited)..................     14,315,448      16,578,165              --
Series B Convertible Mandatory Redeemable Preferred Stock,
  $.01 par value, 4,041,641 and 3,270,760 shares authorized,
  2,783,031 and 2,803,031 outstanding at December 31, 1997
  and 1998; no shares authorized and outstanding at June 30,
  1999 (unaudited)..........................................     20,050,950      23,568,947              --
Series C Convertible Mandatory Redeemable Preferred Stock,
  $.01 par value, 3,181,819 shares authorized, 832,277
  outstanding at December 31, 1998; no shares authorized and
  outstanding at June 30, 1999 (unaudited)..................             --       9,128,995              --
Warrant for Series B Convertible Mandatory Redeemable
  Preferred Stock...........................................        880,582         880,582              --

Stockholders' equity (deficit):
  Class A common stock, $0.01 par value; 50,000,000 shares
    authorized, no shares issued at December 31, 1997 and
    1998....................................................             --              --              --
  Class B common stock, $0.01 par value; 27,608,000 shares
    authorized, 9,100,801 shares issued and outstanding at
    December 31, 1997 and 1998; no shares issued and
    outstanding at June 30, 1999 (unaudited)................         91,008          91,008              --
  Common stock, $0.01 par value, 50,000,000 shares
    authorized, no shares issued at December 31, 1997 and
    1998; 21,424,513 shares issued and outstanding at June
    30, 1999 (unaudited)....................................             --              --         214,245
  Additional paid-in capital................................             --              --     170,517,612
  Warrant for Common Stock..................................             --              --       1,911,332
  Accumulated deficit.......................................    (19,165,931)    (51,299,874)    (68,785,765)
  Unearned stock-based compensation.........................       (102,026)     (1,031,493)     (1,173,634)
                                                               ------------   -------------   -------------
      Total stockholders' equity (deficit)..................    (19,176,949)    (52,240,359)    102,683,790
                                                               ------------   -------------   -------------
      Total liabilities and stockholders' equity
        (deficit)...........................................   $ 18,412,091   $   5,620,695   $ 109,771,244
                                                               ------------   -------------   -------------
                                                               ------------   -------------   -------------

   The accompanying notes are an integral part of these financial statements.

                         WORLDGATE COMMUNICATIONS, INC.

                            STATEMENTS OF OPERATIONS

                                                                   YEAR ENDED DECEMBER 31,             SIX MONTHS ENDED JUNE 30,
                                                          -----------------------------------------   ---------------------------
                                                             1996           1997           1998           1998           1999
                                                          -----------   ------------   ------------   ------------   ------------
                                                                                                              (UNAUDITED)
Revenues...............................................   $   --        $    140,865   $  1,022,162   $    185,453   $  1,290,394
                                                          -----------   ------------   ------------   ------------   ------------
Costs and expenses:
  Cost of revenues.....................................       --           1,529,917      9,918,917      3,164,448      5,783,518
  Engineering and development..........................     1,408,441      6,980,680      9,684,448      4,053,164      4,763,886
  Sales and marketing..................................       427,631      3,622,590      5,156,717      2,557,113      3,247,955
  General and administrative...........................     1,092,502      2,432,363      3,587,155      1,664,866      2,580,250
  Depreciation and amortization........................       --              22,296        119,144         49,980        101,879
                                                          -----------   ------------   ------------   ------------   ------------
      Total costs and expenses.........................     2,928,574     14,587,846     28,466,381     11,489,571     16,477,488
                                                          -----------   ------------   ------------   ------------   ------------

Loss from operations...................................    (2,928,574)   (14,446,981)   (27,444,219)   (11,304,118)   (15,187,094)

Interest and other income, net.........................         8,154        422,743        422,807        326,309      1,023,647

Interest expense.......................................        (2,081)       (17,110)      (100,562)       (41,060)      (168,643)
                                                          -----------   ------------   ------------   ------------   ------------
      Loss before extraordinary item...................    (2,922,501)   (14,041,348)   (27,121,974)   (11,018,869)   (14,332,090)
Extraordinary item--extinguishment of debt.............                                                                (1,018,922)
      Net loss.........................................    (2,922,501)   (14,041,348)   (27,121,974)   (11,018,869)   (15,351,012)

Accretion on preferred stock...........................       (75,880)    (2,435,470)    (6,145,105)    (2,819,357)    (2,474,755)
                                                          -----------   ------------   ------------   ------------   ------------

      Net loss available to common stockholders........   $(2,998,381)  $(16,476,818)  $(33,267,079)  $(13,838,226)  $(17,825,767)
                                                          -----------   ------------   ------------   ------------   ------------
                                                          -----------   ------------   ------------   ------------   ------------

Pro forma net loss per common share....................                                $      (2.25)                 $       (.99)
                                                                                       ------------                  ------------
                                                                                       ------------                  ------------
Pro forma weighted average common shares outstanding...                                  14,785,714                    17,929,396
                                                                                       ------------                  ------------
                                                                                       ------------                  ------------

   The accompanying notes are an integral part of these financial statements.

                         WORLDGATE COMMUNICATIONS, INC.

       STATEMENTS OF STOCKHOLDERS' DEFICIT AND REDEEMABLE PREFERRED STOCK

                                                              REDEEMABLE PREFERRED STOCK
                                --------------------------------------------------------------------------------------
                                                                                                             WARRANT
                                                                                                               FOR
                                       SERIES A                 SERIES B                  SERIES C          REDEEMABLE
                                -----------------------  -----------------------  ------------------------  PREFERRED
                                  SHARES      AMOUNT       SHARES      AMOUNT       SHARES       AMOUNT       STOCK
                                ----------  -----------  ----------  -----------  ----------  ------------  ----------
BALANCE AT DECEMBER 31,
  1995........................
Cash capital contributions....
Capital contributed for
  services....................
Merger of WorldGate
  Communications, Inc.........
Sale of Preferred Stock, net..   1,933,000  $ 8,495,535
Accretion on Preferred
  Stock.......................                   75,880
Net loss for the year.........
                                ----------  -----------  ----------  -----------  ----------  ------------  ----------
BALANCE AT DECEMBER 31,
  1996........................   1,933,000    8,571,415
Warrants issued for services
  provided....................                                                                               $880,582
Deferred compensation.........
Amortization of deferred
  compensation................
Non-employee stock option
  compensation expense........
Sale of Preferred Stock, net..     819,111    3,599,993   2,783,031  $19,759,520
Accretion on Preferred
  Stock.......................                2,144,040                  291,430
Net loss for the year.........
                                ----------  -----------  ----------  -----------  ----------  ------------  ----------
BALANCE AT DECEMBER 31,
  1997........................   2,752,111   14,315,448   2,783,031   20,050,950                              880,582
Deferred compensation.........
Amortization of deferred
  compensation................
Sale of Preferred Stock, net..                               20,000      142,000     832,277  $  8,622,604
Accretion on Preferred
  Stock.......................                2,262,717                3,375,997                   506,391
Net loss for the year.........
                                ----------  -----------  ----------  -----------  ----------  ------------  ----------
BALANCE AT DECEMBER 31,
  1998........................   2,752,111  $16,578,165   2,803,031  $23,568,947     832,277  $  9,128,995   $880,582
Warrants issued related to
  notes payable...............
Deferred compensation.........
Amortization of deferred
  compensation................
Sale of Preferred Stock, net..                                                       697,437     7,590,958
Accretion on Preferred
  Stock.......................                  659,960                  984,960                   829,835
Sale of Common Stock in
  Initial Public Offering,
  net.........................
Sale of Common Stock in
  Overallotment, net..........
Exercise of stock options.....
Conversion of Preferred Stock
  to Common Stock.............  (2,752,111) (17,238,125) (2,803,031) (24,553,907) (1,529,714)  (17,549,788)  (880,582)
Conversion of Class B Common
  Stock to Common Stock.......
Net loss for the period.......
                                ----------  -----------  ----------  -----------  ----------  ------------  ----------
Balance at June 30, 1999
  (unaudited).................
                                ----------  -----------  ----------  -----------  ----------  ------------  ----------
                                ----------  -----------  ----------  -----------  ----------  ------------  ----------


                                                                   STOCKHOLDERS' DEFICIT
                                -------------------------------------------------------------------------------------------
                                WORLDGATE,     CLASS B COMMON STOCK          COMMON STOCK         ADDITIONAL    WARRANT FOR
                                LLC CAPITAL  ------------------------  ------------------------     PAID-IN       COMMON
                                CONTRIBUTED    SHARES       AMOUNT       SHARES       AMOUNT        CAPITAL        STOCK
                                -----------  ----------  ------------  ----------  ------------  -------------  -----------
BALANCE AT DECEMBER 31,
  1995........................  $   180,950
Cash capital contributions....      873,498
Capital contributed for
  services....................      816,230
Merger of WorldGate
  Communications, Inc.........   (1,870,678)  9,100,801  $     91,008                            $   1,779,670
Sale of Preferred Stock, net..                                                                        (174,169)
Accretion on Preferred
  Stock.......................                                                                         (75,880)
Net loss for the year.........
                                -----------  ----------  ------------  ----------  ------------  -------------  -----------
BALANCE AT DECEMBER 31,
  1996........................                9,100,801        91,008                                1,529,621
Warrants issued for services
  provided....................
Deferred compensation.........                                                                         108,875
Amortization of deferred
  compensation................
Non-employee stock option
  compensation expense........                                                                          63,000
Sale of Preferred Stock, net..                                                                      (1,318,783)
Accretion on Preferred
  Stock.......................                                                                        (382,713)
Net loss for the year.........
                                -----------  ----------  ------------  ----------  ------------  -------------  -----------
BALANCE AT DECEMBER 31,
  1997........................                9,100,801        91,008
Deferred compensation.........                                                                       1,133,136
Amortization of deferred
  compensation................
Sale of Preferred Stock, net..
Accretion on Preferred
  Stock.......................                                                                      (1,133,136)
Net loss for the year.........
                                -----------  ----------  ------------  ----------  ------------  -------------  -----------
BALANCE AT DECEMBER 31,
  1998........................                9,100,801  $     91,008
Warrants issued related to
  notes payable...............                                                                                    1,030,750
Deferred compensation.........                                                                         339,880
Amortization of deferred
  compensation................
Sale of Preferred Stock, net..
Accretion on Preferred
  Stock.......................                                                                        (339,880)
Sale of Common Stock in
  Initial Public Offering,
  net.........................                                          5,000,000        50,000     96,558,649
Sale of Common Stock in
  Overallotment, net..........                                            750,000         7,500     14,640,000
Exercise of stock options.....                                             15,828           158         42,722
Conversion of Preferred Stock
  to Common Stock.............                                          6,557,884        65,579     59,276,241      880,582
Conversion of Class B Common
  Stock to Common Stock.......               (9,100,801)      (91,008)  9,100,801        91,008
Net loss for the period.......
                                -----------  ----------  ------------  ----------  ------------  -------------  -----------
Balance at June 30, 1999
  (unaudited).................                                         21,424,513  $    214,245  $ 170,517,612  $ 1,911,332
                                -----------  ----------  ------------  ----------  ------------  -------------  -----------
                                -----------  ----------  ------------  ----------  ------------  -------------  -----------


                                                UNEARNED          TOTAL
                                ACCUMULATED   STOCK-BASED     STOCKHOLDERS'
                                  DEFICIT     COMPENSATION   EQUITY (DEFICIT)
                                ------------  ------------   ----------------
BALANCE AT DECEMBER 31,
  1995........................  $   (149,325)                  $     31,625
Cash capital contributions....                                      873,498
Capital contributed for
  services....................                                      816,230
Merger of WorldGate
  Communications, Inc.........
Sale of Preferred Stock, net..                                     (174,169)
Accretion on Preferred
  Stock.......................                                      (75,880)
Net loss for the year.........    (2,922,501)                    (2,922,501)
                                ------------  ------------   ----------------
BALANCE AT DECEMBER 31,
  1996........................    (3,071,826)                    (1,451,197)
Warrants issued for services
  provided....................
Deferred compensation.........                $  (108,875)
Amortization of deferred
  compensation................                      6,849             6,849
Non-employee stock option
  compensation expense........                                       63,000
Sale of Preferred Stock, net..                                   (1,318,783)
Accretion on Preferred
  Stock.......................    (2,052,757)                    (2,435,470)
Net loss for the year.........   (14,041,348)                   (14,041,348)
                                ------------  ------------   ----------------
BALANCE AT DECEMBER 31,
  1997........................   (19,165,931)    (102,026)      (19,176,949)
Deferred compensation.........                 (1,133,136)
Amortization of deferred
  compensation................                    203,669           203,669
Sale of Preferred Stock, net..
Accretion on Preferred
  Stock.......................    (5,011,969)                    (6,145,105)
Net loss for the year.........   (27,121,974)                   (27,121,974)
                                ------------  ------------   ----------------
BALANCE AT DECEMBER 31,
  1998........................  $(51,299,874) $(1,031,493)     $(52,240,359)
Warrants issued related to
  notes payable...............                                    1,030,750
Deferred compensation.........                   (339,880)
Amortization of deferred
  compensation................                    197,739           197,739
Sale of Preferred Stock, net..
Accretion on Preferred
  Stock.......................    (2,134,875)                    (2,474,755)
Sale of Common Stock in
  Initial Public Offering,
  net.........................                                   96,608,649
Sale of Common Stock in
  Overallotment, net..........                                   14,647,500
Exercise of stock options.....                                       42,880
Conversion of Preferred Stock
  to Common Stock.............                                   60,222,402
Conversion of Class B Common
  Stock to Common Stock.......
Net loss for the period.......   (15,351,016)                   (15,351,016)
                                ------------  ------------   ----------------
Balance at June 30, 1999
  (unaudited).................  $(68,785,765) $(1,173,634)     $102,683,790
                                ------------  ------------   ----------------
                                ------------  ------------   ----------------

   The accompanying notes are an integral part of these financial statements.

                         WORLDGATE COMMUNICATIONS, INC.
                            STATEMENTS OF CASH FLOWS

                                                              YEAR ENDED DECEMBER 31,             SIX MONTHS ENDED JUNE 30,
                                                     -----------------------------------------   ----------------------------
                                                        1996           1997           1998           1998           1999
                                                     -----------   ------------   ------------   ------------   -------------
                                                                                                         (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss........................................   $(2,922,501)  $(14,041,348)  $(27,121,974)  $(11,018,869)  $ (15,351,012)
  Adjustments to reconcile net loss to cash used
    in operating activities:
      Depreciation and amortization...............       --              22,296        119,144         49,980         101,879
      Amortization of deferred compensation.......       --               6,849        203,669         71,829         197,736
      Non-employee stock option compensation
        expense...................................       --              63,000        --             --             --
      Stock and warrants issued for services
        provided..................................       816,230        880,582        --             --             --
      Loss on sale of equipment...................       --             --              15,425        --             --
      Amortization of debt issue discount.........       --             --             --             --              108,531
      Extraordinary loss on early extingquishment
        of debt...................................       --             --             --             --            1,018,922
      Changes in operating assets and liabilities:
        Accounts receivable.......................       --            (105,865)      (466,255)      (170,913)       (394,073)
        Inventories...............................       --            (619,905)    (2,116,607)    (1,530,038)     (2,219,744)
        Prepaid and other assets..................        (9,496)      (110,334)    (1,181,255)      (273,233)     (1,085,474)
        Accounts payable..........................       333,112        314,683      4,518,346        869,104      (2,029,395)
        Accrued expenses..........................       129,805        329,679       (331,018)       529,778       2,188,920
        Accrued compensation and benefits.........       --             644,216        638,240        (70,085)       (522,200)
                                                     -----------   ------------   ------------   ------------   -------------
          Net cash used in operating activities...    (1,652,850)   (12,616,147)   (25,722,285)   (11,542,447)    (17,985,910)
                                                     -----------   ------------   ------------   ------------   -------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures............................       --            (248,817)      (533,394)      (459,454)       (607,736)
  Purchases of short-term investments.............    (5,881,025)   (16,443,761)    (1,947,716)    (1,947,716)   (133,871,330)
  Proceeds from maturities of short-term
    investments...................................       --           9,900,000     14,386,081      9,889,609      48,061,329
  Proceeds from sale of equipment.................       --             --               4,000        --             --
  Restricted cash.................................       --             --            (240,000)      (240,000)        240,000
                                                     -----------   ------------   ------------   ------------   -------------
          Net cash (used in) provided by investing
            activities............................    (5,881,025)    (6,792,578)    11,668,971      7,242,439     (86,177,737)
                                                     -----------   ------------   ------------   ------------   -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of preferred stock.......     8,495,535     23,359,513      9,297,027        142,000       7,671,807
  Proceeds from issuance of common stock..........       --             --             --             --          120,750,000
  Proceeds from exercise of stock options.........       --             --             --             --               42,881
  Stock issuance costs............................      (174,169)    (1,318,783)      (532,423)       --           (9,574,000)
  Capital contributions...........................       873,498        --             --             --             --
  Proceeds from notes payable--shareholder........       350,000        --             --             --             --
  Repayment of notes payable--shareholder.........      (350,000)       --             --             --             --
  Proceeds from notes payable.....................       --             621,161        937,790        918,490       6,000,000
  Debt issue costs................................       --             --             --             --             (530,000)
  Repayments of capital leases and notes payable..       --             (66,220)      (401,053)      (129,735)     (5,822,367)
                                                     -----------   ------------   ------------   ------------   -------------
          Net cash provided by financing
            activities............................     9,194,864     22,595,671      9,301,341        930,755     118,538,321
                                                     -----------   ------------   ------------   ------------   -------------
          Net increase (decrease) in cash and cash
            equivalents...........................     1,660,989      3,186,946     (4,751,973)    (3,369,253)     14,374,674
Cash and cash equivalents, beginning of period....        31,625      1,692,614      4,879,560      4,879,560         127,587
                                                     -----------   ------------   ------------   ------------   -------------
Cash and cash equivalents, end of period..........   $ 1,692,614   $  4,879,560   $    127,587   $  1,510,307   $  14,502,261
                                                     -----------   ------------   ------------   ------------   -------------
                                                     -----------   ------------   ------------   ------------   -------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for interest..........................   $     2,081   $     16,351   $     96,062   $     38,484   $     170,449
                                                     -----------   ------------   ------------   ------------   -------------
                                                     -----------   ------------   ------------   ------------   -------------
NONCASH INVESTING AND FINANCING ACTIVITIES:
  Accretion on preferred stock....................   $    75,880   $  2,435,470   $  6,145,105   $  2,819,357   $   2,474,755
  Issuance of warrant for services provided.......       --             880,582        --             --             --
  Issuance of stock for services provided.........       816,230        --             --             --             --
  Issuance of warrant related to notes payable....       --             --             --             --            1,030,750
  Acquisition of property under capital lease.....       --              22,045        --             --             --

   The accompanying notes are an integral part of these financial statements.

                         WORLDGATE COMMUNICATIONS, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION

    WorldGate Communications, Inc. ("WorldGate" or the "Company") provides a new television based Internet service that delivers the Internet through cable television systems. The Company was originally organized as a Limited Liability Company (the "LLC") on March 21, 1995. On December 6, 1996, pursuant to a plan of merger between WorldGate and the LLC, which was accounted for as a reorganization of entities under common control, all assets and liabilities of the LLC were transferred to the Company at book value. As part of the merger, the Company allocated 9,100,801 shares of common stock to the members of the LLC and certain key employees who had been granted profit interests. As a result of the conversion of such profit interests to equity, the Company recognized $816,230 in compensation expense. From inception through July 1, 1998, the Company was a development stage enterprise as defined in Statement of Financial Accounting Standards No. 7, "Accounting and Reporting by Development Stage Enterprises." The Company operates in a single segment.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    BASIS OF PRESENTATION

    The Company prepares its financial statements on the accrual basis of accounting. The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the financial statements during the year ended December 31, 1998, the Company incurred a loss of $27,121,974 and has an accumulated deficit of $51,299,874 and cash balance of $367,587. The Company has raised approximately $7.6 million in preferred stock and approximately $5,470,000 in notes payable with detachable warrants since December 31, 1998 (See Note 10), is actively pursuing additional debt or equity financing and has received non-binding commitments from current and new investors and its chairman to provide additional funding if and when necessary. If appropriate financing is not obtained, either privately or through the initial public offering, the Company has a plan to modify its operations to continue its existence through 1999.

    INTERIM FINANCIAL INFORMATION (UNAUDITED)

    The accompanying interim financial statements as of June 30, 1999 and for the six months ended June 30, 1998 and 1999 are unaudited. The unaudited interim financial statements have been prepared on the same basis as the annual financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the results of the Company's operations and its cash flows for the six months ended June 30, 1998 and 1999. The financial data and other information disclosed in these notes to the financial statements related to these periods are unaudited. The results for the six months ended June 30, 1999, are not necessarily indicative of the results to be expected for the year ending December 31, 1999.

    The Company has provided unaudited footnote information for the interim periods to the extent such information is substantially different from the audited periods.

    CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

                         WORLDGATE COMMUNICATIONS, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    RESTRICTED CASH

    The Company pledged $240,000 as collateral for its corporate credit card obligations. The amount has been classified as restricted cash on the balance sheet as of December 31, 1998.

    SHORT-TERM INVESTMENTS

    The Company considers all investments to be short-term in nature and intends to hold such investments until maturity. Investments are stated at cost, which approximates fair market value.

    INVENTORIES

    Inventories are stated at the lower of cost or market on an average cost basis.

    PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Depreciation is recorded on the straight-line method over the estimated useful lives of the related assets. The Company depreciates furniture and fixtures over seven years; office equipment over five years; and computer equipment over three years. Leasehold improvements are capitalized and amortized on the straight-line basis over the shorter of their useful life or the term of the lease. Maintenance and repairs are expensed as incurred. When the property or equipment is retired or otherwise disposed of, related costs and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in operations.

    The Company reviews assets for impairment whenever events or changes in circumstances indicate the carrying value of the asset may not be recoverable. A determination of impairment (if any) is made based on estimates of undiscounted future cash flows. For the years ended December 31, 1997 and 1998, there have been no asset impairments.

    REVENUE RECOGNITION

    The Company derives its revenue principally from the sale of headend units and other equipment to cable operators and monthly fees from cable operators based upon the number of WorldGate Service subscribers. Revenue is recognized by the Company when products are shipped and accepted by the customer. Subscription revenue is recognized in the month the service is provided.

    COST OF REVENUES

    Cost of revenues include costs related to the production of hardware, installation and training as well as costs incurred for the assembly, installation and testing of trial systems.

    ENGINEERING AND DEVELOPMENT COSTS

    Engineering and development costs are expensed as incurred.

    ADVERTISING COSTS

    Advertising costs, included in sales and marketing expense, are expensed in the period incurred. Advertising expenses were $0, $274,040 and $392,513 for the years ended December 31, 1996, 1997 and 1998, respectively.

                         WORLDGATE COMMUNICATIONS, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    INCOME TAXES

    From inception through December 5, 1996, the Company was an LLC under the Internal Revenue Code, whereby taxes were the responsibility of the individual members. Accordingly, there was no provision for income taxes in the Company's statement of operations. Accumulated losses through December 5, 1996 totaled approximately $2,180,000. The Company began operations as a C Corporation on December 6, 1996. The Company has incurred losses from operations in the period from December 6, 1996 through December 31, 1996 and for the years ended December 31, 1997 and 1998 and for the six months ended June 30, 1999; therefore, there is no provision for income taxes in the Company's statement of operations.

    Provision for income taxes is determined based on the asset and liability method. The asset and liability method provides that deferred tax balances are recorded based on the difference between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes. Deferred tax liabilities or assets at the end of each period are determined using the tax rate enacted under the current tax law. The measurement of net deferred tax assets is reduced by the amount of any tax benefits that, based on available evidence, are not expected to be realized, and a corresponding valuation allowance is established.

    CONCENTRATION OF CREDIT RISK

    Financial instruments which potentially subject the Company to a concentration of credit risk principally consist of cash and cash equivalents and short-term investments. The Company has its cash and cash equivalents placed with high quality, creditworthy financial institutions. The balances at such institutions at June 30, 1999 and December 31, 1998 and periodically throughout the year are in excess of federally insured limits. As part of its cash management process, the Company performs periodic evaluation of the relative credit standing of these institutions. At December 31, 1997, short-term investments were composed of mortgage-backed securities issued by U.S. government agencies. At June 30, 1999, short-term investments were composed of municipal bonds and notes, commercial securities, money market instruments and mortgage backed securities issued by U.S. government agencies. The estimated fair value of the short-term investments at June 30, 1999 approximated cost.

    Accounts receivable, trade consists of receivables from cable operators. The Company performs ongoing credit evaluations of its customers' financial condition and generally requires no collateral.

                         WORLDGATE COMMUNICATIONS, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    Accounts receivable from major customers as a percentage of total accounts receivable were as follows:

CUSTOMER                                            1997   1998
--------------------------------------------------  ----   ----
    A.............................................  --      31%
    B.............................................  --      17%
    C.............................................  --      12%
    D.............................................   10%    10%
    E.............................................  --      10%
    F.............................................  --      10%
    G.............................................   47%   --
    H.............................................   43%     8%
                                                    ----   ----
                                                    100%    98%
                                                    ----   ----
                                                    ----   ----

    Sales to major customers, as a percentage of revenues, were as follows for each of the years ended December 31:

CUSTOMER                                            1996   1997   1998
--------------------------------------------------  ----   ----   ----
    A.............................................  --      32%    44%
    B.............................................  --     --      10%
    C.............................................  --      34%   --
    D.............................................  --      34%   --
                                                    ----   ----   ----
                                                           100%    54%
                                                    ----   ----   ----
                                                    ----   ----   ----

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    The Company's financial instruments consist primarily of cash and cash equivalents, short-term investments, accounts receivable, accounts payable, debt, capital lease obligations and preferred stock. The book value of cash and cash equivalents, accounts receivable, and accounts payable is considered to be representative of their fair value because of their short maturities. The carrying value of short-term investments approximates their fair value. Management believes that determining a fair value for the Company's convertible mandatory redeemable preferred stock is impractical due to the closely-held nature of these instruments.

    VULNERABILITY DUE TO CERTAIN CONCENTRATIONS

    The Company's growth and future success is substantially dependent upon its ability to convince cable operators to offer the WORLDGATE Service to their subscribers. Although a number of large cable operators have begun testing the WORLDGATE Service, only a limited number have entered into written agreements with the Company obligating them to offer the service to their subscribers.

    The Company is highly reliant on two suppliers of cable boxes. At present the agreements with these manufacturers do not require them to install the WORLDGATE technology in their current or next generation cable boxes or prohibit them from establishing relationships with the Company's

                         WORLDGATE COMMUNICATIONS, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) competitors. The Company is working with both manufacturers to develop an integrated product. These manufacturers have agreed to cooperate with the Company to certify and market such products.

    The Company continues to seek additional capital resources to further the development of its service, to expand and improve its product line and to fund its operations.

    USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    STOCK-BASED COMPENSATION

    Stock-based compensation is recognized using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations. Accordingly, compensation expense for stock options is measured as the excess, if any, of the fair value of the Company's stock at the date of grant over the amount an individual must pay to acquire the stock and amortized over the vesting period. All transactions, with other than employees, in which goods and services are the consideration received for the issuance of equity instruments, such as stock options, are expensed based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measured. The Company has adopted the disclosure only provisions of Statement of Accounting Standards No. 123, "Accounting for Stock-Based Compensations" (SFAS
123) (see Note 7).

    PRO FORMA NET LOSS PER COMMON SHARE

    Pro forma net loss per common share for the year ended December 31, 1998 and the six months ended June 30, 1999 is computed using the weighted average number of shares of Class B Common Stock outstanding during the period and gives effect to the subsequent conversion of Series A, Series B, and Series C Preferred shares into common stock upon effectiveness of the IPO as if such conversion occurred on January 1, 1998 or at the date of original issuance, if later. The resulting pro forma adjustment includes an increase in the weighted average shares of 5,684,913 and 3,694,092 used to compute basic and diluted net loss per common share for the year ended December 31, 1998 and the six months ended June 30, 1999, respectively. The calculation of diluted net loss per common share excludes potential common shares as the effect would be antidilutive. Potential common shares are composed of shares of common stock issuable upon the exercise of stock options and warrants.

    HISTORICAL NET LOSS PER SHARE

    The Company computes net loss per common share in accordance with SFAS No. 128, "Earnings per Share" and SEC Staff Accounting Bulletin No. 98 ("SAB 98"). Under the provisions of SFAS No. 128 and SAB 98, basic and diluted net loss per common share is computed by dividing the net loss available to common stockholders for the period by the weighted average number of shares of common stock outstanding during the period. The calculation of diluted net loss per common share excludes potential common shares if the effect is antidilutive. Potential common shares are composed of shares

                         WORLDGATE COMMUNICATIONS, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) of common stock issuable upon the exercise of stock options and warrants and upon conversion of Series A, Series B, and Series C Preferred Stock. Net loss per common share on a historical basis is as follows:

                                                            YEAR ENDED DECEMBER 31,          SIX MONTHS ENDED JUNE 30,
                                                    ---------------------------------------  --------------------------
                                                       1996          1997          1998          1998          1999
                                                    -----------  ------------  ------------  ------------  ------------
Net loss available to common stockholders:
Loss before extraordinary item....................  $(2,922,501) $(14,041,348) $(27,121,974) $(11,018,869) $(14,332,090)
Accretion on preferred stock......................      (75,880)   (2,435,470)   (6,145,105)   (2,819,357)   (2,474,755)
                                                    -----------  ------------  ------------  ------------  ------------
Loss available to common stockholders*............   (2,998,381)  (16,476,818)  (33,267,079)  (13,838,226)  (16,806,845)
Extraordinary item - extinguishment of debt.......           --            --            --            --    (1,018,922)
                                                    -----------  ------------  ------------  ------------  ------------
Net loss available to common stockholders*........  $(2,998,381) $(16,476,818) $(33,267,079) $(13,838,226) $(17,825,767)
                                                    -----------  ------------  ------------  ------------  ------------
                                                    -----------  ------------  ------------  ------------  ------------

Basic and diluted net loss per common share**:
Weighted average shares outstanding...............    9,100,801     9,100,801     9,100,801     9,100,801    14,235,304
Loss before extraordinary item per share - basic
  and diluted***..................................  $     (0.33) $      (1.81) $      (3.66) $      (1.52) $      (1.18)
Extraordinary item - extinguishment of debt.......           --            --            --            --         (0.07)
                                                    -----------  ------------  ------------  ------------  ------------
Net loss per common share - basic and
  diluted***......................................  $     (0.33) $      (1.81) $      (3.66) $      (1.52) $      (1.25)
                                                    -----------  ------------  ------------  ------------  ------------
                                                    -----------  ------------  ------------  ------------  ------------

  * Net loss available to common stockholders is the same for purposes of calculating basic and diluted loss per common share.

 ** Basic and diluted net loss per common share are equal, since common stock equivalents are not included, as inclusion of such shares would have an anti-dilutive effect.

*** For purposes of computing net loss per common share amounts, loss before extraordinary item and net loss have been reduced by the accretion on preferred stock.

    RECENT ACCOUNTING PRONOUNCEMENTS

    In April 1998, the American Institute of Certified Public Accountants (AICPA) issued Statement of Position No. 98-5 (SOP 98-5), "Reporting on the Costs of Start-Up Activities." SOP 98-5 generally requires costs of start-up activities to be expensed instead of being capitalized and amortized and is required to be adopted no later than Janaury 1, 1999. The Company does not expect the adoption of SOP 98-5 to have a material effect on its results of operations and financial condition.

    In March 1998, the AICPA issued SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use". SOP 98-1 provides, among other things, guidance for determining whether computer software is for internal use and when the cost related to such software should be expensed as incurred or capitalized and amortized. SOP 98-1 is required to be applied prospectively and adopted no later than January 1, 1999. The Company does not expect the adoption of SOP 98-1 to have a material effect on its results of operations, financial position or cash flows.

    In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income" (SFAS 130), which is effective for years beginning after December 15, 1997. This statement establishes standards for the reporting and display of comprehensive income and its components. Comprehensive income is defined to include all changes in equity during a period except those resulting from investments by owners and distributions to owners. The Company adopted SFAS 130 in 1998; however, as of December 31, 1998, there were no components of comprehensive income for disclosure.

    RECLASSIFICATIONS

    Certain amounts have been reclassified from previous years to conform with the 1998 presentation.

                         WORLDGATE COMMUNICATIONS, INC.

                         NOTES TO FINANCIAL STATEMENTS

3. INVENTORIES

    Inventories are summarized as follows:

                                                              DECEMBER 31,          JUNE 30,
                                                        ------------------------  ------------
                                                           1997         1998          1999
                                                        ----------  ------------  ------------
Raw material..........................................  $  148,629  $    991,670  $  1,950,890
Work-in-progress......................................     179,205        16,461       839,634
Finished goods........................................     292,071     1,728,381     2,165,733
                                                        ----------  ------------  ------------
                                                        $  619,905  $  2,736,512  $  4,956,257
                                                        ----------  ------------  ------------
                                                        ----------  ------------  ------------

    Customers held $292,071, $1,264,051 and $1,613,150 of the Company's finished goods inventories at December 31, 1997 and 1998 and June 30, 1999, respectively, for use in system trials.

4. PROPERTY AND EQUIPMENT

    Property and equipment consist of the following at December 31, 1997 and 1998:

                                                                           1997        1998
                                                                        ----------  ----------
Computer equipment....................................................  $   50,893  $  184,502
Office equipment......................................................      11,299     203,646
Furniture and fixtures................................................     165,315     323,095
Leasehold improvements................................................      21,310      46,969
Capital leases:
  Equipment...........................................................      22,045      22,045
                                                                        ----------  ----------
                                                                           270,862     780,257
Less accumulated depreciation and amortization:
  Property and equipment..............................................     (18,626)   (128,787)
  Capital leases......................................................      (3,670)     (8,079)
                                                                        ----------  ----------
Property and equipment, net...........................................  $  248,566  $  643,391
                                                                        ----------  ----------
                                                                        ----------  ----------

5. FINANCING AGREEMENT

    During 1997, the Company entered into a $1,000,000 equipment facility of which $429,749 remained available at December 31, 1997. During 1998, the amount of the equipment facility was increased to $2,000,000, of which $419,044 remained available at December 31, 1998. The weighted average interest rate on the outstanding notes payable borrowings at December 31, 1997 and 1998 was 8.89%.

    Notes payable are summarized as follows:

                                                                         1997         1998
                                                                      ----------  ------------
Notes payable.......................................................  $  570,251  $  1,111,357
Less: current maturities............................................     182,445       515,798
                                                                      ----------  ------------
    Total long-term debt............................................  $  387,806  $    595,559
                                                                      ----------  ------------
                                                                      ----------  ------------

                         WORLDGATE COMMUNICATIONS, INC.

5. FINANCING AGREEMENT (CONTINUED)
    At December 31, 1998, the installments of the notes payable maturing in each of the following years were: 1999--$515,798, 2000--$490,521 and 2001--$105,038.

    The notes payable are collateralized by certain equipment, furniture and fixtures.

6. INCOME TAXES

    The significant components of deferred tax assets at December 31, 1997 and 1998 are as follows:

                                                                       1997          1998
                                                                   ------------  -------------
Federal tax loss carryforward....................................  $  4,136,503  $  12,738,420
State tax loss carryforward......................................       999,000        999,000
Property and equipment...........................................       838,625      1,107,971
Research and experimentation credit..............................        99,327        173,174
Section 263(A) adjustment........................................       --              33,819
Officers' compensation...........................................       --              26,891
Compensation on non-qualified stock options......................       --              99,974
Warrant issuance.................................................       357,428       --
                                                                   ------------  -------------
                                                                      6,430,883     15,179,249
Less: valuation allowance........................................    (6,430,883)   (15,179,249)
                                                                   ------------  -------------
                                                                   $    --       $    --
                                                                   ------------  -------------
                                                                   ------------  -------------

    A valuation allowance was established against the Company's net deferred tax asset due to the Company's lack of earnings history and, accordingly, the uncertainty as to the realizability of the asset.

    At December 31, 1998, the Company had a net operating loss carryforward of approximately $38,465,000 for federal tax purposes, with $735,000 expiring in 2011, $12,008,000 expiring in 2012 and $25,722,000 expiring in 2018 if not utilized. The net operating loss carryforward for state tax purposes is approximately $10,000,000, which will expire in 2009. These carryforwards may be applied as a reduction to future taxable income of the Company, if any. The state net operating loss carryforwards are limited by state tax law to a maximum utilization of $1,000,000 per year. The Company also has research and experimentation credit carryforwards of approximately $173,000, with $11,500 expiring in 2011, $87,500 expiring in 2012 and $74,000 expiring in 2013. The Company's ability to utilize its net operating loss carryforwards and credit carryforwards may be subject to annual limitations as a result of prior or future changes in ownership and state tax law. The IPO as presently contemplated will cause such a change.

7. STOCKHOLDERS' DEFICIT

    COMMON STOCK

    On December 6, 1996, the date of the merger of WorldGate and the LLC, the Company allocated 9,100,801 shares of common stock to the shareholders in the LLC and certain key employees, who had been granted profit interests. As a result of the conversion of such profit interests to equity, the Company recognized $816,230 in compensation expense. The merger was accounted for as a reorganization of entities under common control.

                         WORLDGATE COMMUNICATIONS, INC.

7. STOCKHOLDERS' DEFICIT (CONTINUED)
    On April 27, 1998, the board of directors authorized an amendment to the Company's Articles of Incorporation creating Class A and Class B Common Stock, each having 27,608,000 shares authorized. Each outstanding share of common stock was reclassified as one share of Class B Common Stock. Class A and B Common Stock have one and five votes per share, respectively.

    On July 13, 1998, the board of directors further amended the Articles of Incorporation to increase the number of authorized shares of Class A Common Stock to 50,000,000 shares and the number of authorized shares of preferred stock to 13,500,000 shares.

    CONVERTIBLE MANDATORY REDEEMABLE PREFERRED STOCK

    The Company has authorized 13,500,000 shares of $0.01 par value preferred stock of which 2,752,111, 3,270,760 and 3,181,819 shares have been designated as Series A Convertible Preferred Stock ("Series A Preferred"), Series B Convertible Preferred Stock ("Series B Preferred") and Series C Convertible Preferred Stock ("Series C Preferred"), respectively (collectively the "Preferred Stocks").

    In December 1996 the Company sold 1,933,000 shares of Series A Preferred (2,577,333 shares of Class B Common Stock, post-split) for $4.395 per share for $8,321,366, net of $174,169 of offering expenses. In 1997, the Company completed its Series A Preferred sale in which it issued an additional 819,111 shares (1,092,148 shares of Class B Common Stock, post-split) for $3,400,733, net of $199,260 of offering expenses.

    In December 1997, the Company sold 2,783,031 shares of Series B Preferred (1,855,354 shares of Class B Common Stock, post-split) at $7.10 per share for $18,640,017, net of $1,119,503 of offering expenses.

    In September through December 1998, the Company sold 832,277 shares of Series C Preferred (554,851 shares of Class A Common Stock, post-split) for $11.00 per share for $8,622,604, net of $532,423 of offering expenses. The Series B and C Preferred provides certain anti-dilutive provisions that may be triggered by an initial public offering.

    All holders of outstanding shares of the Preferred Stocks have the right to convert their shares into common stock at any time. Each share of Series A Preferred is initially convertible into two shares of Class B Common Stock and each share of Series B Preferred and Series C Preferred is initially convertible into one share of Class B Common Stock and Class A Common Stock, respectively. Each share of the Preferred Stocks will be automatically converted into shares of common stock at the then applicable conversion rate and price, upon the earlier of (1) completion by the Company of a qualified (as defined) underwritten public offering of common stock or (2) the conversion date selected by the holders of a majority of the outstanding shares of each Series A, Series B and Series C Preferred Stock.

    The redemption price of the shares corresponds to the original purchase price of each share plus any declared and unpaid dividends, or if the Company fails to meet certain financial performance goals, the original purchase price of each share plus interest at 15% per annum. The Preferred shareholders are permitted to redeem their shares commencing December 2000 provided that the Company shall not be required to redeem more than 50% of each of the Preferred Stocks during the twelve-month period commencing December 2000. The Company is accreting the mandatory redemption amount, at the rate of 15% compounded per annum, such that the carrying value of the preferred stock will equate to the

                         WORLDGATE COMMUNICATIONS, INC.

7. STOCKHOLDERS' DEFICIT (CONTINUED)
redemption amount at the time of redemption. The difference between the redemption amount and the fair value of the preferred stock at the date of issue is being amortized from the date of issuance assuming the preferred stockholders redeem 50% of their shares in December 2000 and the balance in December 2001. For the year ended December 31, 2000, the Company may be required to redeem up to 1,376,056 Series A Preferred shares for $11,618,988, up to 1,401,516 Series B Preferred shares for $16,757,459 and up to 416,139 Series C Preferred shares for $7,662,786. At December 31, 2001, the Company may be required to redeem all the Series A, Series B and Series C Preferred shares for $23,237,976, $33,514,917 and $15,325,572, respectively.

    The holders of the Preferred Stocks have voting rights on a converted basis equivalent to those of common stockholders on most matters. However, the approval of a majority of the Series A, Series B and Series C Preferred stockholders is required for certain transactions. The Series A, Series B and Series C Preferred stockholders fully participate in any dividends declared by the board of directors of the Company at the rate of $0.35, $0.57 and $0.88, respectively, per share per annum. These dividends are non-cumulative. No dividends have been declared through December 31, 1998.

    Upon any liquidation, dissolution, or winding up of the Company, liquidation proceeds will be distributed: (1) first, on a PARI PASSU basis, to the holders of Series C Preferred at $11.00 per share plus any unpaid dividends, Series B Preferred at $7.10 per share plus any unpaid dividends and to the holders of Series A Preferred at $4.395 per share plus any unpaid dividends, (2) second to the holders of common stock in an amount equal to $2 million and (3) equally thereafter. The liquidation value of each of the Preferred Stocks at December 31, 1997 and 1998 is equal to the respective carrying amounts on the balance sheet.

    The agreements with the holders of the Preferred Stocks contain certain provisions which, among other things, restrict borrowings and changes in capital structure and ownership. Events of noncompliance under these provisions entitle the holders of these shares to the right of an immediate voluntary redemption. In January and February 1999, the Series A, Series B and Series C Preferred stockholders agreed to waive certain rights under their respective stock agreements.

    WARRANTS

    In November 1997, the Company issued a warrant to purchase 394,880 shares of Series B Preferred (263,253 shares of Class B Common Stock, post-split) at $7.10 per share which expires June 30, 2002 to a strategic investor under the terms of a master affiliation agreement. As a result of the issuance of the warrant, the Company recorded approximately $881,000 as marketing expense which was the estimated fair market value of the warrant at that time.

    Also, in connection with the Series B Preferred private placement, the underwriter received warrants to purchase 60,474 and 12,375 shares of Series B Preferred (40,316 and 8,250 shares of Class B Common Stock, post-split) at $7.10 per share which expire in November and December 2002, respectively.

    STOCK OPTION PLAN

    In December 1996, the Company adopted the 1996 Stock Option Plan ("1996 Plan"), as amended. This plan provides for the granting of stock options to officers, directors, employees and consultants. Grants under this plan may consist of options intended to qualify as incentive stock options ("ISOs"),

                         WORLDGATE COMMUNICATIONS, INC.

7. STOCKHOLDERS' DEFICIT (CONTINUED)
or nonqualified stock options that are not intended to so qualify ("NQSOs"). The option price of any ISO will not be less than the fair market value on the date the option is granted (110% of fair value in certain instances). The option price of a NQSO may be greater than, equal to, or less than the fair market value on the date the option is granted. The 1996 Plan authorizes a maximum of 933,333 shares of common stock.

    The Plan is administered by a committee of the board of directors. The committee determines the term of each option, provided, however, that the exercise period may not exceed ten years from the date of grant, and for ISOs, in certain instances, may not exceed five years. The options granted under this plan vest ratably over a four-year period from the date of grant.

    Compensation expense of approximately $109,000 and $1,133,000 is being recognized, over the four-year vesting period for certain options which were granted to employees in 1997 and 1998, respectively, at below the estimated fair market value at the time of grant, to acquire 87,667 and 213,343 shares of common stock, respectively. Compensation expense of approximately $7,000 and $204,000 was recognized in 1997 and 1998, respectively. Also, compensation expense of approximately $63,000 was recognized in 1997 for stock options granted to non-employees in connection with consulting services provided.

    Compensation expense of approximately $340,000 is being recognized over the four-year vesting period of options which were granted to employees to acquire 39,058 shares of common stock in January 1999 at below the estimated fair market value at the time of such grants. Compensation expense related to these options of approximately $42,000 was recognized in the six months ended June 30, 1999. Compensation expense of approximately $72,000 and $156,000, respectively, was recognized in the six months ended June 30, 1998 and 1999 that related to options granted prior to January 1, 1999 at less than the fair market value at the time of such grants.

    If compensation expense had been determined based on the fair value of the options at the grant dates for those options for which no compensation expense has been recognized, consistent with the method of SFAS 123, the Company's net loss and loss per share would have been:

                                                                     1997            1998
                                                                --------------  --------------
Net loss available to
  common stockholders:          As reported...................  $  (16,476,818) $  (33,267,079)
                                Pro forma.....................  $  (16,493,691) $  (33,343,272)
Net loss per common share:
  basic and diluted:            As reported...................  $        (1.81) $        (3.66)
                                Pro forma.....................  $        (1.81) $        (3.66)

    Such pro forma disclosures may not be representative of future compensation expense because options vest over several years and additional grants are made each year.

    The fair value of each option grant is estimated on the date of grant using the Black-Scholes minimum value option valuation model. The following weighted-average assumptions were used for grants in 1997 and 1998, respectively: expected volatility of 0% and 0%; risk-free interest rates of 6.2% and 5.4%; dividend yield of 0% and 0%; and expected lives of 5 and 5.91 years. The weighted-average

                         WORLDGATE COMMUNICATIONS, INC.

7. STOCKHOLDERS' DEFICIT (CONTINUED)
fair value of the options granted during the year was $0.615 and $6.54 per option at December 31, 1997 and 1998, respectively.

    A summary of the Company's stock plan is presented below:

                                                                     STOCK    WEIGHTED-AVERAGE
                                                                    OPTIONS    EXERCISE PRICE
                                                                   ---------  -----------------
Outstanding, December 31, 1996...................................     --             --
Granted..........................................................    435,000      $    2.26
Exercised........................................................     --             --
Cancelled/forfeited..............................................     --             --
                                                                   ---------
Outstanding, December 31, 1997...................................    435,000           2.26
Granted..........................................................    219,643           4.50
Exercised........................................................     --             --
Cancelled/forfeited..............................................    (13,300)          3.54
                                                                   ---------
Outstanding, December 31, 1998...................................    641,343           3.00
Granted..........................................................    315,905          15.26
Excercised.......................................................    (15,828)          2.71
Cancelled/forfeited..............................................    (45,455)          3.22
                                                                   ---------
Outstanding, June 30, 1999.......................................    895,965      $    7.74
                                                                   ---------
                                                                   ---------

    The following table summarizes information about stock options outstanding at December 31, 1998:

                                                                                                      STOCK OPTIONS
                                                               STOCK OPTIONS OUTSTANDING
                                                        ---------------------------------------        EXERCISABLE
                                                                      WEIGHTED-                  -----------------------
                                                                       AVERAGE       WEIGHTED-                WEIGHTED-
                                                                      REMAINING       AVERAGE                  AVERAGE
                       RANGE OF                                      CONTRACTUAL     EXERCISE                 EXERCISE
                   EXERCISE PRICES                       SHARES     LIFE (YEARS)       PRICE       SHARES       PRICE
------------------------------------------------------  ---------  ---------------  -----------  ----------  -----------
$0.75--$1.50..........................................     87,333           7.5      $   1.245       21,833   $   1.245
$1.51--$2.25..........................................    297,000           7.8           2.22       75,667        2.22
$2.26--$4.50..........................................    257,010           8.9           4.50       11,250        4.50
                                                        ---------                   -----------  ----------  -----------
                                                          641,343           8.1      $    3.00      108,750   $    2.25
                                                        ---------                                ----------
                                                        ---------                                ----------

    EMPLOYEE STOCK PURCHASE PLAN

    In November 1997, the Company approved and adopted an Employee Stock Purchase Plan (the "ESPP") to provide employees, directors, officers, consultants or advisors of the Company the ability to purchase Series B Preferred at $7.10 per share. During 1998, 20,000 shares of Series B Preferred (13,333 shares of Class B Common Stock, post-split) were sold for $142,000. The ESPP has been discontinued.

                         WORLDGATE COMMUNICATIONS, INC.

8. COMMITMENTS AND CONTINGENCIES

    SIGNIFICANT AGREEMENTS

    The Company has entered into various agreements in which the Company has obtained the right to use and distribute licensed software and certain proprietary technology as incorporated into the WORLDGATE Service until September 2002 for total minimum subscription fees of $550,000. For the years ended December 31, 1997 and 1998, approximately $110,000 and $208,000 has been expensed, respectively. In addition, in one of the agreements, the Company will be required to pay an annual maintenance service fee of $0.02 per subscriber over two million subscribers.

    LEGAL

    The Company is a party to various pending legal actions. The Company does not expect that the ultimate resolution of pending legal matters in future periods will have a material effect on its financial position or cash flows, but it could have a material effect on its results of operations.

    LEASES

    The Company has entered into operating leases for its office facilities and certain equipment.

    The future minimum rental commitments under capital leases and operating leases for each fiscal year ended December 31 are as follows:

                                                                        CAPITAL    OPERATING
FISCAL YEAR                                                             LEASES       LEASES
---------------------------------------------------------------------  ---------  ------------
  1999...............................................................  $   5,699  $    757,000
  2000...............................................................      5,699     1,046,000
  2001...............................................................      5,699       921,000
  2002...............................................................      2,354       891,000
  2003...............................................................     --           909,000
  Thereafter.........................................................     --         5,301,000
                                                                       ---------  ------------
  Total minimum lease payments.......................................     19,451  $  9,825,000
                                                                                  ------------
                                                                                  ------------
  Less amounts representing interest.................................     (3,506)
                                                                       ---------
  Present value of net minimum lease payments (including $4,210 currently payable)...............................................  $  15,945
                                                                       ---------
                                                                       ---------

    Total rent expense for operating leases for the years ended December 31, 1997 and 1998 amounted to approximately $299,497 and $554,510, respectively.

9. RELATED PARTY TRANSACTIONS

    In 1997, the Company entered into an agreement with a cable operator who is an investor. Revenues recognized from this investor were approximately $0, $46,000 and $451,000, and $150,000 and $644,000 for the years ended December 31,
1996, 1997 and 1998, and for the six months ended June 30, 1998 and 1999, respectively. Accounts receivable amounted to approximately $11,000 and $176,000 and $214,000 at December 31, 1997 and 1998 and June 30, 1999, respectively.

    In 1997 and 1998, the Company entered into agreements with four stockholders to provide the Company with engineering and development support. As a result of these agreements, the Company has expensed approximately $1,125,000 and $2,951,000, and $608,000 and $1,718,000 for the years

                         WORLDGATE COMMUNICATIONS, INC.

9. RELATED PARTY TRANSACTIONS (CONTINUED) ended December 31, 1997 and 1998, and for the six months ended June 30, 1998 and 1999, respectively. At December 31, 1998, an additional $2,800,000 of work remains to be funded and performed under these contracts. Accounts payable amounted to approximately $93,000 and $41,000 and $82,000 as of December 31, 1997 and 1998 and June 30, 1999, respectively. These stockholders are suppliers of technology and components for the Company's products and services. The agreements the Company has with these stockholders provide for licensing of technology, as well as contracted services, including hardware and software development, product testing and certification, and the creation and development of tools and systems to facilitate the Company's engineering efforts. These agreements do not provide for ongoing royalties, purchase provisions, nor for any requirement to provide additional funding to the Company. Also revenues recognized from stockholders who provide engineering and development support, for the year ended December 31, 1998 and for the six months ended June 30, 1999 amounted to approximately $100,000 and $167,000, respectively, from the sale of head-end units and other equipment for use in certain facilities.

    In 1998, the Company entered into a leasing arrangement for a building, which will be occupied in 1999, with an entity formed by non-employee investors. Included in Deposits and other is $1,000,000 related to this lease.

    During 1996, the Company borrowed approximately $350,000 from its Chairman. The note bore interest at 7% and was repaid in December 1996.

10. SUBSEQUENT EVENTS

    In January and February 1999, the Company sold 697,437 shares of Series C Preferred (464,958 shares of Common Stock as converted) for $11.00 per share for approximately $7,600,000. These shares converted into shares of Common Stock upon completion of the Company's IPO.

    The Company effected a 2-for-3 reverse stock split in April 1999. All common stock share data have been retroactively adjusted to reflect this change.

    In March 1999, the Company received proceeds of $911,600 and $4,558,000 through the issuance of $1,000,000 and $5,000,000 of notes payable with a stated interest rate of 12.48% due September 1999 and December 1999, respectively. In connection with the issuance of these notes payable, the holders of the notes received warrants to purchase up to 331,490 shares of common stock at an exercise price of $16.50 per share. The fair value of the warrants will be accounted for as an additional discount of the notes payable which will be amortized as additional interest expense over the term of the notes. These notes payable became immediately due, and were paid, upon the completion of the Company's initial public offering.

    In the second quarter of 1999, the Company completed its initial public offering of 5,750,000 shares of common stock (including the exercise of the underwriters overallotment option) and received net proceeds of approximately $111.2 million.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

           , 1999


                                     [LOGO]

                        4,100,000 SHARES OF COMMON STOCK


                              -------------------
                                   PROSPECTUS
                              -------------------

                          DONALDSON, LUFKIN & JENRETTE
                       GERARD KLAUER MATTISON & CO., INC.
                           JEFFERIES & COMPANY, INC.
                          JANNEY MONTGOMERY SCOTT LLC

--------------------------------------------------------------------------------

We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of the company have not changed since the date hereof.

--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following is an itemization of all expenses (subject to future contingencies) incurred or expected to be incurred by WorldGate in connection with the issuance and distribution of the securities being offered hereby (other than underwriting discounts and commissions and underwriters' non-accountable expense allowance):

Securities and Exchange Commission registration fee................  $  48,574
NASD filing fee....................................................     17,973
Nasdaq filing fee..................................................     17,500
Printing and engraving expenses....................................      *
Legal fees and expenses............................................      *
Accounting fees and expenses.......................................      *
Blue Sky fees and expenses (including legal fees)..................      *
Transfer agent and registrar fees and expenses.....................      *
Miscellaneous......................................................      *
                                                                     ---------
Total..............................................................  $   *
                                                                     ---------
                                                                     ---------

------------------------

*   To be supplied by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The registrant's certificate of incorporation, as amended, currently states that a director of the registrant shall have no personal liability to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent that Section 102(b)(7) (or any successor provision) of the Delaware General Corporation Law, as amended from time to time, expressly provides that the liability of a director may not be eliminated or limited. No amendment or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the registrant for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

    The registrant's by-laws require the registrant to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the registrant, or is or was serving while a director or officer of the registrant at its request as a director, officer, employee, agent, fiduciary or other representative of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys' fees), judgments, fines, excise taxes and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permissible under Delaware law. Any person claiming indemnification as provided in the bylaws shall be entitled to advances from the registrant for payment of the expenses of defending actions against such person in the manner and to the full extent permissible under Delaware law. On the request of any person requesting indemnification under such provisions, the board of directors of the registrant or a committee thereof shall determine whether such indemnification is permissible or such determination shall be made by independent legal counsel if the board or committee so directs or if the board or committee is not empowered by statute to make such determination. The indemnification and advancement of expenses provided by the bylaws shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any insurance or other agreement, vote of shareholders or disinterested directors or otherwise, both as to actions in their official capacity and as to actions in another capacity while holding an office, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such person. The registrant shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the registrant or is or was serving at its request as a director, officer, employee, agent, fiduciary or other representative of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the registrant would have the power to indemnify him against such liability under the provisions of the bylaws. The duties of the registrant to indemnify and to advance expenses to a director or officer provided in the bylaws shall be in the nature of a contract between the registrant and each such director or officer, and no amendment or repeal of any such provision of the bylaws shall alter, to the detriment of such director or officer, the right of such person to the advancement of expenses or indemnification related to a claim based on an act or failure to act which took place prior to such amendment, repeal or termination. Delaware law also permits indemnification in connection with a proceeding brought by or in the right of the registrant to procure a judgment in its favor. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that Securities Act and is therefore unenforceable. The registrant has directors and officers liability insurance.

    The underwriting agreement provides that the underwriters are obligated, under some circumstances, to indemnify directors, officers and controlling persons of the registrant against some liabilities, including liabilities under
the Act. Reference is made to Section   of the form of underwriting agreement
which will be filed by amendment as Exhibit 1.1 hereto.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

    Since its inception, WorldGate has made the following sales of unregistered securities to employees and various institutional and other accredited investors:

    - On December 4, 1996, WorldGate issued an aggregate of 9,100,801 shares of class B common stock to various management employees in exchange for the cancellation of their membership interests in the LLC. This transaction was exempt from registration pursuant to Section 4(2) of the Securities Act.

    - From December 11, 1996 through July 2, 1997, WorldGate sold an aggregate of 2,752,111 shares of series A preferred stock at a purchase price of $4.395 per share to various accredited investors. These sales were exempt from registration pursuant to Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder.

    - From November 24, 1997 through December 31, 1997, WorldGate sold an aggregate of 2,783,031 shares of series B preferred stock at a purchase price of $7.10 per share to various accredited investors. On November 7, 1997, November 24, 1997, December 5, 1997 and December 31, 1997, WorldGate also issued warrants to purchase an aggregate of 467,729 shares of series B preferred stock at an exercise price of $7.10 a share to various institutional accredited investors. These sales were exempt from registration pursuant to Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder.

    - WorldGate also sold an aggregate of 20,000 shares of series B preferred stock at a purchase price of $7.10 a share to various employees of WorldGate pursuant to an Employee Stock Purchase Plan and Agreement dated January 23, 1998. These sales were exempt from registration pursuant to
      Section 4(2) of the Securities Act and Rule 701 thereunder.

    - From September 2, 1998 through February 8, 1999, WorldGate sold an aggregate of 1,529,714 shares of series C preferred stock at a purchase price of $11.00 per share to various accredited investors. These sales were exempt from registration pursuant to Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder.

    - On March 2, 1999 WorldGate issued its senior secured promissory notes in the aggregate principal amount of $6 million and issued warrants to purchase up to 331,490 shares of common stock. These sales were exempt from registration pursuant to Section 4(2) of the Securities Act.

    Prior to the filing of the Form S-8 on May 20, 1999, pursuant to WorldGate's stock option plan, as amended, WorldGate has granted options to purchase a total of 911,225 shares of common stock to its employees and some other persons during the past three fiscal years at exercise prices ranging from $0.75 to $27.00 per share. For a more detailed description of WorldGate's stock option plan, see "Management--Stock Option Plan" in this registration statement. In granting the options and selling the underlying securities upon exercise of the options, WorldGate is relying upon exemptions from registration set forth in Rule 701 and
Section 4(2) of the Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(A) EXHIBITS:

  EXHIBIT
  NUMBER                                                   DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------
       1.1   Form of Underwriting Agreement. ##
       3.1   Form of Amended and Restated Certificate of Incorporation of the Company. *
       3.2   Form of Amended and Restated Bylaws of the Company. *
       5.1   Opinion of Drinker Biddle & Reath LLP. ##
      10.1   Lease Agreement dated October 7, 1998 between WorldGate and Balanced Capital LLC, as amended by First
             Amendment to Lease Agreement dated December 7, 1998 between WorldGate and Balanced Capital LLC, as further amended by Second Amendment to Lease Agreement dated December 17, 1998 between WorldGate and
             Balanced Capital LLC. *
      10.2   Development Agreement dated October 15, 1998 between WorldGate and Scientific-Atlanta, Inc. *+
      10.3   Memorandum of Understanding dated September 2, 1998 between WorldGate and General Instrument
             Corporation. *+
      10.4   Senior Loan and Security Agreement No. 0098 dated July 15, 1997 between Phoenix Leasing Incorporated and
             WorldGate, as amended by Amendment No. 1 to Senior Loan and Security Agreement No. 0098 dated June 18,
             1998 between Phoenix Leasing Incorporated and WorldGate. *
      10.5   Master Agreement dated November 7, 1997 between Charter Communications, Inc. ("Charter") and WorldGate.
             *+
      10.6   Warrant Agreement dated November 7, 1997 between Charter and WorldGate. *
      10.7   Affiliation Agreement dated November 7, 1997 between Charter and WorldGate. *+
      10.8   Amended and Restated 1996 Stock Option Plan, as further amended by First Amendment to 1996 Stock Option
             Plan dated June 12, 1998. *
      10.9   Agreement dated June 15, 1998 between WorldGate and Thomas R. Baxter. *
      10.10  First Amended and Restated Stockholders' Agreement dated September 2, 1998 among WorldGate and the stockholders identified therein. *
      10.11  Warrant dated March 2, 1999 issued to Ampal by WorldGate. *
      10.12  Warrant dated March 2, 1999 issued to Strong River by WorldGate. *
      10.13  Second Amendment to the 1996 Stock Option Plan, dated            , 1999. ##

  EXHIBIT
  NUMBER                                                   DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------
      21.1   Subsidiaries of WorldGate. *
      23.1   Consent of PricewaterhouseCoopers LLP. **
      23.2   Consent of Drinker Biddle & Reath LLP (to be included in Exhibit 5.1). ##
      24.1   Power of Attorney (included in signature page). #
      27.1   Financial Data Schedule. #


------------------------


#  Filed previously.


## To be filed by amendment.

* Incorporated by reference to the exhibits to the Registration Statement on Form S-1 (No. 333-71997) filed in connection with WorldGate's initial public offering.


**  Filed herewith.


+ A portion of this exhibit has been omitted pursuant to a request for confidential treatment which has previously been granted by the SEC.

(B) FINANCIAL STATEMENT SCHEDULES

    All information for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission is either included in the financial statements or is not required under the related instructions or is inapplicable, and therefore has been omitted.

ITEM 17. UNDERTAKINGS.

    The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) It will provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment no. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Trevose, Pennsylvania on October 1, 1999.


                                WORLDGATE COMMUNICATIONS, INC.

                                BY:             /S/ HAL M. KRISBERGH
                                     -----------------------------------------
                                                 Hal M. Krisbergh,
                                              CHIEF EXECUTIVE OFFICER


    Pursuant to the requirements of the Securities Act of 1933, this amendment no. 1 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.



SIGNATURE                                  TITLE                    DATE
------------------------------  ---------------------------  -------------------
                                Chairman of the Board and
/s/ HAL M. KRISBERGH              Chief Executive Officere
------------------------------    (Principal Executive         October 1, 1999
Hal M. Krisbergh                  Officer)

/s/ CHRISTINE K. VAN HORNE      Authorized officer
------------------------------    (Principal Financial and     October 1, 1999
Christine K. Van Horne            Accounting Officer)

              *                 Director, Vice President
------------------------------    and General Manager          October 1, 1999
David E. Wachob

              *                 Director
------------------------------                                 October 1, 1999
Thomas G. Baxter

              *                 Director
------------------------------                                 October 1, 1999
Alan Gerry

              *                 Director
------------------------------                                 October 1, 1999
Marcia J. Hooper

              *                 Director
------------------------------                                 October 1, 1999
Ronald A. Walter

*By:     /s/ RANDALL J. GORT
      -------------------------
           Randall J. Gort                                     October 1, 1999
          ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


EXHIBIT NUMBER                                                DESCRIPTION
-----------------  -------------------------------------------------------------------------------------------------
          1.1      Form of Underwriting Agreement. ##

          3.1      Form of Amended and Restated Certificate of Incorporation of the Company. *

          3.2      Form of Amended and Restated Bylaws of the Company. *

          5.1      Opinion of Drinker Biddle & Reath LLP. ##

         10.1      Lease Agreement dated October 7, 1998 between WorldGate and Balanced Capital LLC, as amended by
                   First Amendment to Lease Agreement dated December 7, 1998 between WorldGate and Balanced Capital
                   LLC, as further amended by Second Amendment to Lease Agreement dated December 17, 1998 between
                   WorldGate and Balanced Capital LLC. *

         10.2      Development Agreement dated October 15, 1998 between WorldGate and Scientific-Atlanta, Inc. *+

         10.3      Memorandum of Understanding dated September 2, 1998 between WorldGate and General Instrument
                   Corporation. *+

         10.4      Senior Loan and Security Agreement No. 0098 dated July 15, 1997 between Phoenix Leasing
                   Incorporated and WorldGate, as amended by Amendment No. 1 to Senior Loan and Security Agreement
                   No. 0098 dated June 18, 1998 between Phoenix Leasing Incorporated and WorldGate. *

         10.5      Master Agreement dated November 7, 1997 between Charter Communications, Inc. ("Charter") and
                   WorldGate. *+

         10.6      Warrant Agreement dated November 7, 1997 between Charter and WorldGate. *

         10.7      Affiliation Agreement dated November 7, 1997 between Charter and WorldGate. *+

         10.8      Amended and Restated 1996 Stock Option Plan, as further amended by First Amendment to 1996 Stock
                   Option Plan dated June 12, 1998. *

         10.9      Agreement dated June 15, 1998 between WorldGate and Thomas R. Baxter. *

        10.10      First Amended and Restated Stockholders' Agreement dated September 2, 1998 among WorldGate and the stockholders identified therein. *

        10.11      Warrant dated March 2, 1999 issued to Ampal by WorldGate. *

        10.12      Warrant dated March 2, 1999 issued to Strong River by WorldGate. *

        10.13      Second Amendment to the 1996 Stock Option Plan, dated            , 1999. ##

         21.1      Subsidiaries of WorldGate. *

         23.1      Consent of PricewaterhouseCoopers LLP. **

         23.2      Consent of Drinker Biddle & Reath LLP (to be included in Exhibit 5.1). ##

         24.1      Power of Attorney (included in signature page). #

         27.1      Financial Data Schedule. #


------------------------


#  Filed previously.


## To be filed by amendment.

* Incorporated by reference to the exhibits to the Registration Statement on Form S-1 (No. 333-71997) filed in connection with WorldGate's initial public offering.


**  Filed herewith.


+ A portion of this exhibit has been omitted pursuant to a request for confidential treatment which has previously been granted by the SEC.